UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

(RULE 14a-101)

INFORMATION REQUIRED IN CONSENT REVOCATION

SCHEDULE 14A

Consent Revocation Statement Pursuant to Section 14(a)
of the Securities Exchange Act of 1934 (Amendment No.   )

Filed by the Registrant  ☑
Filed by a Party other than the Registrant  ☐

Check the appropriate box:

☑  Preliminary Consent Revocation Statement
☐  Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))
☐  Definitive Consent Revocation Statement
☐  Definitive Additional Materials
☐  Soliciting Material Pursuant to § 240.14a-12

TRANSATLANTIC HOLDINGS, INC.
(Name of Registrant as Specified in Its Charter)

N/A
(Name of Person(s) Filing Proxy Statement if other than the Registrant)

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PRELIMINARY CONSENT REVOCATION STATEMENT, DATED SEPTEMBER 20, 2011 – SUBJECT
TO COMPLETION

CONSENT REVOCATION STATEMENT
BY THE BOARD OF DIRECTORS OF TRANSATLANTIC HOLDINGS, INC.
IN OPPOSITION TO THE CONSENT SOLICITATION
BY VALIDUS HOLDINGS, LTD, TV HOLDINGS, LLC AND TV MERGER SUB, LLC

This consent revocation statement filed on Schedule 14A (this “Consent Revocation Statement”) is furnished by the Board of Directors (the “Board”) of Transatlantic Holdings, Inc., a Delaware corporation (the “Company” or “Transatlantic”), to the holders of outstanding shares of the Company’s common stock, par value $1.00 per share (including the associated preferred stock purchase rights, the “Transatlantic Common Shares”), in connection with the Board’s opposition to the solicitation of written stockholder consents by Validus Holdings, Ltd., a Bermuda exempted company (“Validus”), TV Holdings, LLC (“TV Holdings”) and TV Merger Sub, LLC (“Merger Sub”). All references to Validus in this Consent Revocation Statement shall refer to Validus, TV Holdings and Merger Sub, unless the context otherwise requires or otherwise noted.

On July 12, 2011, Validus delivered an unsolicited proposal letter to the Board (the “Validus Merger Offer”) to acquire all outstanding Transatlantic Common Shares. Pursuant to the Validus Merger Offer, Transatlantic stockholders would receive 1.5564 Validus voting common shares, par value $0.175 per share (the “Validus Common Shares”), and $8.00 in cash pursuant to a one-time special dividend from Transatlantic immediately prior to the closing for each Transatlantic Common Share they own. On July 25, 2011, Validus commenced an unsolicited exchange offer (the “Validus Exchange Offer” and together with the Validus Merger Offer, the “Validus Transaction Proposals”) for all of the outstanding Transatlantic Common Shares. Pursuant to the Validus Exchange Offer, Transatlantic stockholders would receive 1.5564 Validus Common Shares and $8.00 per Transatlantic Common Share in cash (less applicable withholding taxes and without interest) for each outstanding Transatlantic Common Share that is validly tendered and not properly withdrawn prior to the expiration time of the Validus Exchange Offer. In addition, Validus is soliciting consents (the “Consent Solicitation”) in order to facilitate its ability to successfully consummate the Validus Merger Offer or the Validus Exchange Offer by asking you, among other things, to remove the Board and replace it with Validus’s three hand-picked nominees who we believe will facilitate the completion of the Validus Transaction Proposals. According to Validus’s Preliminary Consent Statement filed with the Securities and Exchange Commission (the “SEC”) on September 14, 2011 (the “Consent Statement”), Validus is soliciting written consents from Transatlantic stockholders to take the following actions (each a “Proposal” and collectively, the “Proposals”) without a meeting of the Transatlantic stockholders:

(1)     Amend Article III, Section 3.3 of the Amended and Restated By-laws of Transatlantic (the “By-laws”) in order to expressly provide that Transatlantic stockholders may fill any vacancies, however caused, on the Board;

(2)     Repeal any provision of the By-laws in effect at the time Proposal (2) becomes effective (other than the amendment contemplated by Proposal (1)) that was not included in the By-laws filed by Transatlantic with the SEC on July 28, 2011;

(3)     Remove, without cause, the following existing seven members of the Board (and any person or persons, other than those elected by the Consent Solicitation, elected, appointed or designated by the Board to fill any vacancy or newly created directorship on or after       , 2011 and prior to the time that any of the actions proposed to be taken by the Consent Solicitation become effective): Richard S. Press, Stephen P. Bradley, Ian H. Chippendale, John G. Foos, John L. McCarthy, Robert F. Orlich and Michael C. Sapnar; and

(4)     Elect Raymond C. Groth, Paul G. Haggis and Thomas C. Wajnert (each a “Nominee” and collectively, the “Nominees”) to the Board to serve as directors of Transatlantic until the next annual meeting of Transatlantic stockholders and until their successors are duly elected and qualified.

THE BOARD IS COMMITTED TO ACTING IN THE BEST INTERESTS OF THE COMPANY’S STOCKHOLDERS.

THE BOARD URGES YOU NOT TO SIGN ANY BLUE CONSENT CARD SENT TO YOU BY VALIDUS.

If you have previously signed and returned Validus’s BLUE consent card, you have the right to change your mind and revoke your consent. In such case, we urge you to mark the “YES, REVOKE MY CONSENT” boxes on the enclosed WHITE consent revocation card (the “Consent Revocation Card”) and to sign, date and mail the Consent Revocation Card in the postage-paid envelope provided. Regardless of the number of Transatlantic Common Shares you own, your consent revocation is important. Please act today.

If your Transatlantic Common Shares are held in “street name,” only your broker, bank or other nominee can exercise your right to consent with respect to your Transatlantic Common Shares. If your broker, bank or other nominee has previously signed and returned Validus’s BLUE consent card, please contact your broker, bank or other nominee and instruct it to submit a WHITE Consent Revocation Card on your behalf today.

This Consent Revocation Statement and the enclosed WHITE Consent Revocation Card are first being mailed to the Company’s stockholders on or about       , 2011.

In accordance with Delaware law and the By-laws, the Board set       , 2011 as the record date (the “Record Date”) for the determination of the Company’s stockholders who are entitled to execute or revoke consents relating to Validus’s Consent Solicitation. Only holders of record as of the close of business on the Record Date may execute or revoke consents with respect to Validus’s Consent Solicitation.

IMPORTANT NOTICE REGARDING THE AVAILABILITY OF CONSENT REVOCATION
MATERIALS IN OPPOSITION TO THE CONSENT SOLICITATION BY VALIDUS

In accordance with the rules of the SEC, the Company is advising its stockholders of the availability on the Internet of the Company’s consent revocation materials in opposition to the Consent Solicitation. These rules allow companies to provide access to proxy and consent materials in one of two ways. Because the Company has elected to utilize the “full set delivery” option, the Company is delivering to all stockholders paper copies of the consent revocation materials, as well as providing access to those materials on a publicly accessible website. This Consent Revocation Statement and Consent Revocation Card are available at www.transre.com by clicking on the “Investor Information” tab and selecting “Strategic Review and Related Materials.” This Consent Revocation Statement and Consent Revocation Card have also been filed with the SEC and are available on the SEC’s website at www.sec.gov.

For assistance in revoking your consent, you can contact your broker or Transatlantic’s proxy solicitor, Georgeson Inc. (“Georgeson”), at the address, phone number and e-mail address below:

Georgeson Inc.
199 Water Street
New York, NY 10038
Tel: (888) 613-9817 (Toll-free)
(Bankers and brokers please call: (212) 440-9800)
Email: transatlantic@georgeson.com

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FORWARD-LOOKING STATEMENTS

This Consent Revocation Statement contains forward-looking statements that involve a number of risks and uncertainties. Statements that are not historical facts, including statements about our beliefs and expectations, are forward-looking statements. Such forward-looking statements involve risks and uncertainties, which may cause actual results to differ materially from those set forth in these forward-looking statements. For example, these forward-looking statements could be affected by risks that the terminated merger agreement with Allied World Assurance Company Holdings, AG (“Allied World”) disrupts current plans and operations; risks that the unsolicited Validus Transaction Proposals and/or the proposal from the National Indemnity Company (“National Indemnity”) disrupts current plans and operations; the ability to retain key personnel; pricing and policy term trends; increased competition; the impact of acts of terrorism and acts of war; greater frequency or severity of unpredictable catastrophic events; negative rating agency actions; the adequacy of loss reserves; changes in regulations or tax laws; changes in the availability, cost or quality of reinsurance or retrocessional coverage; adverse general economic conditions; and judicial, legislative, political and other governmental developments, as well as management’s response to these factors; and other risks detailed in the “Cautionary Statement Regarding Forward-Looking Information,” “Risk Factors” and other sections of Transatlantic’s Form 10-K and other filings with the SEC. You are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date on which they are made. Transatlantic is under no obligation (and expressly disclaims any such obligation) to update or revise any forward-looking statement that may be made from time to time, whether as a result of new information, future developments or otherwise, except as required by law.

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QUESTIONS AND ANSWERS ABOUT THIS CONSENT
REVOCATION SOLICITATION

Q:	Who is making this consent revocation solicitation?

A:	The Transatlantic Board.

Q:	What are we asking you to do?

A:	You are being asked to (i) NOT return any BLUE consent card solicited by Validus and (ii) revoke any consent that you may have delivered in favor of any of the Proposals by executing and delivering the WHITE Consent Revocation Card as discussed below.

Q:	If I have already delivered a consent, is it too late for me to change my mind?

A:	No. Until the requisite number of duly executed, unrevoked consents are delivered to the Company in accordance with the Delaware General Corporation Law (the “DGCL”) and the Company’s organizational documents, the consents will not be effective. At any time prior to the consents becoming effective, you have the right to revoke your consent by executing and delivering a WHITE Consent Revocation Card as discussed in the following question.

Q:	What is the effect of delivering a WHITE consent revocation card?

A:	By marking the “YES, REVOKE MY CONSENT” boxes on the enclosed WHITE Consent Revocation Card and signing, dating and mailing the card in the postage-paid envelope provided, you will revoke any earlier dated consent that you may have delivered to Validus.

Q:	What should I do to revoke my consent?

A:	Mark the “YES, REVOKE MY CONSENT” boxes next to each proposal listed on the WHITE Consent Revocation Card. Then, sign and date the enclosed WHITE Consent Revocation Card and return it TODAY or as soon as possible to the Company’s proxy solicitor, Georgeson, in the envelope provided. It is important that you sign and date the WHITE Consent Revocation Card.

Q:	Who is entitled to revoke a previously given consent with respect to the proposals contained in Validus’s Consent Statement?

A:	Only the holders of record of Transatlantic Common Shares on the Record Date are entitled to revoke a previously given consent with respect to the Proposals contained in Validus’s Consent Statement. In accordance with the DGCL and the By-laws, the Board has set , 2011 as the Record Date for the determination of stockholders who are entitled to execute or revoke previously given consents relating to Validus’s Proposals. The Company will be soliciting consent revocations from stockholders of record as of , 2011 and only holders of record of Transatlantic Common Shares as of the close of business on , 2011 may execute or revoke consents with respect to Validus’s Consent Solicitation. You may execute or revoke consents at any time before or after the Record Date, provided that any such consent or revocation will be valid only if you were a holder of record of Transatlantic Common Shares on the Record Date and the consent or revocation was otherwise valid.

Q:	What happens if I do nothing?

A:	If you do not execute and send in any consent that Validus sends you, you will effectively be voting AGAINST the Proposals. If you have validly executed and delivered a consent that Validus sent you, doing nothing further will mean that you have consented to Validus’s Proposals. If you have executed and delivered a consent that Validus sent you, the Board urges you to revoke any such consent previously submitted by executing and delivering the WHITE Consent Revocation Card.

Q:	Who should I call if I have questions about the solicitation?

A:	If you have any questions regarding this Consent Revocation Statement or about submitting your WHITE Consent Revocation Card, or otherwise require assistance, please call Georgeson toll-free at (888) 613-9817.

DESCRIPTION OF THE VALIDUS CONSENT SOLICITATION

As set forth in the preliminary consent solicitation materials filed by Validus on September 14, 2011 with the SEC, Validus is asking you for your written consent as to the following Proposals:

(1)	Amend Article III, Section 3.3 of the By-laws in order to expressly provide that Transatlantic stockholders may fill any vacancies, however caused, on the Board;

(2)	Repeal any provision of the By-laws in effect at the time Proposal (2) becomes effective (other than the amendment contemplated by Proposal (1)) that was not included in the By-laws filed by Transatlantic with the SEC on July 28, 2011;

(3)	Remove, without cause, the following seven members of the Board (and any person or persons, other than those elected by the Consent Solicitation, elected, appointed or designated by the Board to fill any vacancy or newly created directorship on or after , 2011 and prior to the time that any of the actions proposed to be taken by the Consent Solicitation become effective): Richard S. Press, Stephen P. Bradley, Ian H. Chippendale, John G. Foos, John L. McCarthy, Robert F. Orlich and Michael C. Sapnar; and

(4)	Elect Raymond C. Groth, Paul G. Haggis and Thomas C. Wajnert to the Board to serve as directors of Transatlantic until the next annual meeting of Transatlantic stockholders and until their successors are duly elected and qualified.

REASONS TO REJECT VALIDUS’S PROPOSALS

Validus’s Consent Statement includes the Proposals, which would remove the current Board and replace them with Validus’s three hand-picked nominees who we believe will facilitate the completion of the Validus Transaction Proposals. With that in mind, the reasons to reject the Proposals are aligned with the reasons to reject the Validus Transaction Proposals. Such reasons include:

The Validus Transaction Proposals Economically Disadvantage Transatlantic Stockholders

•	The Validus Transaction Proposals Do Not Adequately Reflect Transatlantic’s Contributions To The Combined Company. Transatlantic’s aggregate book value at June 30, 2011 was $4,234 million, and Validus’s was $3,408 million (excluding non-controlling interests). After adjusting for the approximately $500 million of cash consideration offered by Validus, Transatlantic’s adjusted book value of $3,734 million represents approximately 52% of the Transatlantic-Validus combined company’s aggregate book value. By contrast, the Validus Transaction Proposals only give Transatlantic’s stockholders a 48% ownership in the Transatlantic-Validus combined company.

•	Validus Portrays The Validus Transaction Proposals As A “Book-for-Book” Exchange, But This Is Based On Erroneous Assumptions That Are Not Supported By Diligence. Transatlantic offered Validus the opportunity to conduct mutual due diligence, but Validus chose not to do so. Nonetheless, Validus continues to make unsubstantiated claims that Transatlantic’s reserves need to be increased by $500 million, and has reflected such flawed assumptions in calculating its proposed “book-for-book” exchange ratio, effectively reducing the value offered to Transatlantic stockholders by that amount. The Board is confident in Transatlantic’s reserves and believes that Validus’s proposed reserve adjustment is intended to benefit Validus’s shareholders at the expense of Transatlantic’s stockholders.

•	Transatlantic also notes that as of the close of business on September 19, 2011, the last trading day before the date of this Consent Revocation Statement, Transatlantic Common Shares had a market value of $47.81 per share, and the consideration to be received by Transatlantic’s stockholders pursuant to the Validus Transaction Proposals had a market value of $46.57 per share. The market value of the consideration to be received in the Validus Transaction Proposals depends on the market price of the shares of Validus common stock, on any given date and will fluctuate from day to day.

Materially Lower Book Value Per Share to Transatlantic Stockholders

•	Based on data as of June 30, 2011, we believe, after consulting with our financial advisors, that the Validus Transaction Proposals would result in an approximately 10% (or $6.61) reduction in book value per Transatlantic Common Share.

Less-Than-Optimal Domicile

•	While Validus is domiciled in a favorable tax jurisdiction, Bermuda is without a U.S. tax treaty. The resulting 30% withholding tax rate on dividend distributions from U.S. subsidiaries creates significant frictional costs as compared to the domiciles of other potential strategic partners.

Possibly Undercapitalized E.U. Subsidiary

•	The Company considered the fact that while Validus has stated that it does have a European Union subsidiary based in Ireland, Validus Re Europe Limited, Transatlantic has been unable to confirm that such subsidiary is adequately capitalized and can write business effectively in the European Union.

Potential Negative Impact On Ratings

•	We believe that a Transatlantic-Validus combined company would likely carry lower ratings than Transatlantic on a standalone basis. In that regard, we note the following:

•	Ratings Are A Competitive Advantage. Ratings impact the type and quality of business that can be written by an insurer or reinsurer. An S&P A+ financial strength rating allows an insurer or reinsurer to maximize its scale, brand and market position. With an S&P financial strength rating of A-, Validus has a lower financial strength rating than Transatlantic (S&P A+). Given the nature of the business written by Transatlantic, an A+ rating from S&P has significant value to Transatlantic.

•	Higher Catastrophe Loss Exposure At Validus. Validus has historically tolerated a higher cat exposure than Transatlantic. While this higher cat exposure can generate significant additional premiums, it increases volatility of earnings and capital.

The level of property catastrophe exposure is often expressed through a ratio of one-in-250-year event probable maximum loss (“PML”) to shareholders’ equity. As of June 30, 2011, the ratio of one-in-250 year event PML to shareholders’ equity was approximately 16% for Transatlantic and approximately 27% for Validus.

•	Higher Financial Leverage Limits Financial Flexibility. The $500 million of incremental leverage to fund the cash consideration in the Validus Transaction Proposals limits the Transatlantic-Validus combined company’s financial flexibility and exposes it to increased risk entering the peak wind season.

Meaningful Uncertainties Exist In The Validus Transaction Proposals

•	Lack of Due Diligence. Transatlantic has not conducted any due diligence on Validus, which is critical to assess the risk profile of the Transatlantic-Validus combined company. Transatlantic cannot determine without diligence of non-public information the adequacy of Validus’s reserves and claims exposure, the quality of its investment portfolio and its Solvency II readiness, among other things.

•	Exposure To Peak Wind Season Prior To Closing. Given Validus’s higher level of PMLs relative to Transatlantic, a severe peak wind season could disproportionately impact Validus’s book value per share—thereby impacting Transatlantic’s stockholders if either of the Validus Transaction Proposals was accepted.

•	Validus’s Synergies Are An Estimate And Could Vary Materially. Validus’s estimated synergies are based on high-level assumptions and approximations given that Validus has not had access to Transatlantic’s nonpublic information and has not had discussions with Transatlantic’s management regarding synergy estimates.

Other Considerations

•	No U.S. insurance company. The proposed Validus transaction does not advance our objective of meaningfully broadening distribution to U.S. specialty business not available to reinsurers.

•	Cultural incompatibility. Validus has centralized underwriting, a stated distaste for the casualty business,[1] and a short, six-year operating history compared with our 30-plus years.

•	Potentially Difficult Integration. The Board believes, based on Validus’s past integration efforts, that the integration of Transatlantic and Validus could be potentially difficult and inefficient, which could lead to significant disruptions with customers and employees. In reaching this conclusion, the Board considered the significant employee attrition Validus reportedly experienced in previous acquisitions, and the importance of Transatlantic’s brokers in determining the future success of Transatlantic.

•	Quality of Transatlantic Franchise. The Board considered the quality and breadth of the Transatlantic franchise which has been built over more than 25 years and has an unparalleled global footprint with multiple industry leading franchises.

In view of the number of reasons and complexity of these matters, the Board did not find it practicable to, nor did it attempt to, quantify, rank or otherwise assign relative weight to the specific factors it considered in rejecting the Validus Transaction Proposals.

We also urge you to reject the Validus Proposals set forth in its Consent Solicitation for the following additional reasons:

Our Board Has A Proven Track Record Of Creating Value For Our Stockholders. Over a 20-plus year period as a public company, we have grown book value per share at 12% per year over multiple industry cycles and have done so while being a U.S. taxpayer (unlike most of our competitors). We strongly believe that Transatlantic’s existing franchise will continue to deliver this type of performance, which should be further enhanced by the $600 million share repurchase program we announced on September 16, 2011. This program, which represents a $455 million increase to our existing repurchase authority, includes a commitment to repurchase $300 million of shares prior to December 31, 2011 and plans to complete the remainder of the program during 2012. This program should deliver immediate value to our stockholders. Had the repurchase activity taken place in the first half of 2011, it would have enhanced book value per share by 7%2 while preserving our franchise and ratings.

Approval Of The Validus Proposals Would Interfere With Transatlantic’s Operations and Strategic Initiatives. Our Board is currently addressing various strategic initiatives, including:

•	Completing insurance licensing process for our Putnam subsidiary, which will provide access to U.S. primary insurance business;

•	Executing on existing plan to address European and Latin American regulatory requirements;

 1  Source: quote from Q4 2010 transcript “We’ve chosen to avoid the casualty business specifically because rates are declining.” – Edward J. Noonan CEO Validus
 2  Assumes average repurchase price of $49.14 per share, which was the average price of Transatlantic Common Shares from 03-Jan-2011 through 30-Jun-2011.

•	Adjusting the mix of short-tail and long-tail business, given the current or future market environment; and

•	Remaining focused on lowering cost of capital.

The three Validus Nominees, if elected, would likely need to spend a significant amount of time familiarizing themselves with the Company’s management, products and business condition, to the detriment of the continuity of our strategic initiatives and business operations.

The Transatlantic Board Is Open To Engage In Strategic Discussions With Third Parties. The Transatlantic Board has consistently been open to engaging in discussions with third parties who communicate a good faith interest in Transatlantic, subject to the execution of an appropriate confidentiality agreement. In that regard, the Board has publicly communicated that, although a strategic combination is not an imperative, it will entertain and evaluate any serious proposal or opportunity that offers its stockholders full and fair value.

We Strongly Believe That Your Current Board Is Better Positioned To Represent Your Interests. Pursuant to its Consent Solicitation, Validus is seeking to replace the Board with three hand-picked nominees who we believe will facilitate the completion of the Validus Transaction Proposals. The Board strongly believes that it is in the best interests of Transatlantic stockholders for directors not associated with Validus to be entrusted with the task of comparing the Validus Transaction Proposals to the strategic alternatives available to the Company at such time. In that regard, we note that the three Validus Nominees are currently being compensated by Validus to act in such capacity, and were previously employed by Validus in connection with Validus’s 2009 hostile campaign to take over IPC Holdings Ltd. In our view, these facts raise serious questions regarding the Validus Nominees’ ability to independently evaluate a transaction with Validus.

The Board strongly believes that the Consent Solicitation being undertaken by Validus is not in the best interests of Transatlantic’s stockholders.

We urge stockholders to reject Validus’s Consent Solicitation and revoke any consent previously submitted.

BACKGROUND OF THE SOLICITATION

Since 2009, the Board and Transatlantic’s senior management have regularly reviewed and assessed strategic alternatives available to enhance stockholder value, including possible business combination transactions. In February 2010, Transatlantic selected Moelis & Company LLC (“Moelis”) to act as its financial advisor in connection with a review of strategic alternatives, based upon, among other things, the fact that Moelis is an internationally recognized investment banking firm that has substantial experience in merger and acquisition transactions. In October 2010, the Board established a strategy committee of the Board (the “Strategy Committee”), comprised of Messrs. Press, Chippendale, Foos and Bradley, each of whom are independent, to oversee Transatlantic’s review of strategic alternatives. From time to time since 2009, at the direction of the Board and the Strategy Committee, Transatlantic’s senior management engaged in preliminary discussions regarding possible business combination transactions with a number of insurance and reinsurance companies, including Validus. Until the negotiations described below, these discussions did not proceed past preliminary proposals, execution of confidentiality and standstill agreements and limited exchanges of non-public information.

During the period from February 2011 to June 2, 2011, Transatlantic and Allied World engaged in a series of discussions and negotiations regarding a potential transaction, including discussion regarding a possible exchange ratio, due diligence matters and the terms of an agreement, among other topics.

On June 3, 2011, Mr. Orlich, the Chief Executive Officer of Transatlantic, received an unsolicited telephone call from Edward J. Noonan, the Chief Executive Officer and Chairman of the Board of Directors of Validus, regarding a possible business combination transaction between Transatlantic and Validus. Subsequently, on June 7, 2011, Validus delivered a letter (the “Validus Indication of Interest Letter”) to Transatlantic expressing an interest in discussing a potential business combination transaction, which letter did not contain any economic or other specific terms for a proposed transaction. Following discussions between the directors, Transatlantic’s management and Transatlantic’s advisors, the Board determined to continue its negotiations with Allied World and to discuss the Validus Indication of Interest Letter at the June 12, 2011 Board special meeting.

On June 12, 2011, the Board met telephonically. Members of Transatlantic’s management, as well as representatives from Gibson Dunn & Crutcher LLP (“Gibson Dunn”), Transatlantic’s outside legal counsel, Goldman Sachs & Co. (“Goldman Sachs”), who Transatlantic had previously engaged to assist with any proposed transaction, Moelis and PricewaterhouseCoopers LLP (“PWC”), Transatlantic’s auditors, were present at the meeting. Representatives of Transatlantic’s management and Gibson Dunn provided an overview of further developments relating to the proposed strategic combination transaction with Allied World, including that negotiations regarding the Transatlantic-Allied World Merger Agreement (as defined below) had been substantially finalized and that the Allied World board of directors had unanimously approved the Transatlantic-Allied World Merger Agreement. Representatives of Gibson Dunn then reviewed with the directors the applicable legal standards in the context of considering a strategic combination transaction of the type being proposed and the final terms of the Transatlantic-Allied World Merger Agreement. Representatives of Transatlantic’s financial advisors then reviewed certain publicly available information regarding Validus and analyses of hypothetical business combination transactions with Validus. The directors and management discussed in detail the Validus Indication of Interest Letter, including (i) the fact that, in the past, preliminary discussions with Validus regarding a possible business combination had never advanced and (ii) that pursuing a transaction with Validus would likely have an adverse effect on Allied World’s willingness to proceed with the proposed transaction on the economic and other terms that had been agreed to. The directors and management also discussed the fact that a business combination with Validus would not deliver the strategic benefits that could be achieved with the Transatlantic-Allied World Merger, including, but not limited to: (i) the higher contribution to revenues and earnings from primary insurance; (ii) a greater focus on specialty insurance and reinsurance markets; (iii) the high probability of the combined company maintaining Transatlantic’s current credit ratings; and (iv) the benefits of Allied World’s domicile as compared to Validus’s. Following these discussions, the Board unanimously determined that the Transatlantic-Allied World Merger Agreement and the transactions contemplated by the Transatlantic-Allied World Merger Agreement, including the Transatlantic-Allied World merger, were advisable to and in the best interests of Transatlantic and its stockholders and voted unanimously to approve the Transatlantic-Allied World Merger Agreement.

On June 12, 2011, Transatlantic, Allied World and GO Sub, LLC, a wholly owned subsidiary of Allied World (“Merger Sub”), announced that they had entered into the Agreement and Plan of Merger (the “Transatlantic-Allied World Merger Agreement”).

On July 12, 2011, Mr. Orlich received an unsolicited telephone call from Mr. Noonan. Mr. Noonan spoke to Mr. Orlich and stated that Validus would be making a proposal to acquire Transatlantic in a merger pursuant to which Transatlantic’s stockholders would receive 1.5564 Validus Common Shares in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger for each Transatlantic Common Share they own. Mr. Noonan also noted that Validus preferred to work cooperatively with Transatlantic to complete a consensual transaction, but was prepared to take the Validus offer directly to Transatlantic’s stockholders if necessary.

Subsequently on July 12, 2011, the Board received an unsolicited proposal letter from Validus to acquire all of the Transatlantic Common Shares, which we refer to as the Validus Merger Offer. Pursuant to the Validus Merger Offer, Transatlantic’s stockholders would receive 1.5564 Validus Common Shares in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic (immediately prior to the closing of the merger) (the “Transatlantic Dividend”) for each Transatlantic Common Share they own. The Validus Merger Offer was set forth in a proposal letter, accompanied by a draft merger agreement (the “draft Validus merger agreement”). The full text of the proposal letter is set forth below:

July 12, 2011

Board of Directors of Transatlantic Holdings, Inc.
  c/o Richard S. Press, Chairman
  c/o Robert F. Orlich, President and Chief Executive Officer
80 Pine Street
New York, New York 10005

Re:       Superior Proposal by Validus Holdings, Ltd. to Transatlantic Holdings, Inc.

Dear Sirs:

On behalf of Validus, I am pleased to submit this proposal to combine the businesses of Validus and Transatlantic through a merger in which Validus would acquire all of the outstanding stock of Transatlantic. Pursuant to our proposal, Transatlantic stockholders would receive 1.5564 Validus voting common shares in the merger and $8.00 per share in cash pursuant to a one-time special dividend from Transatlantic immediately prior to closing of the merger for each share of Transatlantic common stock they own. This combination, which is highly compelling from both a strategic and financial perspective, would create superior value for our respective shareholders.

Based on our closing stock price on July 12, 2011, the proposed transaction provides Transatlantic stockholders with total consideration of $55.95 per share of Transatlantic common stock based on the Validus closing price on July 12, 2011, which represents a 27.1% premium to Transatlantic’s closing price on June 10, 2011, the last trading day prior to the announcement of the proposed acquisition of Transatlantic by Allied World Assurance Company Holdings, AG. Our proposal also represents a 12.1% premium over the value of stock consideration to be paid to Transatlantic stockholders as part of the proposed acquisition of Transatlantic by Allied World based on the closing prices of Allied World and Validus shares on July 12, 2011. Additionally, our proposed transaction is structured to be tax-free to Transatlantic stockholders with respect to the Validus voting common shares they receive in the merger. The Allied World acquisition of Transatlantic is a fully-taxable transaction and does not include a cash component to pay taxes. Based on recent public statements by a number of significant Transatlantic stockholders, we believe that Transatlantic stockholders would welcome and support our proposed tax-free transaction, which provides higher value, both currently and in the long-term, to Transatlantic stockholders than Transatlantic’s proposed acquisition by Allied World.

Our Board of Directors and senior management have great respect for Transatlantic and its business. As you know from our previous outreaches to you and past discussions, including our recent conversation on June 3rd and our letter dated June 7th, Validus has been interested in exploring a mutually beneficial business combination with Transatlantic for some time. We continue to believe in the compelling logic of a transaction between Transatlantic and Validus. Each of us has established superb reputations with our respective brokers and ceding companies in the markets we serve. The Flaspöler 2010 Broker Report rated Transatlantic #3 and Validus #7 for “Best Overall” reinsurer and Validus #4 and Transatlantic #7 for “Best Overall – Property Catastrophe.” These parallel reputations for excellent service, creativity and underwriting consistency, when combined with the enhanced capital strength and worldwide scope of a combined Validus and Transatlantic, would afford us the opportunity to execute a transaction that would be mutually beneficial to our respective shareholders and customers, and more attractive than the proposed acquisition of Transatlantic by Allied World.

We believe that our proposal clearly constitutes a “Superior Proposal” under the terms of the proposed Allied World merger agreement for the compelling reasons set forth below:

Superior Value. Our proposal of 1.5564 Validus voting common shares in the merger and $8.00 in cash pursuant to a pre-closing dividend for each share of Transatlantic common stock, which represents total consideration of $55.95 per share of Transatlantic common stock based on the Validus closing price on July 12, 2011, delivers a significantly higher value to Transatlantic stockholders than does the proposed acquisition of Transatlantic by Allied World. As noted above, as of such date, our proposal represents a 27.1% premium to Transatlantic’s closing price on June 10, 2011, the last trading day prior to the announcement of the proposed acquisition of Transatlantic by Allied World, and a 12.1% premium over the value of stock consideration to be paid to Transatlantic stockholders in the proposed acquisition of Transatlantic by Allied World based on the closing prices of Allied World and Transatlantic shares on July 12, 2011. Our proposal also delivers greater certainty of value because it includes a meaningful pre-closing cash dividend payable to Transatlantic stockholders in contrast to the all-stock Allied World offer.

Tax-Free Treatment. In addition to the meaningful premium and cash consideration, the proposed transaction with Validus is structured to be tax-free to Transatlantic stockholders with respect to the Validus voting common shares they receive in the merger (unlike the fully-taxable proposed acquisition of Transatlantic by Allied World).

Relative Ownership. Upon consummation of the proposed transaction, Transatlantic stockholders would own approximately 48% of Validus’ outstanding common shares on a fully-diluted basis.3

Superior Currency. Validus’ voting common shares have superior performance and liquidity characteristics compared to Allied World’s stock:

	Validus	Allied World

Total Shareholder Return Since Validus IPO(a)	+55%	+24%
Market Cap as of 6/10/11	$3.0 billion	$2.2 billion
Average Daily Trading Volume (3 month)(b)	$27.6 million	$14.6 million
Average Daily Trading Volume (6 month)(c)	$22.4 million	$13.4 million
Price / As-Reported Diluted Book (Unaffected)(d)	0.97x	0.78x
Price / As-Reported Diluted Book (Current)(d)	0.98x	0.76x
Dividend Yield as of 6/10/11 (Unaffected)	3.3%(e)	2.6%(f)
(a) Including dividends. Based on the closing prices on June 10, 2011 and July 24, 2007. Source: SNL.
(b) Three months prior to June 12, 2011, date of announcement of proposed Allied World acquisition of Transatlantic. Source: Bloomberg.
(c) Six months prior to June 12, 2011, date of announcement of proposed Allied World acquisition of Transatlantic. Source: Bloomberg.
(d) Based on March 31, 2011 GAAP diluted book value per share. Unaffected price / as-reported diluted book value measured prior to June 12, 2011 announcement of proposed Allied World acquisition of Transatlantic. Current is as of closing prices of Validus and Allied World stock on July 12, 2011.

(e) Based on $0.25 per share quarterly dividend, as announced May 5, 2011.
(f) Based on $0.375 per share quarterly dividend, as disclosed in Allied World Form 8-K dated June 15, 2011.

Moreover, Validus has maintained a premium valuation on a diluted book value per share multiple basis relative to its peers over the past two years, including Allied World. Our commitment to transparency and shareholder value creation has allowed us to build a long-term institutional shareholder base, even as our initial investors have reduced their ownership in Validus.

Robust Long-Term Prospects. We believe that a combined Validus and Transatlantic would be a superior company to Allied World following its acquisition of Transatlantic:

•	Strategic Fit:

–	The combination of Validus’ strong positions in Bermuda and London and Transatlantic’s operations in the United States, continental Europe and Asia would produce a rare example of a complementary business fit with minimal overlap.

–	This combination will produce a well-diversified company that will be a global leader in reinsurance.

–	This combination will solidify Validus’ leadership in property catastrophe, with pro forma managed catastrophe premiums of over $1 billion,[4] while remaining within

 3  Fully diluted shares calculated using treasury stock method.
 4  Based on property catastrophe gross premiums written for Validus and net premiums written for Transatlantic in 2010. Pro forma for Validus ($572 million), Transatlantic ($431 million) and AlphaCat Re 2011 ($43 million).

Validus’ historical risk appetite. Validus has significant experience assimilating catastrophe portfolios, most recently its acquisition of IPC Holdings, Ltd. in 2009.

–	Finally, we believe that there is a natural division of expertise among our key executives in line with our complementary businesses.

•	Size and Market Position: This combination would create a geographically diversified company with a top six reinsurance industry position on a pro forma basis,[5] and makes the combined company meaningfully larger than many of the companies considered to be in our mutual peer group. Our merged companies would have gross premiums written over the last twelve months of approximately $6.1 billion as of March 31, 2011.

–	As the level of capital required to support risk will continue to rise globally, we believe that size will become an even more important competitive advantage in the reinsurance market. The recent renewals at June 1 and July 1, 2011 reinforced this belief as Validus was able to significantly outperform market rate levels – which we believe was a result of our size, superior analytics and our ability to structure private transactions at better than market terms, while not increasing our overall risk levels.

•	Significant Structural Flexibility: Given jurisdiction, size and market position benefits, a combined Validus and Transatlantic would have significant structural flexibility, including its ability to optimally deploy capital globally in different jurisdictions, e.g., through targeted growth initiatives and/or capital management.

•	Global, Committed Leader in Reinsurance: Validus has a superior business plan for the combined company that will drive earnings by capturing the best priced segments of the reinsurance market. A combined Validus / Transatlantic would derive a majority of its premiums from short-tail lines and 17% of premiums written from property catastrophe (compared to 10% for Allied World / Transatlantic).[6] Validus believes this business mix allows for optimal cycle management as the attractive pricing in short tail reinsurance will allow the combined company to better position itself for the eventual upturn in long tail lines. Validus also intends to fortify Transatlantic’s reserve position through a planned $500 million pre-tax reserve strengthening.

We have reviewed the Allied World merger agreement and would be prepared to enter into a merger agreement with Transatlantic that includes substantially similar non-price terms and conditions as the Allied World merger agreement. We are also open to discussing an increase to the size of Validus’ Board of Directors to add representation from the Transatlantic Board of Directors. In order to facilitate your review of our proposal, we have delivered to you a draft merger agreement.

Additionally, we expect that the proposed transaction with Validus would be subject to customary closing conditions, including the receipt of domestic and foreign antitrust and insurance regulatory approvals and consents in the United States and other relevant jurisdictions. Based upon discussions with our advisors, we anticipate that all necessary approvals and consents can be completed in a timely manner and will involve no undue delay in comparison to Transatlantic’s proposed acquisition by Allied World.

Validus expects that the pre-closing special dividend would be financed entirely by new indebtedness incurred by Transatlantic. As such, Validus has received a highly confident letter from J.P. Morgan Securities LLC in connection with the arrangement of the full amount of financing required for the Transatlantic pre-closing special dividend.

 5  Ranked by 2009 net premiums written and excluding the Lloyd’s market per Standard & Poor’s Global Reinsurance Highlights 2010.
 6  Based on gross premiums written for Validus and net premiums written for Transatlantic in 2010.

Validus has completed two large acquisitions since 2007, and has a proven track record of assimilating and enhancing the performance of businesses that it acquires to create additional value for shareholders. As such, we are confident that we will be able to successfully integrate Transatlantic’s and Validus’ businesses in a manner that will quickly maximize the benefits of the transaction for our respective shareholders.

Given the importance of our proposal to our respective shareholders, we feel it appropriate to make this letter public. We believe that our proposal presents a compelling opportunity for both our companies and our respective shareholders, and look forward to the Transatlantic Board of Directors’ response by July 19, 2011. We are confident that, after the Transatlantic Board of Directors has considered our proposal, it will agree that our terms are considerably more attractive to Transatlantic stockholders than the proposed acquisition of Transatlantic by Allied World and that our proposal constitutes, or is reasonably likely to lead to, a “Superior Proposal” under the terms of Transatlantic’s merger agreement with Allied World.

We understand that, after the Transatlantic Board of Directors has made this determination and provided the appropriate notice to Allied World under the merger agreement, it can authorize Transatlantic’s management to enter into discussions with us and provide information to us. We are prepared to immediately enter into a mutually acceptable confidentiality agreement, and we would be pleased to provide Transatlantic with a proposed confidentiality agreement.

We understand that the terms of Transatlantic’s merger agreement with Allied World do not currently permit Transatlantic to terminate the merger agreement in order to accept a “Superior Proposal,” but rather Transatlantic has committed to bring the proposed acquisition of Transatlantic by Allied World to a stockholder vote. We are prepared to communicate the benefits of our proposal as compared to Allied World’s proposed acquisition of Transatlantic directly to Transatlantic stockholders. In addition, while we would prefer to work cooperatively with the Transatlantic Board of Directors to complete a consensual transaction, we are prepared to take our proposal directly to Transatlantic stockholders if necessary.

We have already reviewed Transatlantic’s publicly available information and would welcome the opportunity to review the due diligence information that Transatlantic previously provided to Allied World. We are also prepared to give Transatlantic and its representatives access to Validus’ non-public information for purposes of the Transatlantic Board of Director’s due diligence review of us.

Our Board of Directors has unanimously approved the submission of this proposal. Of course, any definitive transaction between Validus and Transatlantic would be subject to the final approval of our Board of Directors, and the issuance of Validus voting common shares contemplated by our proposal will require the approval of our shareholders. We do not anticipate any difficulty in obtaining the required approvals and are prepared to move forward promptly at an appropriate time to seek these approvals.

This letter does not create or constitute any legally binding obligation by Validus regarding the proposed transaction, and, other than any confidentiality agreement to be entered into with Transatlantic, there will be no legally binding agreement between us regarding the proposed transaction unless and until a definitive merger agreement is executed by Transatlantic and Validus.

We believe that time is of the essence, and we, our financial advisors, Greenhill & Co., LLC and J.P. Morgan Securities LLC, and our legal advisor, Skadden, Arps, Slate, Meagher & Flom LLP, are prepared to move forward expeditiously with our proposal to pursue this transaction. We believe that our proposal presents a compelling opportunity for both companies and our respective shareholders, and we look forward to receiving your response by July 19, 2011.

Sincerely,

/s/ Edward J. Noonan

Edward J. Noonan
Chairman and Chief Executive Officer

Enclosure

On July 13, 2011, Transatlantic issued a press release announcing that it had received the Validus Merger Offer and that the Board would carefully consider and evaluate the Validus Merger Offer in due course and would inform Transatlantic’s stockholders of its position. Transatlantic also advised its stockholders to not take any action at the time and to await the recommendation of the Board.

On July 14, 2011, the Board met telephonically to discuss the Validus Merger Offer. Members of Transatlantic’s management, as well as representatives of Gibson Dunn, Goldman Sachs, Moelis and PWC were present at the meeting. At the meeting, the Board asked the representatives of Goldman Sachs to describe any current or recent prior relationships with Validus. During the meeting, representatives of Goldman Sachs disclosed that Goldman Sachs has provided certain investment banking services to Validus and its affiliates from time to time, for which Goldman Sachs’s investment banking division has received compensation, and that funds managed by affiliates of Goldman Sachs currently own less than 7% of the non-voting shares of Validus. Goldman Sachs, in accordance with its internal policies, had confirmed that such services and interests did not present a conflict of interest that would preclude Goldman Sachs from representing the Board in connection with its consideration of the Validus Merger Offer. Representatives of Gibson Dunn then reviewed with the directors the applicable legal standards in the context of considering the Validus Merger Offer and the terms of the Transatlantic-Allied World Merger Agreement. Representatives of Gibson Dunn also discussed the principal terms of the draft Validus merger agreement and the material differences from the Transatlantic-Allied World Merger Agreement, including that the draft Validus merger agreement provided for (i) a closing condition that counsel to each of Transatlantic and Validus provide certain tax opinions, (ii) a closing condition that the Transatlantic Dividend be declared and paid and (iii) a financing covenant that Transatlantic use its reasonable best efforts to obtain financing to fund payment of the Transatlantic Dividend. Members of management then discussed with the directors certain operational and financial aspects of the Validus Merger Offer. Representatives of Goldman Sachs and Moelis then provided the directors with their preliminary analysis regarding certain financial metrics with respect to the Validus Merger Offer. The Board then discussed the Validus Merger Offer and requested that its legal and financial advisors continue to evaluate the Validus Merger Offer so that the directors could be fully informed prior to making any determinations with respect thereto.

On July 18, 2011, the Board, along with members of Transatlantic’s management and representatives of Gibson Dunn, Goldman Sachs, Moelis and Richards, Layton & Finger, Transatlantic’s Delaware legal counsel, met telephonically. Representatives of Gibson Dunn reviewed with the directors Transatlantic’s obligations pursuant to the Transatlantic-Allied World Merger Agreement and also described the applicable legal standards in connection with the matters being considered by the Board at the meeting. Representatives of Goldman Sachs and Moelis then reviewed with the directors certain preliminary financial analyses of the terms of the Validus Merger Offer as compared to the terms of the Transatlantic-Allied World Merger Agreement. Following a discussion, the Board determined that the Validus Merger Offer did not constitute a “Superior Proposal” under the terms of the Transatlantic-Allied World Merger Agreement. The Board further determined that the Validus Merger Offer was reasonably likely to lead to a “Superior Proposal” and that the failure to enter into discussions regarding the Validus Merger Offer would result in a breach of its fiduciary duties under applicable law. As a result, the Board determined that Transatlantic should offer to engage in discussions and exchange information with Validus, subject to, in accordance with the Transatlantic-Allied World Merger Agreement, (i) providing Allied World with three business days’ notice of Transatlantic’s intent to furnish information to and enter into discussions with Validus and (ii) obtaining from Validus an executed confidentiality agreement containing terms that are substantially similar, and not less favorable to Transatlantic, in the aggregate, than those contained in the confidentiality agreement between Transatlantic and Allied World. The Board also reaffirmed its recommendation of, and its declaration of advisability with respect to, the Transatlantic-Allied World Merger Agreement. Finally, representatives of Gibson Dunn and Goldman Sachs made a presentation to the Board regarding Transatlantic’s profile with respect to unsolicited offers and a stockholder rights plan. The Board then discussed with its advisors the terms, timing and pros and cons of adopting such a rights plan in light of the Validus Merger Offer. Transatlantic issued a press release announcing its determinations with respect to the Validus Merger Offer on July 19, 2011.

On July 23, 2011, following the expiration of a three business days’ notice period under the Transatlantic-Allied World Merger Agreement, Transatlantic delivered a draft of a confidentiality agreement with terms (including a standstill provision) substantially similar, and not less favorable to Transatlantic, in the aggregate, than those contained in the confidentiality agreement between Transatlantic and Allied World, as required pursuant to the Transatlantic-Allied World Merger Agreement. Later on July 23, 2011, in-house legal counsel to Transatlantic and representatives of Gibson Dunn spoke via telephone to in-house legal counsel to Validus and a representative of Skadden, Arps, Slate, Meagher & Flom LLP, outside legal counsel to Validus (“Skadden”), to discuss the draft of the confidentiality agreement delivered by Transatlantic earlier that day. On this call, legal counsel to Validus indicated that Validus would not execute a confidentiality agreement with a standstill provision as requested by Transatlantic pursuant to the terms of the Transatlantic-Allied World Merger Agreement. Later that same day, a representative from Skadden delivered to Transatlantic and Gibson Dunn a markup of the draft confidentiality agreement with, among other changes, the standstill deleted. On July 24, 2011, a representative of Gibson Dunn communicated to a representative of Skadden and in-house counsel to Validus that Transatlantic was continuing to review the markup of the confidentiality agreement and expected to respond reasonably soon.

Subsequently on July 25, 2011, prior to receiving a response from Transatlantic or Gibson Dunn regarding the Validus markup of the confidentiality agreement, Validus sent a letter to the Board informing them that Validus was commencing the Validus Exchange Offer that morning for all of the outstanding Transatlantic Common Shares for 1.5564 Validus Common Shares and $8.00 in cash per Transatlantic Common Share. The letter also indicated that Validus intended to continue soliciting Transatlantic’s stockholders to vote against the transaction with Allied World. Validus also issued a press release containing the foregoing letter and announcing the commencement of the Validus Exchange Offer and filed a prospectus/offer to exchange (the “Offer to Exchange”) with the SEC. The full text of the foregoing letter is set forth below:

July 25, 2011

Board of Directors of Transatlantic Holdings, Inc.
  c/o Richard S. Press, Chairman
  c/o Robert F. Orlich, President and Chief Executive Officer
80 Pine Street
New York, New York 10005

Dear Messrs. Press and Orlich:

I am writing regarding your letter of July 23, 2011 and the draft confidentiality agreement you provided to us. We have commented on this draft, returned it to Transatlantic and are prepared to execute the confidentiality agreement we returned so that our two companies may commence discussions and exchange information. Our revision to the agreement removes the standstill provisions that you included which would contractually prohibit us from pursuing our Superior Proposal for Transatlantic without Transatlantic Board approval.

In light of the statements in your press release of last Tuesday that the Transatlantic Board determined that the failure to enter into discussions with Validus would result in a breach of its fiduciary duties, I was surprised to learn that you are insisting that we agree to standstill provisions as a precondition to such discussions. Were we to agree to such restrictions, we would be foregoing our right to pursue our Superior Proposal for Transatlantic. In fact, we would be precluded from making any offer for Transatlantic without your express consent, as well as being precluded from encouraging Transatlantic’s stockholders to vote against the proposed inferior Allied World acquisition of Transatlantic. We believe that Transatlantic preconditioning any discussions on our agreement to these restrictive provisions is inconsistent with the Transatlantic Board’s fiduciary duties to its stockholders and is not required by your merger agreement with Allied World. Clearly this is not a condition that we can accept and your position causes us to question whether your overture of last week was genuine.

While we continue to hope that it is possible to reach a consensual transaction with Transatlantic, we do not believe that it is in your stockholders’ best interests to give the Transatlantic Board a veto right over whether our Superior Proposal is made available to them. Accordingly, we are proceeding with our previously announced course to take our Superior Proposal directly to Transatlantic stockholders by commencing an Exchange Offer for all of the outstanding shares of common stock of Transatlantic for 1.5564 Validus voting common shares and $8.00 in cash per share of Transatlantic common stock and to continue to solicit Transatlantic stockholders to vote against the approval of your sale to Allied World. On behalf of your stockholders, we would encourage you not to take further action against their best interests by attempting to set roadblocks in our path.

We remain open to engaging in discussions with Transatlantic and exchanging information regarding Validus’ Superior Proposal. However, such discussions cannot be constrained by preconditions that eliminate Validus’ ability to pursue our Superior Proposal.

Sincerely,
/s/ Edward J. Noonan
Edward J. Noonan
Chairman and Chief Executive Officer

Also on July 25, 2011, Transatlantic issued a press release stating that, consistent with its fiduciary duties and in consultation with its independent financial and legal advisors, the Board would carefully review and evaluate the Validus Exchange Offer and advised Transatlantic’s stockholders to take no action pending the review of the Validus Exchange Offer by the Board. The press release also announced that Transatlantic intended to make the position of the Board with respect to the Validus Exchange Offer available to its stockholders in a solicitation/recommendation statement on Schedule 14D-9, to be filed with the SEC. In the press release, Transatlantic stated that its Board reaffirmed its recommendation of, and declaration of advisability with respect to, the Transatlantic-Allied World Merger Agreement.

Also on July 25, 2011, a representative of Allied World’s outside legal counsel, Willkie Farr & Gallagher LLP (“Willkie Farr”), informed a representative of Gibson Dunn that (i) the markup of the Validus confidentiality agreement provided by Skadden did not conform to the provisions of the Transatlantic-Allied World Merger Agreement and (ii) Allied World would not waive any of the provisions in the Transatlantic-Allied World Merger Agreement with respect thereto and reserved all of its rights in all respects should Transatlantic proceed to accept the markup of the confidentiality agreement.

On July 26, 2011, the Board, along with members of Transatlantic’s management and representatives of Gibson Dunn, Goldman Sachs and Moelis, met telephonically. Representatives of Gibson Dunn described the applicable legal standards in connection with the matters being considered by the Board at the meeting and then reviewed with the directors the principal terms of the Validus Exchange Offer as set forth in the Offer to Exchange. Representatives of Goldman Sachs and Moelis then reviewed with the directors certain financial analyses with respect to the Validus Exchange Offer as compared to the Transatlantic-Allied World Merger Agreement and also reviewed certain financial metrics with respect to both Validus and Allied World. Following a discussion, the Board unanimously voted to recommend that Transatlantic’s stockholders reject the Validus Exchange Offer and reaffirmed its recommendation of, and declaration of advisability with respect to, the Transatlantic-Allied World Merger Agreement. Thereafter, representatives of Gibson Dunn discussed with the Board the principal terms of a stockholder rights plan that Transatlantic could consider adopting. The

Board then discussed with its advisors the terms, timing and pros and cons of adopting the stockholder rights plan in light of Validus’s filings with the SEC as they relate to the Validus Merger Offer, proxy solicitation and Validus Exchange Offer. Representatives of Gibson Dunn then discussed with the Board certain proposed amendments to the By-laws related to the conduct of stockholder meetings. The directors then discussed with representatives of Gibson Dunn the investigation of potential claims against Validus for violations of U.S. securities and other laws in connection with the Validus Exchange Offer and proxy solicitation. Following a discussion, the Board adopted a stockholder rights plan with a one-year term and beneficial ownership threshold of 10%, approved certain amendments to the By-laws relating to the conduct of stockholder meetings and approved the commencement of litigation, as appropriate, against Validus.

On July 28, 2011, Transatlantic filed with the SEC a Solicitation/Recommendation Statement on Schedule 14D-9 recommending that Transatlantic’s stockholders reject the Validus Exchange Offer and providing the reasons therefor. Also on July 28, 2011, Transatlantic issued a press release relating to the determinations made at the July 26, 2011 meeting of the Board.

On August 4, 2011, at Transatlantic’s request, Messrs. Orlich and Sapnar met with Mr. Noonan and Joseph E. Consolino, Validus’s President and Chief Financial Officer, to discuss Transatlantic’s request that Validus enter into a mutual confidentiality agreement, on the terms required under the Transatlantic-Allied World Merger Agreement.

On August 4, 2011, Mr. Orlich received a telephone call from Ajit Jain, head of Berkshire Hathaway Reinsurance Group (together with Berkshire Hathaway, Inc. and its affiliates, “Berkshire”) regarding a possible business combination between Transatlantic and Berkshire. Subsequently, on August 5, 2011, Berkshire delivered a letter (the “Berkshire Indication of Interest Letter”) to Transatlantic expressing an interest in acquiring Transatlantic for $52.00 per share (the “Berkshire Proposal”).

On August 7, 2011, Transatlantic issued a press release announcing that it had received the Berkshire Indication of Interest Letter and that the Board would carefully consider and evaluate the Berkshire Proposal and would inform Transatlantic’s stockholders of its position. Transatlantic also advised its stockholders not to take any action at that time and to await the recommendation of the Board. The Board also reaffirmed its recommendation of, and its declaration of advisability with respect to, the Transatlantic-Allied World Merger Agreement.

On the morning of August 8, 2011, the Board met telephonically to discuss the Berkshire Proposal and other recent developments. Members of Transatlantic’s management, as well as representatives of Gibson Dunn, Goldman Sachs, Moelis and Richards, Layton & Finger were present at the meeting. Representatives of Gibson Dunn and Richards, Layton & Finger reviewed with the directors the applicable legal standards in the context of considering the Berkshire Proposal. Representatives of Goldman Sachs and Moelis then provided the directors with their preliminary analysis regarding certain financial metrics with respect to the Berkshire Proposal and certain other matters. After extensive discussion, the Board then decided to adjourn the meeting in order to consider further the issues discussed.

Later on August 8, 2011, the Board reconvened telephonically. Members of Transatlantic’s management, as well as representatives of Gibson Dunn and Richards, Layton & Finger were present at the meeting. Following discussion, the Board determined that the Berkshire Proposal did not constitute a “Superior Proposal” under the terms of the Transatlantic-Allied World Merger Agreement. The Board further determined that the Berkshire Proposal was reasonably likely to lead to a “Superior Proposal” and that the failure to enter into discussions regarding the Berkshire Proposal would result in a breach of its fiduciary duties under applicable law. As a result, the Board determined that Transatlantic should offer to engage in discussions and exchange information with Berkshire, subject to, in accordance with the Transatlantic-Allied World Merger Agreement, (i) providing Allied World with three business days’ notice of Transatlantic’s intent to furnish information to and enter into discussions with Berkshire and (ii) obtaining from Berkshire an executed confidentiality agreement containing terms that are substantially similar, and no less favorable, to Transatlantic, in the aggregate, than those contained in the confidentiality agreement between Transatlantic and Allied World. The Board also reaffirmed its recommendation of, and its declaration of advisability with respect to, the Transatlantic-Allied World Merger Agreement. Transatlantic issued a press release announcing the Board’s determinations after the close of the market on August 8, 2011.

On August 10, 2011, Validus delivered a letter to the Board stating that it was providing a one-way confidentiality agreement to Transatlantic which did not contain a standstill provision and which would permit Transatlantic to review non-public information regarding Validus. Also on August 10, 2011, Validus filed a complaint, styled Validus Holdings, Ltd. v. Transatlantic Holdings, Inc., et al., C.A. No. 6776-CS against Transatlantic, the members of the Board, Allied World and Merger Sub in the Delaware Court of Chancery alleging, among other things, that the members of the Board breached their fiduciary duties in connection with the Validus Exchange Offer and that Allied World and Merger Sub aided and abetted these alleged breaches.

On the evening of August 11 and on August 12, 2011, representatives of Gibson Dunn and in-house counsel to Berkshire negotiated the terms of a proposed confidentiality agreement (including a standstill provision) between Transatlantic and Berkshire (the “Berkshire Confidentiality Agreement”).

On August 12, 2011, the Board met telephonically, along with members of Transatlantic’s management and representatives of Gibson Dunn, to review and consider the Berkshire Confidentiality Agreement and the one-way confidentiality agreement provided by Validus. Representatives of Gibson Dunn discussed with the Board the terms of the one-way confidentiality agreement provided by Validus and the terms of the Berkshire Confidentiality Agreement, in each case in light of the applicable legal standards and Transatlantic’s obligations under the Transatlantic-Allied World Merger Agreement. At this meeting, the Board considered that entering into the one-way confidentiality agreement provided by Validus could expose Transatlantic to the risk of liability for breach of the Transatlantic-Allied World Merger Agreement because it did not contain terms that were substantially similar to, and not less favorable to Transatlantic, in the aggregate, than those contained in the confidentiality agreement between Transatlantic and Allied World and was not otherwise permissible under such merger agreement, and therefore determined to take no action with respect to the one-way confidentiality agreement. After further discussion at the meeting, the Board determined in good faith that the Berkshire Confidentiality Agreement contains terms that were substantially similar to, and not less favorable to Transatlantic, in the aggregate, than those contained in the confidentiality agreement between Transatlantic and Allied World. The Board therefore authorized management to enter into the Berkshire Confidentiality Agreement. Subsequent to the Board’s determination, Transatlantic and Berkshire entered into the Berkshire Confidentiality Agreement. Also on August 12, 2011, Transatlantic issued a press release announcing that it had entered into the Berkshire Confidentiality Agreement and commenced discussions with Berkshire.

On August 16, 2011, Validus filed a Motion for Expedited Proceedings in connection with its concurrently filed Motion for Preliminary Injunction.

At a conference on August 22, 2011 before Chancellor Strine of the Court of Chancery for the State of Delaware, the Chancellor declined to set a hearing date on Validus’s Motion for Preliminary Injunction. The Chancellor also indicated at the conference that he was unlikely to conclude there was a colorable argument that the Board breached a fiduciary duty by requiring that Validus enter into a confidentiality agreement with a standstill provision before entering into merger discussions. On August 24, 2011, Validus withdrew its Motion for Expedited Proceedings.

On September 15, 2011, Transatlantic, Allied World and Merger Sub terminated the Transatlantic-Allied World Merger Agreement and entered into a Termination Agreement (the “Termination Agreement”). Consistent with the terms of the Transatlantic-Allied World Merger Agreement, Transatlantic agreed to pay Allied World, within two business days, a termination fee in the amount of $35 million (and expense reimbursement in the amount of $13.3 million), and agreed to pay an additional fee in the amount of $66.7 million in the event that, prior to September 15, 2012, Transatlantic enters into any definitive agreement in respect of any competing transaction or recommends or submits a competing transaction to its stockholders for adoption, or a transaction in respect of a competing transaction is consummated. In connection with the execution of the Termination Agreement, the Board approved a strategic plan for Transatlantic (the “Strategic Plan”), which provides, among other things, that Transatlantic will repurchase up to $600 million of Transatlantic Common Shares ($300 million of Transatlantic Common Shares through December 31, 2011 and the remaining $300 million of Transatlantic Common Shares during 2012) (the “Share Repurchases”), which Share Repurchases are to be conducted through open market or negotiated purchases. The Board also authorized Transatlantic’s senior management to engage in preliminary discussions regarding potential strategic transactions with Validus and any other third parties that may communicate a good faith interest in engaging in such discussions with Transatlantic, subject in each case to the execution of an appropriate confidentiality agreement.

On September 16, 2011, Transatlantic issued a press release and disseminated a letter to stockholders announcing, among other things, the Termination Agreement and the Strategic Plan (including the Share Repurchases). The press release and letter also announced that although Transatlantic and Berkshire have engaged in discussions, Berkshire has been interested in conducting only very limited due diligence, focused solely on Transatlantic’s Zurich subsidiary. Berkshire has conveyed to Transatlantic that it is unwilling to increase the terms of its proposal and is only interested in an acquisition at or below $52 per share. The Board has concluded that selling Transatlantic for cash at such a substantial discount to book value would not deliver fair value to stockholders. Transatlantic and Berkshire remain under a confidentiality agreement, and, while further talks may occur, no further talks are currently scheduled.

On September 16, 2011, Transatlantic received a letter from Berkshire reinstating Berkshire’s previous proposal to acquire Transatlantic for $52.00 per Transatlantic Common Share in cash. The letter also stated that the Berkshire proposal was open for acceptance until the close of business on Monday, September 19, 2011 and that Berkshire will not be renewing its offer. On September 19, 2011, Transatlantic issued a press release disclosing the Berkshire letter and noting, among other things, the Board’s belief that selling Transatlantic for cash at the substantial discount to book value represented by the Berkshire proposal simply would not deliver fair value to stockholders and that Berkshire has neither increased its $52.00 per Transatlantic Common Share proposal nor shown interest in conducting due diligence or holding discussions that could lead to a higher offer.

THE CONSENT PROCEDURE

Voting Securities and Record Date

In accordance with the DGCL and the By-laws, the Board has set       , 2011 as the Record Date for the determination of stockholders who are entitled to execute or revoke consents relating to the proposals contained in Validus’s Consent Statement. As of the Record Date, there were           Transatlantic Common Shares outstanding, each entitled to one vote per Transatlantic Common Share.

Only record holders of Transatlantic Common Shares as of the Record Date are eligible to execute or revoke consents in connection with the Validus Consent Solicitation and this Consent Revocation Statement. Persons beneficially owning Transatlantic Common Shares through a broker, bank or other nominee, should contact such broker, bank or other nominee and instruct it to execute the WHITE Consent Revocation Card on their behalf. You may execute or revoke consents at any time before or after the Record Date, provided that any such consent or revocation will be valid only if you were a holder of record of Transatlantic Common Shares on the Record Date and the consent or revocation is otherwise valid.

Effectiveness of Consents

Under the DGCL, unless otherwise provided in a corporation’s certificate of incorporation, stockholders may act without a meeting, without prior notice and without a vote, if consents in writing setting forth the action to be taken are signed by the holders of outstanding stock having not less than the minimum number of votes that would be necessary to authorize or take such action at a meeting at which all shares entitled to vote thereon were present and voted. The Company’s certificate of incorporation does not prohibit stockholder action by written consent. Therefore, in order to be effective, the Proposals require consents signed by stockholders representing at least a majority of the Transatlantic Common Shares outstanding as of the Record Date.

Furthermore, under Section 228 of the DGCL, all consents will expire unless valid, unrevoked consents representing at least a majority of the Transatlantic Common Shares outstanding as of the Record Date are delivered to the Company within 60 days of the earliest-dated consent so delivered.

In order to acquire control of Transatlantic and its subsidiaries, Validus must comply with the insurance regulatory requirements of a number of U.S. and foreign jurisdictions, including the filing of an Application for Approval of Acquisition of Control of a domestic insurer with, and the receipt of approval from, the Superintendent of New York Insurance Department. We believe Validus’s Proposals and the Consent Solicitation cannot become effective until such approvals have been obtained.

Effect of WHITE Consent Revocation Card

A stockholder may revoke any previously signed consent by completing, signing, dating and returning to the Company a WHITE Consent Revocation Card. A consent may also be revoked by delivery of a written revocation of your consent to Validus. Stockholders are urged, however, to deliver all consent revocations to the Company c/o Georgeson Inc. at 199 Water Street New York, NY 10038. The Company requests that if a revocation is instead delivered to Validus, a copy of the revocation also be delivered to the Company c/o Georgeson at the address set forth above, so that the Company will be aware of all revocations.

Unless you specify otherwise, by signing and delivering the WHITE Consent Revocation Card, you will be deemed to have revoked consent to all of the Proposals.

Any consent revocation may itself be revoked by marking, signing, dating and delivering a written revocation of your Consent Revocation Card to the Company or to Validus or by delivering to Validus a subsequently dated BLUE consent card that it sent to you.

The Company has retained Georgeson to assist in communicating with stockholders in connection with the Validus Consent Solicitation and to assist in our efforts to obtain consent revocations. If you have any questions regarding this Consent Revocation Statement or about submitting your WHITE Consent Revocation Card, or otherwise require assistance, please call Georgeson toll-free at (888) 613-9817.

You are urged to carefully review this Consent Revocation Statement. YOUR TIMELY RESPONSE IS IMPORTANT. You are urged NOT to sign any BLUE consent cards. If you have signed any BLUE consent cards, the Company urges you to reject the solicitation efforts of Validus by promptly completing, signing, dating and mailing the enclosed WHITE Consent Revocation Card to Georgeson Inc. at 199 Water Street, New York, NY 10038; Tel: (888) 613-9817 (Toll-free); (Bankers and brokers please call: (212) 440-9800); e-mail: transatlantic@georgeson.com. Please be aware that if you sign a BLUE card but do not check any of the boxes on the card, you will be deemed to have consented to all of the Proposals in Validus’s Consent Statement.

SOLICITATION OF REVOCATIONS

Cost and Method

The cost of the solicitation of consent revocations will be borne by the Company. The Company estimates that the total expenditures relating to the Company’s solicitation of consent revocations (other than salaries and wages of officers and employees and costs normally expended for a solicitation for an election of directors) will be approximately $1,000,000, of which approximately $250,000 has been spent as of the date hereof. In addition to solicitation by mail, directors, officers and other employees of the Company may, without additional compensation, solicit revocations by mail, in person or by telephone or other forms of telecommunication.

The Company has retained Georgeson, as proxy solicitor, at an estimated fee not to exceed $200,000, plus certain expenses, to assist in the solicitation of revocations. The Company will reimburse brokerage houses, banks, custodians and other nominees and fiduciaries for out-of-pocket expenses incurred in forwarding the Company’s consent revocation materials to, and obtaining instructions relating to such materials from, beneficial owners of the Transatlantic Common Shares. Georgeson has advised the Company that approximately 50 of its employees will be involved in the solicitation of revocations by Georgeson on behalf of the Company.

Participants in the Company’s Solicitation

Under applicable regulations of the SEC, each director and certain executive officers of the Company are deemed “participants” in the Company’s Consent Revocation Statement. Please refer to the section entitled “Security Ownership of Certain Beneficial Owners—Beneficial Ownership of Directors and Management” and to Annex A hereto.

PROFESSIONAL ADVISORS

Transatlantic retained Moelis and Goldman Sachs as its financial advisors in connection with, among other things, the Transatlantic-Allied World Merger Agreement and the Validus Transaction Proposals.

Under the terms of Goldman Sachs’s engagement, Transatlantic has agreed to pay Goldman Sachs customary compensation for its financial advisory services in connection with a change in control transaction, including the Validus Transaction Proposals, all of which is contingent upon consummation of a transaction (whether the transaction was with Allied World or with another party). If 50% or more of Transatlantic’s outstanding common stock or assets are purchased in the transaction, the transaction fee will be an amount equal to .007 multiplied by the aggregate consideration paid in such transaction (less up to $1 million in fees paid by Transatlantic to Moelis). In addition, Transatlantic has agreed to indemnify Goldman Sachs for certain liabilities arising out of the engagement.

Under the terms of Moelis’s engagement, Transatlantic has agreed to pay Moelis customary compensation for its financial advisory services in connection with a change in control transaction, including the Validus Transaction Proposals, $2.5 million of which was payable in connection with Moelis’s opinion delivered pursuant to the Transatlantic-Allied World Merger Agreement. Moelis will also be entitled to receive a one-time transaction fee of $1 million if a change in control transaction is consummated. In addition, the engagement letter between the Board and Moelis contemplates a discretionary success fee of up to $1.5 million, to be paid at Transatlantic’s discretion upon consummation of a change in control transaction. The determination of whether this fee shall be paid shall be exclusively determined by Transatlantic. Moelis’ engagement letter with Transatlantic provides that if Moelis is requested by Transatlantic to deliver an additional opinion, Moelis shall be entitled to an additional $0.5 million upon delivery of such additional opinion, which fee shall be creditable towards the $1.0 million transaction fee referenced above. In addition, Transatlantic has agreed to indemnify Moelis for certain liabilities arising out of the engagement. Moelis’s affiliates, employees, officers and partners may at any time own securities of Transatlantic.

Transatlantic also has engaged Georgeson to assist it in connection with communications with its stockholders with respect to the Validus Transaction Proposals and the Consent Solicitation, to monitor trading activity in the Transatlantic Common Shares, and to identify investors holding large positions of Transatlantic Common Shares in street name. Transatlantic has agreed to pay Georgeson customary compensation for its services and reimbursement of certain expenses in connection with its engagement, as set forth in greater detail under “Solicitation of Revocations—Cost and Method” above. Transatlantic also has agreed to indemnify Georgeson for certain liabilities arising out of the engagement.

Transatlantic also has engaged Joele Frank, Wilkinson Brimmer Katcher (“Joele Frank”) and Brainerd Communicators, Inc. (“Brainerd”) as its public relations advisors in connection with the Validus Transaction Proposals and the Consent Solicitation. Transatlantic has agreed to pay Joele Frank and Brainerd customary compensation for their services and reimbursement of certain expenses in connection with the engagement of each firm. Transatlantic has also agreed to indemnify Joele Frank and Brainerd for certain liabilities arising out of the engagement of each firm.

LEGAL PROCEEDINGS

On July 28, 2011, Transatlantic filed a lawsuit in the United States District Court for the District of Delaware, styled Transatlantic Holdings, Inc. v. Validus Holdings Ltd., Case No. 1:11-cv-00661-GMS (D. Del.), against Validus alleging that Validus violated Sections 14(a) and (e) of the Securities Exchange Act of 1934 and Section 11 of the Securities Act of 1933 by making materially false and/or misleading statements in its proxy statement and the Validus Exchange Offer materials filed with the SEC. The lawsuit seeks, among other relief an order: (i) compelling Validus to correct by public means the material false and/or misleading statements it has made in connection with both its proxy and Validus Exchange Offer materials; and (ii) prohibiting Validus from acquiring or attempting to acquire Transatlantic Common Shares until its misstatements have been corrected.

On August 10, 2011, Validus filed a Motion to Dismiss the complaint.

On August 10, 2011, Validus filed a complaint, styled Validus Holdings, Ltd. v. Transatlantic Holdings, Inc., et al., C.A. No. 6776-CS, against Transatlantic, members of the Board, Allied World and Go Sub, LLC in the Delaware Court of Chancery. Validus alleges that members of the Board breached their fiduciary duties by: (i) refusing to recommend the acquisition proposal from Validus in favor of the Transatlantic-Allied World Merger Agreement; (ii) approving certain deal protection measures in the Transatlantic-Allied World Merger Agreement; (iii) insisting that the Transatlantic-Allied World Merger Agreement requires that a confidentiality agreement between Transatlantic and Validus contain the same (or substantially similar) standstill provision as contained in the Transatlantic-Allied World confidentiality agreement, which Validus alleges constituted a failure by Transatlantic and the Board to enter into discussions with Validus; and (iv) making allegedly incomplete or inaccurate disclosures concerning the Transatlantic-Allied World merger. Validus also seeks declaratory judgment that Transatlantic’s interpretation of certain provisions of the Transatlantic-Allied World Merger Agreement and the Transatlantic-Allied World confidentiality agreement is incorrect and in breach of the Board’s fiduciary duties, and a declaration that the Transatlantic-Allied World Merger Agreement permits Transatlantic to enter into discussions with Validus. Finally, Validus asserts a claim against Allied World for aiding and abetting the alleged breaches of fiduciary duty. Validus seeks, among other things, an order enjoining Transatlantic and Allied World from consummating the Transatlantic-Allied World merger unless and until the defendants’ allegedly false and misleading statements are corrected; compelling the Board to engage in good faith discussions with Validus; and declaring that the Transatlantic-Allied World Merger Agreement and the Transatlantic-Allied World confidentiality agreement do not require that a confidentiality agreement between Transatlantic and Validus contain a standstill provision. On August 16, 2011, Validus filed a Motion for Preliminary Injunction and a Motion for Expedited Proceedings.

At a conference on August 22, 2011 before Chancellor Strine of the Court of Chancery for the State of Delaware, the Chancellor declined to set a hearing date on Validus’s Motion for Preliminary Injunction. The Chancellor also indicated at the conference that he was unlikely to conclude that Validus’s claim that the Board breached a fiduciary duty by requiring that Validus enter into a confidentiality agreement with a standstill provision before entering into merger discussions was colorable. On August 24, 2011, Validus withdrew its Motion for Expedited Proceedings.

APPRAISAL RIGHTS

Holders of Transatlantic Common Shares do not have appraisal rights under the DGCL in connection with this Consent Revocation Solicitation.

SECURITY OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Beneficial Ownership of Directors and Management

The following table sets forth, as of September 19, 2011 (except as noted otherwise), information as to the beneficial ownership of our common stock by all directors, our named executive officers and our directors and executive officers as a group.

	Equity Securities Owned Beneficially
	as of September 19, 2011(1)
	Transatlantic Common Shares
	Amount and		Percent of
	Nature of		Transatlantic
	Beneficial		Common
Name	Ownership(2)		Shares
Kenneth Apfel	56,417		0.09
Paul A. Bonny	220,286		0.35
Stephen P. Bradley	734	(3)	(5)
Ian H. Chippendale	4,601	(3)	0.01
Thomas V. Cholnoky	245		(5)
John G. Foos	9,101	(4)	0.01
John L. McCarthy	4,601	(4)	0.01
Robert F. Orlich	561,451		0.90
Richard S. Press	14,000	(4)	0.02
Michael C. Sapnar	130,141		0.21
Gary A. Schwartz	35,881		0.06
Steven S. Skalicky	231,751		0.37
Javier E. Vijil	218,544		0.35
All directors and executive officers of Transatlantic as a group (13 individuals)	1,487,753		2.38

(1)	Unless otherwise indicated, the beneficial owners shown above have sole voting and investment power over the shares shown above.

(2)	Amounts of equity securities shown include shares subject to options which may be exercised within 60 days of September 19, 2011 as follows: Apfel—46,875 shares, Bonny—198,871 shares, Chippendale—0 shares, Cholnoky—0 shares, Foos—0 shares, McCarthy—0 shares, Orlich—463,747 shares, Press—0 shares, Sapnar—115,934 shares, Schwartz—28,624 shares, Skalicky—198,872 shares, Vijil—198,872 shares, all directors and executive officers of Transatlantic as a group—1,251,795 shares.

Amounts of equity securities shown include shares as to which the individual shares voting and investment power as follows: Foos—3,500 shares with his wife, Orlich—97,704 shares with his wife, Skalicky—23,603 shares with his wife, Vijil—19,606 shares with his wife, all directors and executive officers of Transatlantic as a group—144,413 shares.

Amounts of equity securities exclude the following securities owned by members of the named individual’s immediate family as to which securities such individual has disclaimed beneficial ownership: Foos—300 shares, Press—2,000 shares, all directors and executive officers of Transatlantic as a group—2,300 shares.

(3)	Messrs. Bradley and Chippendale have no current beneficial holdings; however, the amount of restricted shares listed above would be granted to them should they resign from the Board as of September 19, 2011.

(4)	Messrs. Foos, McCarthy and Press have current beneficial holdings (Foos=3,500; McCarthy=1,000; Press=4,000). However, the amount of restricted shares listed above includes their beneficial holdings plus shares that would be granted to them should they resign from the Board as of September 19, 2011.

(5)	Less than .01 percent.

Beneficial Ownership of Principal Stockholders

The following table sets forth as of September 19, 2011 information regarding ownership of outstanding Transatlantic Common Shares by those individuals, entities, or groups who have advised us that they own more than five percent (5%) of outstanding Transatlantic Common Shares:

	Amount
	and Nature	Percent of
Name and Address	of Beneficial	Transatlantic
of Beneficial Owner	Ownership	Common Shares
BlackRock, Inc.	4,007,864 (1)	6.41
40 East 52nd Street
New York, New York 10022

Davis Selected Advisers, LP	14,737,502 (2)	23.6
2949 East Elvira Road, Suite 101
Tucson, Arizona 85706
JPMorgan Chase & Co.	3,284,202 (3)	5.26
270 Park Avenue
New York, New York 10017

(1)	BlackRock, Inc. filed a Schedule 13G, dated February 9, 2011, with respect to the Transatlantic Common Shares held by it, which stated that it has sole voting authority with respect to 4,007,864 Transatlantic Common Shares and sole dispositive authority with respect to 4,007,864 Transatlantic Common Shares. BlackRock, Inc. provides investment management, risk analytics and investment accounting services to Transatlantic. During 2010, Transatlantic incurred $6.2 million in fees relating to these services.

(2)	Davis Selected Advisers, L.P. filed a Schedule 13D/A, dated August 23, 2011, with respect to the Transatlantic Common Shares held by it, which stated that it has sole voting authority with respect to 6,185,895 Transatlantic Common Shares and sole dispositive authority with respect to 14,737,502 Transatlantic Common Shares. On June 8, 2009, Davis Selected Advisers, L.P. entered into a voting agreement with Transatlantic, pursuant to which it (i) agreed to vote the number of Transatlantic Common Shares beneficially owned by it in excess of 9.9% of the outstanding Transatlantic Common Shares in a manner proportionate to the vote of the holders of the Transatlantic Common Shares (other than Transatlantic Common Shares held by related persons) voting on such matter and (ii) appointed Transatlantic as its proxy and power of attorney to vote such Transatlantic Common Shares in excess of 9.9% of the outstanding Transatlantic Common Shares.

(3)	JPMorgan Chase & Co. filed a Schedule 13G, dated February 3, 2011, with respect to the Transatlantic Common Shares held by it, which stated that it has sole voting authority with respect to 2,896,964 Transatlantic Common Shares, shared voting authority with respect to 273,281 Transatlantic Common Shares, sole dispositive authority with respect to 3,095,201 Transatlantic Common Shares and shared dispositive authority with respect to 189,001 Transatlantic Common Shares.

DIRECTORS OF TRANSATLANTIC

The current directors of the Company are as follows:

STEPHEN P. BRADLEY Age 70 Director since 2010. He has also served as a director of Transatlantic Reinsurance Company (“TRC”) and of Putnam Reinsurance Company (“Putnam”) since 2010.	Baker Foundation Professor and William Ziegler Professor of Business Administration, Emeritus, Harvard Business School (business) Director, CIENA Corp.

IAN H. CHIPPENDALE Age 62 Director since 2007. He has also served as a director of TRC and of Putnam since 2007.	Retired Chairman, RBS Insurance Group, Ltd. (insurance) Director, HomeServe plc

JOHN G. FOOS Age 61 Director since 2007. He has also served as a director of TRC and of Putnam since 2007.	Retired Chief Financial Officer, Independence Blue Cross (health insurance) Director, Chairman of the Board, Plan Investment Fund

JOHN L. McCARTHY Age 63 Director since 2008. He has also served as a director of TRC and of Putnam since 2008.	President, Risk Management Foundation of the Harvard Medical Institutions, Inc. (risk management)

ROBERT F. ORLICH Age 63 Director since 1994. He has also served as a director of TRC and of Putnam since 1992.	Chief Executive Officer, Transatlantic, TRC and Putnam Chairman, Trans Re Zurich Reinsurance Company Ltd.

RICHARD S. PRESS Age 72 Director since 2006. Chairman of the Board since 2009. He has also served as a director of TRC and of Putnam since 2006.	Retired Senior Vice President and Director, Insurance Asset Management Group Wellington Management Company, LLP (investment management company)

MICHAEL C. SAPNAR Age 45 Director since 2011. He has also served as a Director of TRC and of Putnam since 2004.	President, Transatlantic, TRC and Putnam

The principal occupation or affiliation of each of the directors is shown in bold face type. Each director has occupied the position with the company or organization listed above during the past five years, except where noted. The size of our Board is currently set at eight, with one vacancy.

As noted in the Company’s Current Report on Form 8-K filed with the SEC on March 29, 2011, Reuben Jeffery resigned from the Board, effective March 23, 2011. The vacancy created by Mr. Jeffrey’s resignation was not filled by the Board. As noted in the Company’s Current Report on Form 8-K filed with the SEC on May 19, 2011, Thomas R. Tizzio resigned from the Board, effective May 26, 2011. As noted in the Company’s Current Report on Form 8-K filed with the SEC on June 1, 2011, the vacancy created by Mr. Tizzio’s resignation was filled by Michael C. Sapnar, who serves on the Underwriting Committee and Risk Management Committee of the Board. In electing Mr. Sapnar, the Board considered his extensive reinsurance background, experience and knowledge of the industry and his institutional knowledge of

Transatlantic. Using Transatlantic’s Director Independence Standards which are attached in Appendix A to the Company’s 2011 definitive proxy statement filed on Schedule 14A, the Board has affirmatively determined that each of Messrs. Bradley, Chippendale, Foos, McCarthy and Press are independent under the current New York Stock Exchange rules.

As noted in the Company’s Current Report on Form 8-K filed with the SEC on September 16, 2011, Mr. Sapnar, previously Executive Vice President and Chief Operating Officer of the Company, was appointed President, effective September 16, 2011.

ADDITIONAL INFORMATION ABOUT TRANSATLANTIC

For a description of the composition of the Board and the committees thereof, corporate governance of the Company, compensation of directors and executive compensation, reference is made to Annex B hereto which excerpts certain disclosure from Transatlantic’s 2011 definitive proxy statement filed on Schedule 14A, which is incorporated herein by reference and qualifies the foregoing in its entirety.

On June 30, 2011, the Compensation Committee (the “Transatlantic Compensation Committee”) of the Board approved the form of retention agreements (the “Retention Agreements,” and each, a “Retention Agreement”) that will be offered to certain executives of Transatlantic, including Steven S. Skalicky, Paul A. Bonny and Javier E. Vijil, each a named executive officer of Transatlantic. Each of the Retention Agreements has a term beginning on the date of execution and ending on the earlier of December 31, 2013 or a mutually agreed upon termination date by the executive and Transatlantic.

Each of the Retention Agreements generally provides that until December 31, 2012, the executive’s base salary level, target bonus amount, target fair value of equity awards and other benefits included in the executive’s total compensation will not be reduced below the levels in effect prior to a change in control. Each of the Retention Agreements also provides for a grant of restricted stock unit awards (“RSUs”), or in the event that there are not enough share reserves, phantom stock awards (together with the RSUs, the “Retention Grant”), immediately prior to a date chosen by the Board in its discretion, pursuant to Transatlantic’s 2009 Long Term Equity Incentive Plan (but only in the case of the RSUs), consisting of that number of Transatlantic Common Shares equal in value to $1,500,000 for each of Messrs. Skalicky and Vijil and $2,000,000 for Mr. Bonny. The Retention Grant vests 50% on September 30, 2012 and 50% on December 31, 2013. Pursuant to the Retention Agreements, the Retention Grant is generally subject to pro rata vesting upon a termination by Transatlantic without “Cause,” or due to death or “Disability,” or by the executive with “Good Reason,” in each case prior to December 31, 2013. Further, pursuant to the Retention Agreements, all of the outstanding, unvested equity awards held by each of the executives as of the effective date of the Retention Agreements is subject to full vesting upon a termination by Transatlantic without “Cause,” or by the executive with “Good Reason,” in each case prior to December 31, 2013. In consideration for entering into the Retention Agreements, each executive shall provide a limited waiver of the executive’s right to resign for “Good Reason” as a result of the executive’s new employment position immediately following the change in control.

The Retention Agreements include restrictive covenants similar to those included in Transatlantic’s Executive Severance Plan, which plan is described in Annex B hereto.

STOCKHOLDER PROPOSALS AND ADVANCE NOTICE PROCEDURES

Advance Notice Procedures

Under Transatlantic’s By-laws, stockholders must comply with specified procedures to nominate directors or introduce an item of business at an annual meeting. Nominations or an item of business to be introduced at an annual meeting must be submitted in writing and received by Transatlantic generally not less than 60 days nor more than 90 days in advance of the first anniversary of the preceding year’s annual meeting. To be in proper written form, a stockholder’s notice must contain the specific information required by Transatlantic’s By-laws. A copy of Transatlantic’s By-laws, which describes the advance notice procedures, can be obtained from the Transatlantic’s Corporate Secretary. These requirements are separate and distinct from the SEC’s requirements that a stockholder must meet in order to have a stockholder proposal included in the Company’s proxy statement pursuant to Rule 14a-8 under the Securities Exchange Act of 1934, as amended (the “Exchange Act”).

Stockholder Proposals for 2012

All suggestions from stockholders are given careful attention. Stockholders who wish to present proposals for action at the 2012 Annual Meeting that are included in the Company’s 2012 proxy statement must also follow the procedures prescribed by Rule 14a-8 under the Exchange Act. To be eligible for inclusion in the 2012 proxy statement and proxy card, stockholder proposals must be received no later than December 10, 2011 by the Secretary of the Company at the principal executive offices of the Company located at 80 Pine Street, New York, NY 10005, unless the 2012 Annual Meeting is changed by more than 30 days from May 26, 2012, in which case stockholder proposals must be received a reasonable time before the Company begins to print and send its proxy materials for the 2012 Annual Meeting.

DELIVERY OF DOCUMENTS TO STOCKHOLDERS SHARING AN ADDRESS

Some banks, brokers, and other nominee record holders may participate in the practice of “householding” proxy statements and annual reports. This means that only one copy of the Consent Revocation Statement, a notice of annual meeting and proxy statement and an annual report may have been sent to multiple stockholders in your household. If you would like to obtain another copy of any document, please contact our Investor Relations department at Transatlantic Holdings, Inc., 80 Pine Street, New York, NY 10005, or via e-mail at investor_relations@transre.com or Georgeson Inc. at 199 Water Street, New York, NY 10038, or via e-mail at transatlantic@georgeson.com.

If you want to receive separate copies of our proxy statement and annual report in the future, or if you are receiving multiple copies and would like to receive only one copy for your household, you should contact your bank, broker, or other nominee record holder, or you may contact us at the above address or telephone number.

We appreciate your support and encouragement.

On Behalf of the Board,

/s/  Amy M. Cinquegrana

AMY M. CINQUEGRANA
Secretary

IMPORTANT

The Board urges you NOT to return any BLUE consent card solicited by Validus. If you have previously returned any such BLUE consent card, you have every right to revoke your consent. Simply complete, sign, date and mail the enclosed WHITE Consent Revocation Card in the postage-paid envelope provided.

For additional information or assistance, please call Georgeson Inc., our proxy solicitor, at 199 Water Street New York, NY 10038; Tel: (888) 613-9817 (Toll-free); (Bankers and brokers please call: (212) 440-9800); e-mail: transatlantic@georgeson.com.

Annex A

Information Regarding Participants

The directors and the executive officers and employees of the Company who are participants in the solicitation of consent revocations (collectively, the “Participants”) are listed below, together with the amount of each class of the Company’s securities beneficially owned by each of these persons as of September 19, 2011, including the number of securities for which beneficial ownership can be acquired within 60 days of such date. No Participant listed below owns any equity securities of the Company of record that such Participant does not own beneficially. The business address of each Participant is c/o Transatlantic Holdings, Inc., 80 Pine Street, New York, NY 10005.

		Transatlantic Common
		Shares
		Beneficially
Name	Title	Owned
Kenneth Apfel	Executive Vice President and Chief Actuary	56,417
Paul A. Bonny	Executive Vice President	220,286
Stephen P. Bradley	Director	734
Ian H. Chippendale	Director	4,601
Thomas V. Cholnoky	Senior Vice President	245
John G. Foos	Director	9,101
John L. McCarthy	Director	4,601
Robert F. Orlich	Chief Executive Officer and Director	561,451
Richard S. Press	Director	14,000
Michael C. Sapnar	President and Director	130,141
Gary A. Schwartz	Executive Vice President and General Counsel	35,881
Steven S. Skalicky	Executive Vice President and Chief Financial Officer	231,751
Javier E. Vijil	Executive Vice President	218,544

Information Regarding Transactions in our Securities by Participants

The following table sets forth information regarding purchases and sales of the Company’s securities by Participants during the past two years. Except as set forth below or as otherwise disclosed in this Consent Revocation Statement, no part of the purchase price or market value of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities. To the extent that any part of the purchase price or market value of any of these securities is represented by funds borrowed or otherwise obtained for the purpose of acquiring or holding such securities, the amount of the indebtedness as of the latest practicable date is set forth below. If such funds were borrowed or obtained otherwise than pursuant to a margin account or bank loan in the regular course of business of a bank, broker or dealer, a description of the transaction and the parties is set forth below.

		Number of Securities
Name	Transaction Date	Acquired	Transaction Footnote

Kenneth Apfel	1/27/2010	1,095	(a)
	1/27/2010	(1,976)	(b)
	2/12/2010	7,772	(c)
	2/12/2010	9,500	(d)
	4/1/2010	329	(a)
	4/1/2010	(329)	(e)
	7/16/2010	245	(e)

	1/11/2011	1,730	(a)
	1/11/2011	2,313	(a)
	1/11/2011	(3,029)	(f)
	1/11/2011	(3,866)	(c)
	2/11/2011	2,422	(g)
	2/11/2011	18,000	(h)
	2/25/2011	720	(a)
	2/25/2011	(1,211)	(g)
	3/16/2011	5,996	(d)
	7/19/2011	(245)	(e)
Paul V. Bonny	9/18/2009	3,678	(a)
	9/18/2009	(18,750)	(i)
	2/12/2010	16,500	(d)
	2/12/2010	9,068	(c)
	2/12/2010	5,343	(j)
	4/16/2010	329	(a)
	4/16/2010	(329)	(e)
	4/16/2010	222	(e)
	11/29/2010	133	(a)
	11/29/2010	(18,749)	(k)
	1/11/2011	1,978	(a)
	1/11/2011	1,308	(a)
	1/11/2011	2,221	(a)
	1/11/2011	(4,040)	(f)
	1/11/2011	(2,671)	(j)
	1/11/2011	(4,533)	(c)
	2/11/2011	5,490	(g)
	2/11/2011	20,250	(h)
	2/25/2011	1,345	(a)
	2/25/2011	(2,745)	(g)
	3/31/2011	222	(a)
	3/31/2011	(222)	(e)
	3/16/2011	8,927	(d)
Stephen P. Bradley	5/20/2010	2,200	(l)
	5/20/2011	(734)	(l)
	5/26/2011	2,200	(l)
Ian H. Chippendale	5/21/2010	(734)	(l)
	5/21/2010	(466)	(l)
	5/21/2010	2,200	(l)
	3/25/2011	(1,000)	(l)
	5/20/2011	(734)	(l)
	5/21/2011	(733)	(l)
	5/22/2011	(467)	(l)
	5/26/2011	2,200	(l)

Thomas V. Cholnoky	2/12/2010	2,000	(d)
	7/16/2010	245	(e)
	3/16/2011	1,598	(d)
	7/13/2011	480	(e)
	7/19/2011	245	(a)
	7/19/2011	(245)	(e)
John G. Foos	12/16/2009	300	(a)
	12/16/2009	(300)	(a)
	5/20/2010	2,200	(l)
	5/21/2010	(466)	(l)
	5/21/2010	(734)	(l)
	5/28/2010	500	(a)(m)
	3/25/2011	(2,000)	(l)
	5/20/2011	(734)	(l)
	5/21/2011	(733)	(l)
	5/22/2011	(467)	(l)
	5/26/2011	2,200	(l)
John L. McCarthy	5/20/2010	2,200	(l)
	5/21/2010	(734)	(l)
	5/21/2010	(466)	(l)
	5/20/2011	(734)	(l)
	5/21/2011	(733)	(l)
	5/22/2011	(467)	(l)
	5/26/2011	2,200	(l)
Robert F. Orlich	11/9/2009	6,384	(a)
	11/9/2009	(53,800)	(i)
	12/3/2009	(2,959)	(n)
	1/4/2010	293	(a)
	1/4/2010	(293)	(e)
	1/15/2010	225	(e)
	1/27/2010	8,418	(a)
	1/27/2010	(6,120)	(b)
	1/27/2010	(10,774)	(o)
	2/12/2010	43,000	(d)
	2/12/2010	23,965	(c)
	2/12/2010	26,717	(j)
	11/29/2010	333	(a)
	11/29/2010	(56,249)	(k)
	1/10/2011	225	(a)
	1/10/2011	(225)	(e)
	1/11/2011	5,632	(a)
	1/11/2011	7,183	(a)
	1/11/2011	6,443	(a)
	1/11/2011	10,478	(f)
	1/11/2011	13,358	(j)

	1/11/2011	11,982	(c)
	1/18/2011	455	(e)
	2/11/2011	24,223	(g)
	2/11/2011	55,500	(h)
	2/25/2011	6,513	(a)
	2/25/2011	(12,111)	(g)
Richard S. Press	5/20/2010	2,200	(l)
	5/21/2010	(734)	(l)
	5/21/2010	(466)	(l)
	3/25/2011	(2,000)	(l)
	5/20/2011	(734)	(l)
	5/21/2011	(733)	(l)
	5/22/2011	(467)	(l)
	5/26/2011	2,200	(l)
Michael C. Sapnar	1/27/2010	1,389	(a)
	1/27/2010	(2,302)	(b)
	2/12/2010	19,500	(d)
	2/12/2010	9,068	(j)
	4/1/2010	329	(a)
	4/1/2010	(329)	(e)
	4/16/2010	222	(e)
	1/11/2011	2,181	(a)
	1/11/2011	1,700	(a)
	1/11/2011	2,885	(a)
	1/11/2011	(3,535)	(f)
	1/11/2011	(2,671)	(j)
	1/11/2011	(4,533)	(c)
	2/11/2011	5,490	(g)
	2/11/2011	21,000	(h)
	2/25/2011	1,747	(a)
	2/25/2011	(2,745)	(g)
	3/16/2011	9,594	(d)
	3/31/2011	222	(a)
	3/31/2011	(222)	(e)
Gary A. Schwartz	1/4/2010	293	(a)
	1/4/2010	(293)	(e)
	1/15/2010	225	(e)
	1/27/2010	953	(a)
	1/27/2010	(1,646)	(b)
	2/12/2010	8,500	(d)
	2/12/2010	4,922	(c)
	1/10/2011	225	(a)
	1/10/2011	(225)	(e)
	1/11/2011	1,532	(a)
	1/11/2011	1,566	(a)

	1/11/2011	(2,526)	(f)
	1/11/2011	(2,461)	(c)
	1/18/2011	455	(e)
	2/11/2011	2,422	(g)
	2/11/2011	11,250	(h)
	2/25/2011	770	(a)
	2/25/2011	(1,211)	(g)
	3/16/2011	4,664	(d)
Steven S. Skalicky	1/18/2011	455	(e)
	2/11/2011	5,652	(g)
	2/11/2011	21,000	(h)
	2/25/2011	1,802	(a)
	2/25/2011	(2,826)	(g)
	3/16/2011	8,927	(d)
Javier E. Vijil	9/17/2009	472	(a)
	9/17/2009	(2,450)	(i)
	11/10/2009	8,100	(a)
	11/10/2009	(8,100)	(i)
	11/10/2009	(8,100)	(i)
	11/11/2009	2,900	(a)
	11/11/2009	(2,900)	(i)
	11/11/2009	(2,900)	(i)
	1/27/2010	1,863	(a)
	1/27/2010	(2,632)	(b)
	2/12/2010	16,500	(d)
	2/12/2010	8,550	(c)
	2/12/2010	5,343	(j)
	7/1/2010	271	(a)
	7/1/2010	(271)	(e)
	7/16/2010	150	(e)
	9/2/2010	1,100	(a)
	9/13/2010	(2,500)	(a)
	11/29/2010	66	(a)
	11/29/2010	(8,749)	(k)
	1/11/2011	2,902	(a)
	1/11/2011	1,964	(a)
	1/11/2011	3,143	(a)
	1/11/2011	(4,040)	(f)
	1/11/2011	(2,671)	(j)
	1/11/2011	(4,274)	(c)
	2/11/2011	5,167	(g)
	2/11/2011	19,500	(h)
	2/25/2011	1,899	(a)
	2/25/2011	(2,583)	(g)
	3/16/2011	8,341	(d)

7/13/2011	442	(e)
7/19/2011	150	(a)
7/19/2011	(150)	(e)

(a)	Exercise or conversion of derivative security exempted pursuant to Rule 16b-3.
(b)	Restricted stock units (“RSUs”) earned under the 2006 Partners Plan.
(c)	RSUs granted under the 2008 Partners Plan.
(d)	RSUs granted under the 2009 Long Term Equity Incentive Plan.
(e)	Stock options granted under the 1990 Employee Stock Purchase Plan.
(f)	RSUs granted under the 2007 Partners Plan.
(g)	RSUs granted under the 2008 Senior Partners Plan.
(h)	RSUs granted under the 2009 Partners Plan.
(i)	Stock options granted under the 1995 Stock Option Plan.
(j)	RSUs granted under the 2007 Senior Partners Plan.
(k)	Stock options granted under the 2000 Stock Option Plan.
(l)	RSUs granted under the 2008 Non-Employee Director’s Stock Plan.
(m)	Shares held jointly.
(n)	Transferred pursuant to domestic relations order.
(o)	RSUs earned under the 2006 Senior Partner Plan.

Miscellaneous Information Concerning Participants

Except as described in this Annex A or otherwise disclosed in this Consent Revocation Statement (including Annex B hereto), to the Company’s knowledge:

•	No associate of any Participant beneficially owns, directly or indirectly, any securities of the Company.
•	No Participant beneficially owns, directly or indirectly, any securities of any subsidiary of the Company.
•	Since the beginning of the Company’s last fiscal year, no Participant or any of his or her associates or immediate family members was a party to any transaction, or is to be a party to any currently proposed transaction, in which (i) the Company was or is to be a participant, (ii) the amount involved exceeded or exceeds $120,000, and (iii) any such Participant, associate or immediate family member had or will have a direct or indirect material interest.
•	No Participant or any of his or her associates has any arrangement or understanding with any person with respect to any future employment by the Company or its affiliates, or with respect to any future transactions to which the Company or any of its affiliates will or may be a party.
•	No Participant is, or was within the past year, a party to any contract, arrangement or understanding with any person with respect to any securities of the Company, including, but not limited to, joint ventures, loan or option arrangements, puts or calls, guarantees against loss or guarantees of profit, division of losses or profits, or the giving or withholding of proxies.
•	No Participant has any substantial interest, direct or indirect, by security holdings or otherwise, in any matter to be acted upon with respect to the Consent Solicitation.

Annex B

The following disclosure in this Annex B is excerpted from Transatlantic’s 2011 definitive proxy statement for Transatlantic’s 2011 annual meeting of stockholders.

CORPORATE GOVERNANCE, BOARD OF DIRECTORS AND COMMITTEES

Governance Principles

The Board has established the Transatlantic Corporate Governance Guidelines (the “Guidelines”) to promote the effective functioning of the Board and its committees, to promote the interests of stockholders and to establish a common set of expectations for the governance of the organization. All of Transatlantic’s corporate governance materials, including the Corporate Governance Guidelines; Audit Committee, Compensation Committee and Nominating and Corporate Governance Committee Charters; Transatlantic’s Director, Executive Officer and Senior Financial Officer Code of Business Conduct and Ethics; Transatlantic’s Director Independence Standards; Related-Party Transaction Approval Policy and Transatlantic’s Code of Conduct for employees, are available on Transatlantic’s website at www.transre.com by following the links to Investor Information and then to the Governance Documents section. Printed copies of these materials are available upon request to any stockholder by writing to Transatlantic Holdings, Inc., c/o Investor Relations, 80 Pine Street, New York, NY 10005 and are also available in the Investor Information section on Transatlantic’s website at www.transre.com. The Board regularly reviews corporate governance developments and modifies its guidelines, charters and practices as warranted. Any modifications will be reflected on Transatlantic’s website.

Board Leadership Structure

The Board believes that separating the Chairman of the Board and Chief Executive Officer positions is the appropriate leadership structure for Transatlantic at the present time. As directors continue to have increased oversight responsibilities, the Board believes that Transatlantic’s current leadership structure allows the Chairman of the Board, Mr. Press, to focus on Board and Board committee matters so that the Chief Executive Officer, Mr. Orlich, can focus on Transatlantic’s operations and function as Transatlantic’s leader to its insurers, brokers and employees. Both the Board and management can then work together productively on strategic planning for Transatlantic.

Transatlantic’s By-laws permit the Board to determine the best leadership structure for Transatlantic from time to time and to choose whether to keep the roles of Chairman of the Board and Chief Executive Officer separate or combined. The By-laws provide that if the Chairman of the Board is an officer of Transatlantic, Transatlantic’s independent directors will elect, by majority vote, one independent director to be Transatlantic’s lead independent director, to serve as the leader of the independent directors.

Mr. Chippendale has advised the Board that PricewaterhouseCoopers LLP has in the past provided, and continues currently to provide him with personal tax services. The Board considered the tax services provided by PricewaterhouseCoopers LLP to Mr. Chippendale and concluded that the services provided do not impair Mr. Chippendale’s or PricewaterhouseCoopers LLP’s independence.

During 2010, Transatlantic Reinsurance Company (“TRC”), Transatlantic’s major operating subsidiary, was approached by an independent intermediary on behalf of Controlled Risk Insurance Company, Ltd. (“CRICO”) to participate in a competitive bidding process on a reinsurance program covering the Harvard University medical community’s physicians, institutions and employees. TRC conducted its normal underwriting review and bid on the program. TRC was selected as a reinsurer on the program and participates on the same terms as other reinsurers that are not affiliated with either CRICO or TRC. Mr. McCarthy serves as President of the Risk Management Foundation of the Harvard Medical Institutions, Inc. (“RMF”), which is an affiliate of CRICO. In addition, Mr. Bradley serves as a director, and Mr. Press serves as a non-director committee member, of RMF. After a thorough review of the underwriting process and program by the General Counsel’s office and upon the recommendation of the General Counsel, the Audit Committee reviewed and approved TRC’s participation in the program and, after further review, the Board also concluded that this transaction would not impair the independence of Messrs. McCarthy, Bradley or Press.

There were four regularly scheduled meetings of the Board and one special meeting of the Board during 2010. Additionally, during 2010 there were three Board consents and four Executive Committee consents. All of the directors attended at least 79 percent of the aggregate of all meetings of the Board and of the committees of the Board on which they served. Transatlantic does not require its directors to attend Annual Meetings of stockholders. Six of Transatlantic’s directors who are standing for re-election attended the Transatlantic 2010 Annual Meeting of Stockholders.

Transatlantic holds at least one regularly scheduled meeting each year of its non-management directors, and at least one regularly scheduled meeting of its independent directors, the presiding director at such meetings will be elected by such non-management or independent directors, respectively.

Board Composition

In order for the Board to satisfy its oversight responsibilities effectively, the Board seeks members who combine the highest standards of ethics, values and integrity with significant experience relevant to Transatlantic’s business and operations. Pursuant to Transatlantic’s Corporate Governance Guidelines, the Nominating and Corporate Governance Committee is responsible for recommending Board nominees for election for director, and the Board, based on the recommendations of the Nominating and Corporate Governance Committee, is responsible for selecting nominees for election. The Nominating and Corporate Governance Committee, among many factors, considers qualities of high personal and professional ethics, values and integrity. It also examines the skills, diversity, backgrounds and experience with business and other organizations of director nominees. Also, the Nominating and Corporate Governance Committee looks for candidates with the ability and willingness to commit adequate time to, as well as a commitment to representing the long-term interests of, Transatlantic. The Nominating and Corporate Governance Committee evaluates candidates on the basis of their qualifications and not on the basis of the manner in which they were submitted for consideration.

Although Transatlantic does not have a formal policy with respect to diversity, among the many factors that the Nominating and Corporate Governance Committee and the Board carefully consider, are the benefits to Transatlantic of a diversity of background, experiences, perspectives and skills in the composition of the Board. When considering whether the Board’s directors and nominees have the qualifications, attributes, skills and diversity of experience, taken as a whole, to enable the Board to satisfy its oversight responsibilities effectively in light of Transatlantic’s business and structure, the Board focused primarily on the information discussed in each of the Board nominees’ biographical information set forth above. In particular, with regard to Mr. Bradley, the Board considered his academic experience at the Harvard Business School relating to his work as a professor of competitive and corporate strategy and his considerable experience as a director of public companies. As for Mr. Chippendale, the Board considered his insurance industry knowledge and his international experience, including his service as the Chairman of RBS Insurance Group, Ltd. With regard to Mr. Foos, the Board considered his extensive experience in and knowledge of accounting and finance, which includes service as the Chief Financial Officer of Independence Blue Cross in addition to his experience as a Partner with KPMG. As for Mr. McCarthy, the Board considered his expertise in risk management as well as his experience as a Chief Executive Officer of an insurance industry-related company. With regard to Mr. Orlich, the Board considered his extensive reinsurance background, experience and knowledge of the industry and his institutional knowledge of Transatlantic. As for Mr. Press, the Board considered his significant experience in asset management, which includes service as the Senior Vice President and Director of the Insurance Asset Management Group of Wellington Management Company, as well as his extensive board service and experience with both public and non-public entities. In addition, the Board considered the Board service of each individual director and each director’s valuable contributions to Transatlantic’s success.

Communications with Board Members

The Board provides a process for stockholders and other interested parties to send communications to the Board or any of the directors. Stockholders and other interested parties may send written communications to the Board, or any of the individual directors, c/o the Corporate Secretary of the Company to Transatlantic

Holdings, Inc., 80 Pine Street, New York, NY 10005. All communications will be compiled by the Corporate Secretary of the Company and submitted to the Board or the individual directors, as applicable, on a periodic basis.

Audit Committee

The Audit Committee, which held twelve meetings during 2010, assists the Board’s oversight of Transatlantic’s financial statements and Transatlantic’s compliance with legal and regulatory requirements, the qualifications and performance of Transatlantic’s independent registered public accounting firm and the performance of Transatlantic’s internal audit function. The Audit Committee is directly responsible for the appointment, compensation, retention and oversight of the work of Transatlantic’s independent registered public accounting firm. A copy of the current Audit Committee charter is included as Appendix B to the 2011 definitive proxy statement filed on Schedule 14A. Messrs. Foos, McCarthy, Poutsiaka and Press served as members of the Audit Committee from January 1, 2010 through February 21, 2010. From February 22, 2010 through May 20, 2010 Messrs. Foos, McCarthy and Press served as members of the Audit Committee. From May 21, 2010 through December 31, 2010, Messrs. Foos, Jeffery and Press served as members of the Audit Committee. During 2010, Mr. Foos served as the Chairman of the Audit Committee. The Board has also determined that each member of the Audit Committee is “financially literate” within the meaning of the NYSE listing standards. Additionally, the Board has determined that Mr. Foos is an audit committee financial expert, as defined by SEC rules and has been designated as the Audit Committee financial expert. Also, on the recommendation of the Nominating and Corporate Governance Committee, the Board has determined that Mr. Foos has accounting or related financial management expertise, as defined by the NYSE listing standards.

Nominating and Corporate Governance Committee

The Nominating and Corporate Governance Committee met five times during 2010. The primary purposes of the Nominating and Corporate Governance Committee are to recommend individuals to the Board for nomination, election or appointment as members of the Board and its committees, to review on an ongoing basis the corporate governance principles and practices that should apply to Transatlantic and to review and make recommendations to the Board on director compensation. The Nominating and Corporate Governance Committee will consider nominees recommended by the stockholders. Stockholders may propose nominees for consideration by submitting names and supporting information to: Chairperson, Nominating and Corporate Governance Committee, c/o General Counsel, Transatlantic Holdings, Inc., 80 Pine Street, 7th Floor, New York, NY 10005. The Nominating and Corporate Governance Committee selects nominees for the Board who possess at a minimum the following qualifications: high personal and professional ethics, values and integrity; ability to work as part of an effective, collegial group; commitment to representing the long-term interests of Transatlantic; skill, diversity, background and experience with businesses and other organizations that the Board deems relevant; the individual’s experience interplays well with the experience of other Board members; and ability and willingness to commit adequate time to Transatlantic over an extended period of time. The Nominating and Corporate Governance Committee will evaluate stockholder nominees on the same basis as all other nominees. The members of the Nominating and Corporate Governance Committee during 2010 were Messrs. Chippendale, Foos, McCarthy and Poutsiaka from January 1, 2010 through February 21, 2010. From February 22, 2010 through May 20, 2010, Messrs. Chippendale, Foos and McCarthy served as members of the Nominating and Corporate Governance Committee. From May 21, 2010, through December 31, 2010, Messrs. Chippendale, Foos, McCarthy, Press and Tizzio served as members of the Nominating and Corporate Governance Committee. Mr. Poutsiaka served as Chairman of the Nominating and Corporate Governance Committee from January 1, 2010, through February 21, 2010. Mr. Foos served as Chairman of the Nominating and Corporate Governance Committee from February 22, 2010, through December 31, 2010.

Compensation Committee

The Compensation Committee, which held eight meetings during 2010, oversees the administration of Transatlantic’s salary and bonus compensation programs, establishes the compensation of the Chief Executive Officer and each Named Executive Officer and makes recommendations with respect to cash compensation programs applicable to senior executives and other employee compensation. The Compensation Committee also administers the Transatlantic Stock Option Plan, the Stock Incentive Plan, the Long-Term Equity Incentive Plan and the Transatlantic Partners and Senior Partners Plans and makes recommendations with respect to the long-term incentive compensation plans. Messrs. Chippendale, Poutsiaka and Press were members of the Compensation Committee from January 1, 2010 through February 21, 2010. From February 22, 2010 through May 20, 2010, Messrs. Chippendale, McCarthy and Press served as members of the Compensation Committee. From May 21, 2010, through December 31, 2010, Messrs. Bradley, Chippendale, McCarthy and Press served as members of the Compensation Committee. During 2010, Mr. Chippendale served as Chairman of the Compensation Committee.

Compensation Committee Interlocks and Insider Participation

No member of the Compensation Committee is a current officer or employee of the Company (or any of its subsidiaries) or was such an officer or employee at any time subsequent to June 1990, when the Company became a reporting company under the Exchange Act and no member of the Compensation Committee has any relationship with the Company requiring disclosure as a related party transaction. During 2010, none of Transatlantic’s executive officers served as a director of another entity, one of whose executive officers served on Transatlantic’s Compensation Committee; and none of Transatlantic’s executive officers served as a member of the Compensation Committee or equivalent committee of another entity, one of whose executive officers served as a member of the Board.

Other Committees

The principal function of the Executive Committee is to act for the Board between Board meetings. During 2010, Messrs. Orlich, Press and Tizzio served as members of the Executive Committee. There were four Executive Committee actions in 2010.

The Finance and Investment Committee, which oversees the financing and investment activities of Transatlantic and its subsidiaries, held eight meetings during 2010. Messrs. Foos, Poutsiaka and Press served as members of the Finance and Investment Committee from January 1, 2010 through February 21, 2010. From February 22, 2010 through May 20, 2010, Messrs. Chippendale, Foos and Press served as members of the Finance and Investment Committee. From May 21, 2010 through December 31, 2010, Messrs. Foos, Jeffery and Press served as members of the Finance and Investment Committee. During 2010, Mr. Press served as the Chairman of the Finance and Investment Committee.

The Risk Management Committee, which oversees the risk management of Transatlantic and its subsidiaries, held four meetings during 2010. Messrs. Chippendale, Foos, McCarthy, Orlich, Press and Tizzio served as members of the Risk Management Committee from January 1, 2010 through February 21, 2010. From February 22, 2010 through May 20, 2010, Messrs. Chippendale, McCarthy, Orlich, Press and Tizzio served as members of the Risk Management Committee. From May 21, 2010 through December 31, 2010, Messrs. Bradley, Chippendale, Foos, Jeffery, McCarthy, Orlich and Tizzio served as members of the Risk Management Committee. During 2010, Mr. McCarthy served as the Chairman of the Risk Management Committee.

The Underwriting Committee, which oversees the underwriting activities of Transatlantic and its subsidiaries, held three meetings during 2010. Messrs. Chippendale, McCarthy, Orlich and Tizzio served as members of the Underwriting Committee from January 1, 2010 through May 20, 2010. From May 21, 2010 through December 31, 2010, Messrs. Bradley, Chippendale, McCarthy, Orlich and Tizzio served as members of the Underwriting Committee. During 2010, Mr. Tizzio served as the Chairman of the Underwriting Committee.

Oversight of Risk Management

The Risk Management Committee oversees the development, administration, implementation and appropriateness of Transatlantic’s Enterprise Risk Management (“ERM”) framework. The ERM framework includes company policies and activities related to overall management of risks, including the establishment and maintenance of an effective risk management culture, pursuant to the business strategy and guidelines established by the Board across all areas of Transatlantic’s business worldwide. The Risk Management Committee reports to the Board at each of the Board’s meetings, or more frequently as necessary, to inform them of their discussions with Transatlantic’s Corporate Risk Management Committee and apprise the Board of any changes or developments to Transatlantic’s ERM framework. The Risk Management Committee is chaired by Mr. McCarthy.

Transatlantic’s risk management team is led by the Chief Risk Officer (“CRO”) who reports directly to the CEO who chairs a Corporate Risk Management Committee composed of executive officers including the CRO, Chief Financial Officer, Chief Information Officer, General Counsel, Chief Actuary, Senior Claims Executive in New York as well as the Chief Underwriting Officers for the Domestic Operations, International Operations and the Caribbean and Latin American Operations, among other officers. In all major branches, local risk committees meet quarterly to review the major risks of Transatlantic including regulatory, operational, credit and other financial risks. These committees include senior representatives from the finance and accounting, claims, actuarial, systems, legal and underwriting departments and report to the risk management department in New York. Transatlantic uses various tools including an employee code of conduct, mandatory ethics training, internal audit reviews and business continuity planning to mitigate its operational risks. Transatlantic is engaged in the continuous review and enhancement of its ERM framework, which includes the development of an economic capital model to assess the probability and potential severity of risk events and to determine the optimum risk adjusted profile for Transatlantic.

Related-Party Transactions

Related-Party Transactions Approval Policy. The Board, on the recommendation of the Nominating and Corporate Governance Committee, has adopted a written policy that contains the policies and procedures governing the review and approval of related-party transactions involving Transatlantic. The Board determined that the Audit Committee is the appropriate Committee to approve and ratify “Related-Party Transactions” (as defined in the policy).

Under the policy, any potential Related-Party Transaction will be analyzed by Transatlantic’s general counsel, in consultation with management and with outside counsel, as appropriate, to determine whether the transaction is a Related-Party Transaction. Related-Party Transactions will be brought to the Audit Committee for review and approval. The review of a Related-Party Transaction includes consideration of whether (i) the terms of the Related-Party Transaction are fair to Transatlantic and on terms at least as favorable as would apply if the other party was not or did not have an affiliation with a director, executive officer or employee of Transatlantic; (ii) there are demonstrable business reasons for Transatlantic to enter into the Related-Party Transaction; (iii) the Related-Party Transaction would impair the independence of a director; and (iv) the Related-Party Transaction would present an improper conflict of interests for any director, executive officer or employee of Transatlantic, taking into account the size of the transaction, the overall financial position of the director, executive officer or employee, the direct or indirect nature of the interest of the director, executive officer or employee in the transaction, the ongoing nature of any proposed relationship, and any other factors the Audit Committee or the Chairman of the Audit Committee deems relevant. After appropriate review, the Audit Committee will approve such Related-Party Transaction if it is consistent with the policy. In the event that Transatlantic becomes aware of a Related-Party Transaction that was not approved under this policy prior to consummation, such transaction will be reviewed in accordance with this policy as promptly as reasonably practicable. If it is not practical for the Audit Committee to wait until the next Audit Committee meeting to review a Related-Party Transaction, as determined by Transatlantic’s general counsel, the Chairman of the Audit Committee may review and approve the Related-Party Transaction.

For purposes of this policy, a “Related-Party Transaction” includes any (i) transaction or relationship directly or indirectly involving a director or executive officer that would need to be disclosed under Item 404(a) of Regulation S-K; (ii) transaction or relationship involving a director that is not deemed to be immaterial under Transatlantic’s Director Independence Standards as then in effect; (iii) material amendment or modification to an existing Related-Party Transaction; and (iv) transaction deemed by Transatlantic’s general counsel to be a Related-Party Transaction pursuant to the procedures under the policy. Notwithstanding the foregoing, the following shall not be Related-Party Transactions: (i) indemnification and advancement of expense payments made pursuant to Transatlantic’s Certificate of Incorporation or By-laws or pursuant to any agreement or instrument; or (ii) any transaction that involves the providing of compensation to a director or executive officer in connection with his or her duties to Transatlantic or any of its subsidiaries or affiliates, including the reimbursement of business and travel expenses incurred in the ordinary course.

The Related-Party Transactions Approval Policy is available on Transatlantic’s website at www.transre.com by following the links to Investor Information and then to the Governance Documents section.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires Transatlantic’s directors, executive officers and persons who beneficially own more than ten percent of a registered class of Transatlantic’s equity securities, to file with the SEC initial reports of ownership and reports of changes in beneficial ownership of Transatlantic Common Shares. Directors, executive officers and greater than ten percent stockholders are required by SEC regulation to furnish Transatlantic with copies of all Section 16(a) forms they file. To Transatlantic’s knowledge, all Section 16(a) filing requirements applicable to its directors, executive officers and ten percent stockholders have been complied with, except for one filing for 1,552 Transatlantic Common Shares acquired by Mr. Bonny on January 27, 2010 (filed on March 25, 2011). In making these statements, Transatlantic has relied on written representations of its directors, executive officers and ten percent stockholders, and copies of reports that they have filed with the SEC.

COMPENSATION OF DIRECTORS

Director compensation arrangements. Under the current director compensation structure, all directors, except those who are employees of Transatlantic, receive an annual retainer of $37,000 and a fee of $1,500 for each attended meeting of the Board or any committee of Transatlantic of which the director is a member, the Audit Committee Chairperson receives an additional retainer of $10,000, all other Committee Chairpersons receive an additional retainer of $5,000 and the Lead Independent Director, if any, will receive an additional retainer of $15,000. In addition, the non-executive Chairperson of the Board receives an additional fee of $127,000, and all non-management directors receive an annual grant of restricted stock units (“RSUs”) that vest ratably over a three-year period, but are not deliverable to the directors until such time as they retire or leave the Board. On May 20, 2010, following the 2010 annual meeting of stockholders at the regularly scheduled Board meeting, upon the recommendation of the Nominating and Corporate Governance Committee, the Board granted each non-management director 2,200 RSUs.

The following table contains information about the compensation of persons who served as non-management directors of Transatlantic in 2010.

2010 Non-Management Director Compensation

	Fees Earned
	or Paid	Stock
Name	in Cash(1)	Awards(2)		Total

Stephen P. Bradley	$41,250	$98,648		$139,898

Ian H. Chippendale	88,500	98,648		187,148

John G. Foos	100,000	98,648		198,648

Reuben Jeffery III	53,250	98,648	(3)	53,250

John L. McCarthy	87,000	98,648		185,648

William J. Poutsiaka	16,500	0	(4)	40,084

Richard S. Press	227,500	98,648		326,148

Thomas R. Tizzio	58,500	98,648		157,148

(1)	This column represents annual retainer fees and board and committee meeting attendance fees.

(2)	This column represents the aggregate grant date fair value, computed in accordance with FASB ASC Topic 718 utilizing the assumptions and methodologies discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2010, of RSUs granted by Transatlantic under the 2008 Non-Employee Directors’ Stock Plan. See the Director Stock and Option Awards Outstanding at December 31, 2010 table below for detail regarding each director’s total outstanding stock awards. No options were granted to directors in 2010. See the Director Stock and Option Awards Outstanding at December 31, 2010 table below for detail regarding each director’s total outstanding option awards.

(3)	All RSUs granted to Mr. Jeffery in 2010 were forfeited as a result of his resignation on March 23, 2011.

(4)	Two-thirds of the RSUs granted to Mr. Poutsiaka in 2008 and all RSUs granted in 2009 were forfeited as a result of his resignation on February 21, 2010.

The Director Stock and Option Awards Outstanding at December 31, 2010 table that follows provides additional detail regarding non-management directors’ outstanding equity-based awards.

Director Stock and Option Awards Outstanding at December 31, 2010

	Option Awards
	Number	Number
Name	Exercisable(1)	Unexercisable	Stock Awards(2)

Stephen P. Bradley	0	0	2,200

Ian H. Chippendale	0	0	6,800

John G. Foos	0	0	7,800

Reuben Jeffery III	0	0	2,200	(3)

John L. McCarthy	0	0	5,800

William J. Poutsiaka	0	0	0

Richard S. Press	0	0	7,800

Thomas R. Tizzio	41,000	0	7,800

(1)	This column represents, for each director, the vested Transatlantic stock option awards granted in prior years.

(2)	This column represents, for each director, the Transatlantic stock awards granted in 2010 and in prior years.

(3)	All RSUs granted to Mr. Jeffery in 2010 were forfeited as a result of his resignation on March 23, 2011.

RELATIONSHIP WITH AIG

Secondary Public Offering of Transatlantic Common Shares by AIG

American International Group, Inc. (“AIG”), a Delaware corporation, is a holding company which, through its subsidiaries, is engaged in a broad range of insurance and insurance-related activities in the United States and abroad. AIG’s primary activities include general insurance, life insurance and retirement services operations. Other significant activities include financial services and asset management.

Prior to June 10, 2009, AIG beneficially owned approximately 59% of the outstanding Transatlantic Common Shares. On June 10, 2009, AIG and American Home Assurance Company (“AHAC”), a wholly owned subsidiary of AIG, consummated a secondary public offering of 29.9 million issued and outstanding Transatlantic Common Shares owned by AIG and AHAC. On March 15, 2010, AIG and AHAC consummated another secondary public offering (the “Second Offering”) of 8.5 million Transatlantic Common Shares owned by AHAC. Transatlantic repurchased 2 million of Transatlantic Common Shares from AHAC in the Second Offering pursuant to a stock offering agreement for an aggregate purchase price of approximately $105 million. Transatlantic did not receive any proceeds from these secondary public offerings. Immediately following the Second Offering, AIG and its subsidiaries (the “AIG Group”), including AHAC, beneficially owned 725,969 Transatlantic Common Shares (excluding Transatlantic Common Shares held by certain mutual funds that are advised or managed by subsidiaries of AIG), representing approximately 1.1 percent of then outstanding Transatlantic Common Shares. As a result of its reduced ownership percentage, the AIG Group was no longer considered a related party after March 15, 2010.

AIG Group Reinsurance

In the normal course of business, Transatlantic sells reinsurance to subsidiaries of the AIG Group. Based upon Transatlantic’s assessment of risk selection, pricing, terms and conditions and other relevant factors, Transatlantic either accepts or rejects potential AIG Group business. Except where premiums assumed were insured by AIG subsidiaries as a result of Transatlantic’s marketing efforts and then ceded to Transatlantic by prearrangement, Transatlantic has generally not set terms and conditions as lead underwriter with respect to the treaty reinsurance purchased by the AIG Group; however, Transatlantic may in the future set terms and conditions with respect to such business as lead underwriter and intends that the terms and conditions of any such reinsurance will be negotiated on an arm’s length basis. Both the Underwriting and the Risk Management Committees of the Board of Directors of Transatlantic, which include at least one independent director of Transatlantic, monitor Transatlantic’s underwriting policies.

After March 15, 2010, the AIG Group ceased to be a related party of Transatlantic, as discussed above. Gross premiums written originated by the AIG Group and ceded to Transatlantic from contracts that were entered into while the AIG Group was a related party totaled approximately $196 million (4.8%), $263 million (6.3%) and $310 million (7.0%) in 2010, 2009 and 2008, respectively. These amounts exclude premiums assumed that initially were insured by AIG subsidiaries as a result of Transatlantic’s marketing efforts and then ceded to Transatlantic by prearrangement, amounts assumed from an AIG subsidiary and ceded in an equal amount to other AIG subsidiaries, and all premiums from contracts that were effective after March 15, 2010. Transatlantic has no goal with respect to the portion of AIG Group versus non-AIG Group business it accepts. Transatlantic’s objective in determining its business mix is to evaluate each underwriting opportunity individually with a view to maximizing overall underwriting results.

EXECUTIVE COMPENSATION

COMPENSATION DISCUSSION AND ANALYSIS

Transatlantic’s compensation decisions for 2010 reflect the overall performance of Transatlantic during 2010. Transatlantic’s net income for 2010 was $402.2 million or $6.19 per diluted share compared to $477.7 million or $7.15 per diluted share for 2009. For the annual period of 2010 and for the twenty-first straight year since Transatlantic became a public company, Transatlantic reported positive net income. Book value increased by 13.3 percent during 2010 and operating return on equity was 9.2 percent. Net operating cash flow for the year was $1.06 billion in 2010. In addition to the financial highlights listed above, management accomplished a number of other strategic objectives during 2010. In March 2010, the Company completed a secondary offering in which AIG sold its remaining Transatlantic Common Shares, reducing AIG’s share ownership from approximately 13.9% to 1%. Management established Calpe Insurance Company, Ltd. in Gibraltar to take advantage of favorable business opportunities in Europe and completed an acquisition of a Lloyd’s member to allow Transatlantic to make strategic investments within Lloyd’s. Transatlantic also opened an office in Bermuda in order to better participate in that important reinsurance marketplace.

Consistent with the Committee’s philosophy that a significant portion of senior executive compensation should be performance based, the Committee established performance criteria on Transatlantic’s performance for all of the performance based compensation plans in the first quarter of 2010.

Objectives and Design of the 2010 Compensation Framework

Transatlantic’s performance-driven compensation framework is designed to attract, motivate and retain key executives. The Committee’s philosophy for achieving these goals was to:

•  Emphasize “at risk” elements of compensation through the use of awards that will have value only if Transatlantic produces a threshold level of financial performance and stockholder returns during current and subsequent performance periods.

•  Foster an owner/management culture through a partnership compensation approach that recognizes career milestones and promotes senior management accountability for a variety of company-wide strategic goals.

•  Align the long-term economic interests of key executives with those of stockholders by providing a substantial component of each key executive’s compensation in the form of long-term equity incentives.

•  Centralize administration and control over individual compensation components.

The nature of Transatlantic’s business requires its compensation programs to take a balanced approach to short-term and long-term performance and to different types of long-term performance due to the volatility inherent in Transatlantic’s reinsurance business. Transatlantic’s compensation framework for the executives named in the Summary Compensation Table (the “named executives”) previously used three performance-based components and time-vested equity awards to emphasize the mix of performance measures that Transatlantic believes need to be addressed to deliver stockholder value: (i) annual performance-based cash bonuses, (ii) time-vested equity and option awards, (iii) performance-based restricted stock units (“Performance RSUs”) under the Transatlantic Partners Plan and (iv) Senior Performance RSUs under the Transatlantic Senior Partners Plan. The primary elements of performance rewarded by these components were:

•  Earnings per share, adjusted combined ratio and net written premium volume are yearly financial metrics considered in awarding the annual cash bonuses to senior executives. The annual cash bonuses are also affected by company performance against non-financial strategic and operational goals.

•  Growth in adjusted book value per share is the performance measure used to determine the number of Performance RSUs earned under the Partners Plan measured over two-year periods and the number of Senior Performance RSUs under the Senior Partners Plan measured over three-year periods.

•  The market price of Transatlantic Common Stock determines the value of option and time-vested RSU awards and affects the value of Performance RSUs earned under the Partners and Senior Partners Plans.

In 2010, the three long-term components (time-vested equity awards, Partners Plan Performance RSUs and Senior Partners Plan Performance RSUs) provided a hierarchy of reward opportunities that match key points in career achievements and performance, with executives being awarded on the basis of performance time-vested equity-based awards at a base level, next with “Partners” being awarded Partners Plan Performance RSUs and, lastly at the highest level with select key executives awarded Senior Partners Plan Performance RSUs. In 2010, approximately 211 of our approximately 640 employees received time-vested equity grants, 55 participated in the Partners Plan and 7 executive officers, including all of the named executive officers, participated in the Senior Partners Plan.

The three long-term components also utilize different weightings of adjusted book value and share price performance. The value of option and time-vested RSU awards is entirely dependent on the market price of Transatlantic Common Stock. The value ultimately realized from an award under the Partners and Senior Partners Plans depends on both Transatlantic’s financial performance (which determines the number of Performance RSUs earned) and the market price of Transatlantic Common Stock (which determines the value of each Performance RSU earned under the plans).

Transatlantic’s compensation framework is consistent with our compensation objectives. First, it is designed so that Transatlantic’s Partners and Senior Partners are incentivized to achieve a targeted level of compound annual growth in the book value per share of Transatlantic Common Stock to earn a portion of their long-term awards. Second, multiple performance goals provide a balance of financial and market incentives covering annual, mid-term and long-term measurement periods.

Stockholder-approved 2009 Long Term Equity Incentive Plan maximizes deductibility of long-term executive compensation. Section 162(m) of the Internal Revenue Code permits companies to deduct amounts in excess of $1 million paid in any year to the CEO and three other most highly compensated officers (other than the chief financial officer who is not subject to these rules) provided certain requirements are met. The 2009 Long Term Equity Incentive Plan adopted in 2009 allows Transatlantic to maximize the deductibility of long-term, performance-based, compensation awards under the plan as well as under the Partners and Senior Partners plans.

Executive Bonus Plan rewards executives based on key performance measures. Under the Transatlantic Executive Bonus Plan (“EBP”), each participating executive’s target for an annual cash bonus is established by the Committee based on analysis of our market competitors and each executive’s experience, responsibilities and goals. This targeted value is expressed as a specified percentage of the executive’s salary. The level of the annual cash bonus payout is then determined based on a combination of performance against pre-determined performance goals, including Transatlantic’s earnings per share, adjusted combined ratio and net premiums written for the year. The EBP currently provides that cash bonuses may be treated as performance-based under Section 162(m) of the Internal Revenue Code and thus are not limited as to deductibility under the Code.

2010 Compensation Components

Transatlantic divides compensation components into two general categories: direct compensation and indirect compensation. For the named executives, these components were:

Direct Compensation	Indirect Compensation

• Base salary	• Retirement benefits

• Cash bonuses	• Perquisites

• Time-vested grants of RSUs	• Welfare benefits

• Performance RSUs granted under the Partners Plan, based on two-year growth in book value per share	• Termination benefits

• Senior Performance RSUs granted under the Senior Partners Plan, based on three-year growth in book value per share

Direct Compensation Elements

The Committee made compensation decisions for 2010 during the first quarters of 2010 and 2011. During the first quarter of 2010, the Committee made year-end compensation decisions for bonuses and equity plan participations for the named executives for year-end 2009 as well as setting the performance metrics and bonus targets of compensation plans for 2010. During the first quarter of 2011, the Committee made year-end compensation decisions for bonuses and equity plan participations for the named executives for year-end 2010, made changes to the 2010 compensation components and set the performance metrics and bonus targets of compensation plans for 2011. In the future, the Committee expects to make most compensation decisions for senior executives, including the named executives, in the fourth quarter of the year. For a discussion of the Committee’s changes to the 2010 compensation components and the performance metrics and bonus targets of compensation plans for 2011, see “Compensation Components for 2011” below.

Base salary. Transatlantic’s executives, including the named executives, receive a competitive portion of their overall compensation as base salary. The Committee intends to pay base salary at a reasonable range above the market median (described in more detail below), based on demonstrated performance, responsibilities, and individual experience.

Cash bonus. Annual cash bonuses are intended to reward participants for individual, business unit and overall Transatlantic performance during the year. The bonus paid to each participant is generally based on Transatlantic’s overall performance for the year, individual performance and an assessment of the business unit’s performance taking into account the individual’s bonus level as established by the Committee.

Time-vested grants of RSUs. Transatlantic provides a portion of long-term equity-based compensation through time-vested equity grants to key employees. For 2010, the Committee granted time-vested RSUs under Transatlantic’s 2009 Long Term Equity Incentive Plan rather than stock options to all officers including the named executive officers. The Committee agreed that the continued use of RSUs was appropriate for the senior most executives, including the named executive officers, because competitive market conditions indicated a move towards the use of RSUs and away from stock options and because RSUs align executives’ interests with those of stockholders. RSUs, similar to options, increase in value if the market price of the stock appreciates and decline in value if the market price of the stock depreciates, providing an additional performance component that is aligned with Transatlantic stock performance.

The Committee met during the first quarter of 2010 and made its year-end determinations with regard to time-vested equity based awards for Transatlantic’s executives and officers, including the named executive officers. The authority to grant equity-based awards has not been delegated outside of the Committee.

Performance RSUs granted under the Partners Plan. Consistent with the Committee’s compensation framework to align the long-term economic interests of key executives with those of stockholders, the Committee grants Performance RSUs to participants in the Partners Plan. Under the Partners Plan, the number of Performance RSUs earned by a Partner will depend on the cumulative growth in adjusted book value, as defined under the plan, per share of Transatlantic Common Stock over a two-year performance period and will range from 0 to 150 percent of each Partner’s “target” award. The Committee has determined that the use of the growth in adjusted book value per share metric aligns executive and stockholder interests. Grants of Performance RSUs under the Partners Plan do not guarantee that compensation will be earned. Performance RSUs will be forfeited and no Transatlantic Common Shares earned if the growth in Transatlantic’s adjusted book value falls below a minimum “threshold” level over a two-year performance period. 25 percent of Performance RSUs granted will be earned if performance is at the “threshold” level, 100 percent will be earned if performance is at the “target” level of performance and 150 percent will be earned if performance is at or above the “maximum” level, with amounts determined on a straight-line basis between “threshold,” “target” and “maximum” levels.

In establishing performance goals for earning Performance RSUs for the 2010-2011 performance period (2010 Performance RSUs), Transatlantic management recommended that “target” levels be long-term in nature and set at high levels, with the expectation that once established, such “target” levels would change infrequently rather than on a regular basis. With this expectation in mind, and considering the volatility inherent in Transatlantic’s business associated with catastrophe exposures, the Committee established a target performance measure of

14.49 percent growth in Transatlantic’s adjusted book value per share over the 2010-2011 performance period. Targets are disclosed in this proxy statement in the limited context of Transatlantic’s compensation programs and should not be understood to be estimates of future results or other guidance. Transatlantic specifically cautions investors not to apply these targets to other contexts. For a discussion of the Committee’s assessment of management’s performance in 2010 and the Performance RSUs earned for the 2009-2010 performance period, see “Compensation Decisions for 2010” below.

Vesting. 2008, 2009 and 2010 Performance RSUs earned under the Partners Plan at the end of each two-year performance period will be converted to time-vested RSUs and will vest in two equal installments promptly after the third and fourth anniversaries of the first day of the performance period. Any unvested Performance RSUs generally will be forfeited if the participant ceases employment with Transatlantic.

Senior Performance RSUs granted under the Senior Partners Plan. Consistent with the Committee’s compensation framework to align the long-term economic interests of key executives with those of stockholders, the Committee grants Senior Performance RSUs to participants in the Senior Partners Plan. Under the Senior Partners Plan, the number of Senior Performance RSUs earned by a Senior Partner will depend on the cumulative growth in adjusted book value, as defined under the plan, per share of Transatlantic Common Stock over a three-year performance period and will range from 0 to 200 percent of each Senior Partner’s “target” award. The Committee has determined that the use of the growth in adjusted book value per share metric aligns executive and stockholder interests. Grants of Senior Performance RSUs under the Senior Partners Plan do not guarantee that compensation will be earned. Senior Performance RSUs will be forfeited and no Transatlantic Common Shares earned if the growth in Transatlantic’s adjusted book value falls below a minimum “threshold” level over a three-year performance period. 25 percent of Senior Performance RSUs granted will be earned if performance is at the “threshold” level, 100 percent will be earned if performance is at the “target” level of performance and 200 percent will be earned if performance is at or above the “maximum” level, with amounts determined on a straight-line basis between “threshold,” “target” and “maximum” levels.

In establishing performance goals for earning Senior Performance RSUs for the 2010-2012 performance period (2010 Senior Performance RSUs), Transatlantic management recommended that “target” levels be long-term in nature and set at high levels, with the expectation that once established, such “target” levels would change infrequently rather than on a regular basis. With this expectation in mind, and considering the volatility inherent in Transatlantic’s business associated with catastrophe exposures, the Committee again established a target performance measure of 25.97 percent growth in Transatlantic’s adjusted book value per share over the 2010-2012 performance period. Targets are disclosed in this proxy statement in the limited context of Transatlantic’s compensation programs and should not be understood to be estimates of future results or other guidance. Transatlantic specifically cautions investors not to apply these targets to other contexts. For a discussion of the Committee’s assessment of management’s performance in 2010 and the Performance RSUs earned for the 2008-2010 performance period, see “Compensation Decisions for 2010” below.

Vesting.  2008, 2009 and 2010 Senior Performance RSUs earned under the Senior Partners Plan at the end of each three-year performance period will be converted to time-vested RSUs and will vest in two equal installments promptly after the third and fourth anniversaries of the first day of the performance period. Any unvested Senior Performance RSUs generally will be forfeited if the participant ceases employment with Transatlantic.

Indirect Compensation Elements

Retirement benefits. Transatlantic provides its eligible employees, including its named executives, with a number of retirement plans, including traditional pension plans (defined benefit plans) and individual account plans (defined contribution plans), such as a 401(k) plan.

Defined benefit plans. In 2009, Transatlantic’s domestic employees continued to participate in AIG’s defined benefit plans which include a tax-qualified pension plan and an Excess Retirement Income Plan (“ERIP”). Each of these plans provides for a yearly benefit based on years of service and the executive’s salary over a three-year period. The ERIP is designed to pay the portion of the benefit under the tax-qualified plan that is not payable under that plan due to restrictions imposed by the Internal Revenue Code. Effective January 1, 2010, Transatlantic ceased participation in the tax-qualified AIG defined benefit plan and established its own tax-qualified defined benefit plan in order to accept a transfer of assets and liabilities from the AIG plan with respect to benefits accrued by Transatlantic employees through December 31, 2009. Transatlantic also ceased participation in the ERIP effective as of December 31, 2009 and established its own excess plan related to the new tax-qualified Transatlantic defined benefit plan effective January 1, 2010. Neither of these new Transatlantic plans provides benefit accruals for periods after December 31, 2009. Effective January 1, 2010, Transatlantic established new defined contribution plans to provide benefits for periods after December 31, 2009.

Defined contribution plans. On January 1, 2009, Transatlantic established the Transatlantic defined contribution plan (401(k) plan). All regular domestic employees of Transatlantic are eligible to participate in the Transatlantic plan. Transatlantic matches participant contributions to the 401(k) plan based on an employee’s completed years of service up to applicable limits imposed by the Internal Revenue Code. Effective January 1, 2010, Transatlantic established a new tax-qualified defined contribution plan and related nonqualified excess plan that provide contributions for periods after December 31, 2009 that are intended to be of comparable economic value to the annual accruals previously provided to Transatlantic participants under the tax-qualified AIG defined benefit plan and the ERIP.

These plans and their benefits are described in greater detail in “Post Employment Compensation—Pension Benefits.” Transatlantic believes that these plans provide substantial retention and competitive advantages. In certain foreign jurisdictions, Transatlantic may provide a defined benefit plan, a defined contribution plan or alternative contribution plan, or may participate in government approved or regulated plans.

Mr. Bonny along with all employees in Transatlantic’s London office participated in the TRC Group Self Invested Personal Pension (“TRC Group SIPP”) throughout 2010, as described in greater detail in “Post-Employment Compensation—Pension Benefits.”

Perquisites. To facilitate the performance of executives’ management responsibilities and as part of a comprehensive compensation package, Transatlantic provides certain key executives and other senior officers with automobile allowances, housing allowances and club and gym memberships.

Transatlantic does not provide any tax reimbursements or gross-ups in connection with taxable perquisites.

Transatlantic believes the perquisites are reasonable in comparison to those typically provided by peer companies and that perquisites constitute a minor component of total compensation for each named executive.

Other employee benefits. Transatlantic executives participate in the same broad-based health, life and disability benefit programs as other Transatlantic employees.

Termination benefits and policies. As discussed below, Transatlantic provides severance benefits to a select group of executives who participate in the Transatlantic Partners and Senior Partners plans, including the named executives. Transatlantic believes severance benefits provide substantial retention and competitive advantages and financial security, and are part of a competitive comprehensive compensation package.

Transatlantic has generally not entered into employment agreements with its senior most executives and none of the named executives currently have employment agreements other than a 2005 Long-Term Cash Award Agreement entered into with Mr. Orlich.

In 2008, the Board adopted the Transatlantic Executive Severance Plan (“Transatlantic ESP”). Under the Transatlantic ESP, severance protection is provided to the named executives who all participate in the Partners and Senior Partners Plans. In addition, during the time period in which severance is being paid, the named executives will be entitled to medical benefits plan coverage, additional vesting in the retiree health plan, additional non-qualified pension credits, and continued life insurance and retiree health benefits. For a further discussion of this plan and amounts that would have been payable under the Transatlantic ESP had a named executive officer been terminated on December 31, 2010, see “Quantification of Termination Payments and Benefits” below.

Termination and retirement provisions in long-term awards. Transatlantic does not provide any severance protection within the Transatlantic long-term compensation plans in which executives and employees participate. As a result, unvested equity-based awards, and awards under the Partners Plan and the Senior Partners Plan generally will be forfeited on termination of employment before normal retirement age (unless the Committee determines otherwise in a particular situation) with an exception for permanent disability and/or a change-in-control. Under the Transatlantic ESP, however, Performance RSUs, as well as options and other restricted stock units will continue to vest during the period of time in which severance payments are made. With the approval of the Committee or the Board, outstanding vested options generally may be exercised for three months after a termination of employment before normal retirement age, but only to the extent that those options were exercisable as of the termination date.

Transatlantic’s normal retirement age is 65. For executives who retire after reaching normal retirement age, time-vested equity-based awards will generally vest upon retirement. For executives who retire during a performance period under the Partners Plan or the Senior Partners Plan, a pro-rated portion of the award that is ultimately earned will vest at the end of the performance period.

Change-in-control benefits. In 2008, the Compensation Committee and the Board, after considering the possibility of a change-in-control at Transatlantic at the time, the Committee decided that an important tool to retain its key employees and promote stability was to provide a change-in-control trigger in certain of its equity plans. The Committee and the Board decided to amend the 2003 Stock Incentive Plan and the Partners and Senior Partners Plans to include a change-in-control provision that utilizes a dual trigger.

Under the change-in-control provision, in addition to a change-in-control taking place at the Company level, the employee must also be terminated without “Cause” or leave for “Good Reason” as defined under the plans, in order for the provision to provide for the acceleration of vesting of an RSU or a Performance RSU. This change-in-control provision was also included in the 2009 Long Term Equity Incentive Plan.

Other Factors Affecting Compensation

Stock ownership guidelines. Transatlantic does not have formal stock ownership guidelines. In light of the structure of Transatlantic’s former compensation arrangements, the Company believes that the named executives generally have interests in non-transferable Transatlantic stock that Transatlantic considers appropriate for an executive of their level.

Adjustment or recovery of awards upon restatement of financial results. Transatlantic’s compensation framework reserves discretion for the Committee to adjust earned compensation for a restatement of financial results. Under both the Partners and Senior Partners Plans, the Committee has the power to decrease the number of a participant’s Performance RSUs that were granted or are outstanding for a performance period in addition to the authority to make non-uniform adjustments among executives and officers.

Process for Compensation Decisions

The Compensation Committee determines the compensation of our CEO, Mr. Orlich, and the Board approves or ratifies the amounts to be paid to him. The Committee also reviews and approves, and the Board ratifies, the compensation of the other named executives, taking into account Mr. Orlich’s recommendations. The Committee also makes recommendations to the Board with respect to Transatlantic’s compensation programs for executives and other employees and coordinates with the Nominating and Corporate Governance Committee in overseeing Transatlantic’s management development and succession planning programs.

Use of compensation consultant. The Committee made compensation decisions for 2010 during the first quarters of 2010 and 2011. During the first quarter of 2010, Transatlantic used the services of a compensation consulting firm, Watson Wyatt Worldwide, Inc. (“Watson Wyatt”) to provide advice regarding the Committee’s year-end compensation decisions for bonuses and equity plan participations for the named executives for year-end 2009 and for performance metrics and bonus targets of compensation plans for 2010. Transatlantic used the services of Watson Wyatt from 2005 until 2011. On January 1, 2010, Watson Wyatt and Towers, Perrin, Forster & Crosby, Inc. (“Towers Perrin”) merged to form Towers Watson & Co. (“Towers Watson”). In the past, prior to the merger, Watson Wyatt provided compensation consulting services to Transatlantic , while Towers Perrin, as an entity unrelated to Watson Wyatt, provided brokerage and actuarial services to Transatlantic . Following the merger, based on Transatlantic’s historical relationship working with Watson Wyatt and Towers Perrin as separate entities,

Transatlantic received, and may continue to receive, consulting services and brokerage and actuarial services from separate divisions of Towers Watson. During 2010, Watson Wyatt prepared various competitive analyses of executive pay for Transatlantic which have been shared with the Committee. Total fees paid to Watson Wyatt for executive compensation consulting services in 2010 were $90,925. Watson Wyatt also provided non-executive compensation consulting services, including general industry surveys and consulting services with regard to the evaluation of compensation for all levels of Transatlantic’s employees, and total fees paid to Watson Wyatt in connection with such consulting services in 2010 were $145,293.

During the third quarter of 2010, the Committee engaged Frederic W. Cook & Co., Inc. (“FW Cook”) as a compensation consultant reporting directly to the Committee to provide advice regarding the Committee’s year-end compensation decisions for bonuses and equity plan participations for the named executives for year-end 2010 and for performance metrics and bonus targets of compensation plans for 2011. Total fees paid to FW Cook for executive compensation consulting services in 2010 were $0 and in the first quarter of 2011 were $139,277.

Consideration of competitive compensation levels. In reviewing compensation decisions over the year and in making decisions about the compensation of the named executives, the Committee is provided with competitive market information. As a general matter, the Committee intends to position salary, annual cash-based compensation and annual equity-based compensation at a reasonable range above the market median for both retention and incentive purposes.

Transatlantic currently uses a peer group of reinsurance and insurance companies to measure its performance against for compensation purposes. The group of reinsurance and insurance companies is listed below:

Allied World Assurance Company Holdings, AG(1)
Alterra Capital Holdings Ltd.(1)
Arch Capital Group Ltd.
Aspen Insurance Holdings Limited(1)
Axis Capital Holdings Limited
Endurance Specialty Holdings Ltd.
Everest Re Group, Ltd.
Montpelier Re Holdings Ltd.
PartnerRe Ltd.
Platinum Underwriters Holdings, Ltd.
Reinsurance Group of America, Incorporated(1)
RenaissanceRe Holdings Ltd.
Validus Holdings, Ltd.(1)
White Mountains Insurance Group, Ltd.(1)
XL Group plc

(1)	Added to the peer group of companies in 2011. Max Re Capital Ltd. and Odyssey Re Holdings Corp. each was merged with or acquired by another entity and both were removed from the peer group in 2011.

The Committee believes this peer group provides an appropriate basis for comparison in the reinsurance and insurance industry with respect to both overall business and executive talent since Transatlantic competes with these companies within the reinsurance industry.

Consideration of prior years’ compensation. Although the named executives’ prior levels of participation in Transatlantic’s compensation plans are considered in determining their ongoing levels of participation, the cumulative amounts realizable from prior years’ equity-based awards generally (including market return on equity-based awards) are not considered in determining the amount or the elements of current year compensation. The Committee and Transatlantic management believe that this approach is most consistent with the goal of motivating strong performance in each subsequent year by enabling executives to continue to earn competitive compensation in exchange for achievement of annual and long-term financial and market goals.

Compensation Decisions for 2010

The Committee made compensation decisions for 2010 during the first quarters of 2010 and 2011. During the first quarter of 2010, the Committee made year-end compensation decisions for bonuses and equity plan participations for the named executives for year-end 2009 as well as setting the performance metrics and bonus targets of compensation plans for 2010. During the first quarter of 2011, the Committee made year-end compensation decisions for bonuses and equity plan participations for the named executives for year-end 2010 as well as setting the performance metrics and bonus targets of compensation plans for 2011. In the future, the Committee expects to transition to making most compensation decisions for the named executives in the fourth quarter of the year.

Performance objectives. Based on analysis of Transatlantic’s and the peer group’s historical performance and recommendations from Mr. Orlich, the Committee established annual performance objectives for 2010 for the EBP, Partners Plan and the Senior Partners Plan in the first quarter of 2010. The objectives pertained to financial performance (based on net written premiums, earnings per share, adjusted combined ratio taking into account the volatility with regard to catastrophe losses and growth in adjusted book value), implementation of business strategy and organization management. The Committee established a formula for evaluating financial performance and the objectives were weighted. The Committee retained the discretion to adjust bonus amounts after evaluating Transatlantic’s overall performance concluding that Transatlantic would be best served by this approach.

In addition, in the first quarter of 2010 the Committee established an annual bonus target under the EBP for each named executive officer based on a total bonus level intended to be comparable to the peer group described above. The Committee set the CEO’s target bonus equal to 150 percent of the CEO’s annual salary, set each named executive officer’s target bonus equal to 100 percent of the named executive officer’s annual salary and set a maximum for each named executive officer’s bonus award at 200 percent of the targeted level. Under the EBP, Transatlantic’s overall performance was measured against three targeted performance objectives: net written premiums, earnings per share and adjusted combined ratio. The Committee set the relative percentage of each metric equal to the following: net written premium accounted for ten percent; earnings per share accounted for thirty percent and adjusted combined ratio accounted for sixty percent of the target bonuses for the named executive officers. The Committee believes the use of net written premium accounting for ten percent makes a portion, but not an outsized portion, of the performance objectives based on growth. The use of earnings per share for thirty percent aligns the named executives’ incentives with stockholder interests. Lastly, the use of adjusted combined ratio incentivizes profitable underwriting and balances the performance objective based on growth. The Committee also determined the named executives’ annual bonus amounts at year-end based on Transatlantic’s overall results relative to current year’s performance objectives, market conditions, such as the level of catastrophe events as well as competitive conditions in the market for qualified executives, and performance of competitors.

In March 2011, the Committee reviewed the 2010 year-end results and compared them to the metrics set for the EBP. For 2010, the Committee had set a target range of $3.8 billion to $4.2 billion for net written premiums, a target of $4.59 for earnings per share and a target of 99.10 percent for adjusted combined ratio. The adjustment to the combined ratio metric was designed to smooth the volatility associated with property catastrophe costs that can have an outsized impact on the overall level of bonuses. This combined ratio metric is balanced by the earnings per share metric which includes the full impact of catastrophe costs each year. This design is intended to reflect the mix of business the company writes and to provide a consistent measure of Transatlantic’s performance between years.

Based on the operating results of Transatlantic for 2010 under the EBP, Transatlantic was able to realize a bonus level equal to 190 percent of the targeted bonuses for the named executive officers. This was achieved by virtue of Transatlantic reaching the target level range for the net written premiums metric with $3.88 billion of net written premiums, which added 10 percentage points to the bonus level; exceeding the target level range (and reaching the maximum level) for the earnings per share metric with earnings per share at $6.19, which added 60 percentage points to the bonus level; and exceeding the target level range (and reaching the maximum level) for the adjusted combined ratio metric with an adjusted combined ratio of 95.3 percent, which added 120 percentage points to the bonus level. After a review of Transatlantic’s results for 2010 against the metrics set in the first quarter of 2010, and taking into account named executives’ performance in reaching a number of non-financial strategic objectives as well as a comparison to the results achieved in 2009, the Committee considered the recommendations of the compensation consultant, FW Cook, and decided to exercise its discretion to reduce the level of bonuses achieved. The bonus level achieved, 190 percent of the targeted bonuses, was reduced and Mr. Orlich was granted a bonus at a bonus level equal to approximately 123 percent of his targeted bonus and the other named executives were granted bonuses at a bonus level equal to approximately 160 percent of the targeted bonuses.

In addition, at the March 2011 meeting, the Committee granted time vested RSUs, performance-based cash awards and Performance RSUs for its Partners Plan for 2011, and considered 2011 base salaries for the named executives based on its review of Transatlantic’s 2010 financial results. Decisions regarding the named executives were ratified by consent of the Board. The Committee concluded that the named executives performed well in 2010 when measured against both the financial and non-financial objectives. The Committee took into account Transatlantic’s financial results as measured against the financial metrics set in the first quarter of 2010 as well as the non-financial objectives achieved including the completion of the secondary offering that reduced AIG’s ownership to approximately 1%, establishing Calpe Insurance Company, Ltd. in Gibraltar, the acquisition of a Lloyds name and the establishment of a strategic office in Bermuda. For a discussion of the Committee’s changes to the 2010 compensation components and the performance metrics and bonus targets of compensation plans for 2011, see “Compensation Components for 2011” below.

Base salary. For 2010, base salaries remained largely unchanged except Mr. Sapnar’s base salary was increased, reflecting his continuing increased role in senior management.

Cash bonuses. Based on Transatlantic’s results in 2010 as discussed above and following a thorough review process, the Committee determined that the named executives performed well in 2010 as described in the paragraph above. The Committee also considered Transatlantic’s performance compared against the peer group of companies as well as the overall compensation of the named executives and decided to grant bonuses at a reduced level equal to approximately 123 percent of Mr. Orlich’s target bonus and 160 percent of each of the other named executive’s target bonus.

Time-vested grants of RSUs. In March 2011, as a result of changes made to the compensation program, the Committee did not grant Mr. Orlich an RSU award and the dollar value of RSU awards for all of the named executives decreased from the dollar value of 2010 RSU awards.

Performance RSUs earned under the Partners Plan. As a result of Transatlantic’s performance for the 2009-2010 performance period, 2009 Performance RSUs were earned at 150 percent for all participants of the Partners Plan, including the named executives. Over the 2009-2010 performance period the growth in Transatlantic’s adjusted book value per share equaled 31.3 percent as compared to the target of 14.49 percent. The earned Performance RSUs vest in two equal installments in January of 2011 and 2012.

Senior Performance RSUs granted under the Senior Partners Plan. As a result of the performance for the 2008-2010 performance period, 2008 Senior Performance RSUs were earned at 161.49 percent for the named executive officers, who were the only participants in the 2008 Senior Partners Plan. Over the 2008-2010 performance period the growth in Transatlantic’s adjusted book value per share equaled 34.78 percent as compared to the target of 25.97 percent. The earned Senior Performance RSUs vest in two equal installments in January of 2011 and 2012.

Compensation Components for 2011

The Committee met during the first quarter of 2011 and made changes to compensation components and plans and set the performance metrics and bonus targets of compensation plans for 2011.

Changes to the Compensation Elements for 2011

Base salary. The Committee considered salary levels of the named executive officers at year-end. For 2011, base salaries remained unchanged except each of Mr. Bonny’s and Mr. Sapnar’s base salary was modestly increased reflecting their responsibilities and demonstrated performance.

Cash bonus. For 2011, the Committee requested that FW Cook undertake a complete review of the executive compensation program and to present its findings and recommendations to the Committee. After an extensive review, FW Cook recommended changes to the executive compensation program including the EBP. The changes recommended to the Committee with respect to the EBP included modifying the range for the combined ratio metric and eliminating the EPS metric in favor of a metric based on Adjusted Return on Equity (“AROE”). After careful consideration, the Committee adopted the changes recommended by FW Cook and modified the EBP for 2011 to include metrics for Premiums Written (10%), AROE (30%) and Adjusted Combined Ratio (60%). The Committee also set the target, threshold and maximum payout ranges for 2011. The principal reasons for the change in metrics from EPS to AROE were to bring the Company in line with the peer group of companies, almost all of which use an AROE metric within their bonus plans, and because AROE would be a more consistent measure of Transatlantic’s profitability than EPS. All of the named executive officers participate in the EBP.

Performance RSUs granted under the Partners Plan. The Committee determined that the Performance RSUs granted under the Partners Plan has served the Company well in emphasizing and incentivizing management to seek long-term growth as a goal. The Committee continues to believe that a performance based long-term incentive plan that focuses on the growth in adjusted book value over a performance period of several years properly aligns management and shareholders’ interests. The Committee took into account several recommendations from FW Cook in modifying the program into a simpler and more straightforward compensation program. Based on FW Cook’s recommendation, the Committee decided to discontinue new grants under the Senior Partners Plan for 2011 and beyond and changed the performance period for the Partners Plan from two years to three years. In addition, the Committee altered the vesting period for the Partners Plan from pro rata vesting of 50% after the third year and 50% after the fourth year to vesting of 100% after the third year. Finally, the Committee adjusted the target for adjusted growth in book value from 14.49% over a two year performance period to 29.5% over a three-year performance period. All of the named executive officers participate in the Partners Plan.

Performance based long-term cash awards. The Committee determined, taking into account the recommendation of FW Cook, to establish a performance based long-term cash award for senior executives including the named executive offers. The performance based long-term cash awards operate similar to the Partners Plan with the exception that awards are grants of cash awards, instead of RSUs, and are to settle in cash, instead of vest as stock. The metric for the performance based long-term cash awards is the same as the growth in adjusted book value metric used for the Partners Plan performance RSUs with a payout of 25% of target if the threshold is achieved, 100% of target if the target is achieved and 150% of target if the maximum level of performance is achieved.

The following supplemental table shows the year-end compensation decisions made by the Committee in the first quarter of 2011 based on 2010 year-end performance, and in the first quarter of 2010 based on 2009 year-end performance, for each component awarded to the named executives. This table differs substantially from the Summary Compensation Table required by the Securities and Exchange Commission and is not meant to be a substitute for that table.

Year-End Performance Based Compensation Awards

					Performance
					Restricted
					Stock Awards
					($ of Transatlantic
					Common Shares)
			RSU Awards	3-Year		Senior
		Cash Bonus	($ value of Transatlantic	Performance-Based	Partners	Partners
Name	Year-End	(Year-end)(1)	Common Shares)(2)	Cash Award(3)	RSUs(4)	RSUs(5)	Total

Robert F. Orlich	2010	$1,500,000	$0	$2,250,000	$2,135,644	$—	$5,885,644
	2009	$1,500,000	$2,030,460	$—	$1,923,720	$1,548,360	$7,002,540

Steven S. Skalicky	2010	$660,000	$390,646	$619,211	$587,731	$—	$2,257,588

	2009	$660,000	$779,130	$—	$680,340	$351,900	$2,471,370

Paul A. Bonny	2010	$640,000	$390,646	$619,211	$587,731	$—	$2,237,588

	2009	$620,000	$779,130	$—	$680,340	$351,900	$2,431,370
Javier E. Vijil	2010	$615,000	$365,002	$578,574	$549,108	$—	$2,107,684

	2009	$615,000	$779,130	$—	$633,420	$304,980	$2,332,530

Michael C. Sapnar	2010	$620,000	$419,833	$665,436	$631,577	$—	$2,336,846

	2009	$600,000	$920,790	$—	$680,340	$351,900	$2,553,030

(1)	Represents the target amount of the year-end cash bonus payable under the EBP granted in March 2011 and granted in February 2010 for each of the named executives. This column does not include amounts paid in conjunction with the Retention Bonus Program or the 2005 Long-Term Cash Award Agreement entered into with Mr. Orlich at year-end 2005, as these are not intended to be annual year-end bonus programs.

The maximum amount of the year-end cash bonus granted in March 2011 is as follows: Mr. Orlich—$3,000,000; Mr. Skalicky—$1,320,000; Mr. Bonny—$1,280,000; Mr. Vijil—$1,230,000; and Mr. Sapnar—$1,240,000. The maximum amount of the year-end cash bonus granted in February 2010 is as follows: Mr. Orlich—$3,000,000; Mr. Skalicky—$1,320,000; Mr. Bonny—$1,240,000; Mr. Vijil—$1,230,000; and Mr. Sapnar—$1,200,000.

(2)	Represents the aggregate grant date fair value of RSU awards granted in March 2011 and RSU awards granted in February 2010, computed in accordance with FASB ASC Topic 718 utilizing the assumptions and methodologies discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2010.

(3)	Represents the target amount of the 3-year performance-based cash awards granted in March 2011 for the 2011-2013 Performance Period. 3-year performance-based cash awards were not granted in 2010.

The maximum amount of the 3-year performance-based cash awards granted in March 2011 for the 2011-2013 Performance Period is as follows: Mr. Orlich—$3,375,000; Mr. Skalicky—$928,817; Mr. Bonny—$928,817; Mr. Vijil—$867,861; and Mr. Sapnar—$998,154.

(4)	Represents the target aggregate grant date fair value of Partners Plan awards granted in March 2011 for the 2011-2012 Performance Period and in February 2010 for the 2010-2011 Performance Period, computed in accordance with FASB ASC Topic 718 utilizing the assumptions and methodologies discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2010.

The maximum aggregate grant date fair value of awards granted in March 2011 for the 2011-2012 Performance Period is as follows: Mr. Orlich—$3,203,465; Mr. Skalicky—$881,596; Mr. Bonny—$881,596; Mr. Vijil—$823,662; and Mr. Sapnar—$947,366. The maximum aggregate grant date fair value of awards granted in February 2010 for the 2010-2011 Performance Period is as follows: Mr. Orlich—$2,885,580; Mr. Skalicky—$1,020,510; Mr. Bonny—$1,020,510; Mr. Vijil—$950,130; and Mr. Sapnar—$1,020,510.

(5)	Represents the target aggregate grant date fair value of Senior Partners Plan awards granted in February 2010 for the 2010-2012 Performance Period, computed in accordance with FASB ASC Topic 718 utilizing the assumptions and methodologies discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2009. Senior Partners Plan awards were not granted in 2011.

The maximum aggregate grant date fair value of awards granted in February 2010 for the 2010-2012 Performance Period is as follows: Mr. Orlich—$3,096,720; Mr. Skalicky—$703,800; Mr. Bonny—$703,800; Mr. Vijil—$609,960; and Mr. Sapnar—$703,800.

Conclusion

Transatlantic’s compensation framework is designed to retain and motivate senior executives and to reward them for individual and Transatlantic performance. Transatlantic believes that the overall framework accomplished these objectives during 2010 and that Transatlantic’s compensation framework will continue to reinforce the alignment of employee and stockholder interests in the years to come and provide a basis for evaluating management’s performance against the challenges of 2011.

REPORT OF THE COMPENSATION COMMITTEE

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis with management. Based on such review and discussions, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in this proxy statement and incorporated by reference into Transatlantic’s Annual Report on Form 10-K for the year ended December 31, 2010.

Compensation Committee
Ian Chippendale, Chairman
Stephen P. Bradley
John L. McCarthy
Richard S. Press

Risk Management and Compensation

The Board has reviewed Transatlantic’s compensation programs and policies for all employees with Transatlantic’s management and compensation consultants who provide compensation consulting advice with regard to whether such programs and policies create risks that are reasonably likely to have a material adverse affect on Transatlantic. The Board believes that:

•    Transatlantic’s compensation program is balanced among base salary, annual bonus and long-term equity and uses multiple performance metrics (as described in Compensation Discussion and Analysis below), and does not rely exclusively on formulaic approaches to Transatlantic’s compensation plans;

•    Transatlantic’s compensation programs provide for a reduction in compensation if financial results do not meet Transatlantic’s expectations; and

•    Transatlantic’s stock incentives also seek to align the long-term interests of Transatlantic employees with those of Transatlantic stockholders.

SUMMARY COMPENSATION TABLE

The following table contains information about Transatlantic’s Chief Executive Officer, Chief Financial Officer and three other most highly paid executive officers. See the Compensation Discussion and Analysis for additional detail regarding the Committee’s compensation philosophy, practices and 2010 compensation decisions.

						Non-Equity	Change in
Name and				Stock	Option	Incentive Plan	Pension	All Other
Principal Position	Year	Salary	Bonus(1)	Awards(2)	Awards(3)	Compensation(4)	Value(5)	Compensation(6)	Total

Robert F. Orlich	2010	$1,000,000	$550,000	$5,502,540	$—	$1,850,000	$343,835	$356,226	$9,602,601

Chief Executive Officer	2009	$1,000,000	$720,000	$4,034,270	$—	$1,862,500	$439,735	$24,602	$8,081,107

	2008	$900,000	$1,080,000	$2,233,110	$1,755,750	$749,000	$429,016	$16,100	$7,162,976
Steven S. Skalicky	2010	$660,000	$—	$1,811,370	$—	$1,056,000	$234,788	$156,047	$3,918,205

Executive Vice President and	2009	$650,000	$390,000	$1,338,780	$—	$908,000	$247,839	$17,150	$3,551,769

Chief Financial Officer	2008	$646,154	$585,000	$713,262	$585,250	$335,000	$298,644	$16,100	$3,179,410

Paul A. Bonny	2010	$620,000	$—	$1,811,370	$—	$1,024,254	$—	$120,348	$3,575,972

Executive Vice President	2009	$620,477	$358,069	$1,319,975	$—	$866,773	$—	$137,930	$3,303,224
	2008	$719,307	$543,729	$693,264	$585,250	$293,663	$—	$161,282	$2,996,495
Javier E. Vijil	2010	$615,000	$—	$1,717,530	$—	$980,000	$159,712	$122,419	$3,594,661

Executive Vice President	2009	$605,000	$363,000	$1,274,843	$—	$845,100	$133,882	$52,491	$3,274,316
	2008	$601,293	$544,500	$653,268	$585,250	$305,000	$164,812	$52,677	$2,906,800

Michael C. Sapnar	2010	$600,000	$—	$1,953,030	$—	$1,000,000	$121,239	$54,145	$3,728,414

President	2009	$563,846	$324,600	$1,452,360	$—	$793,400	$54,410	$17,150	$3,205,766
	2008	$475,000	$486,900	$693,264	$702,300	$330,000	$79,239	$16,100	$2,782,803

(1)	This column represents the portions of the retention bonus paid to the named executive officer in 2009 and 2008. The 2009 and 2008 amounts represent the total retention bonus granted. In addition, the 2010 amount for Mr. Orlich represents the $550,000 awarded to Mr. Orlich pursuant to the 2005 Long-Term Cash Award Agreement (the “Award Agreement”) entered into with Mr. Orlich at year-end 2005. Under the terms of the Award Agreement, Mr. Orlich was entitled to receive $550,000 if he remained employed with Transatlantic during the period beginning January 1, 2006 and ending December 31, 2010.

(2)	This column represents the aggregate grant date fair value of outstanding stock-based awards granted in the applicable fiscal year computed in accordance with FASB ASC Topic 718 utilizing the assumptions and methodologies discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2010.

The maximum aggregate grant date fair value of outstanding share-based awards are as follows: for 2010: Mr. Orlich—$8,012,760; Mr. Skalicky—$2,503,440; Mr. Bonny—$2,503,440; Mr. Vijil—$2,339,220; and Mr. Sapnar—$2,645,100; for 2009: Mr. Orlich—$5,858,355; Mr. Skalicky—$1,865,320; Mr. Bonny—$1,837,113; Mr. Vijil—$1,756,251; and Mr. Sapnar—$1,978,900; and for 2008: Mr. Orlich—$3,849,615; Mr. Skalicky—$1,186,548; Mr. Bonny—$1,153,218; Mr. Vijil—$1,086,558; and Mr. Sapnar—$1,153,218.

(3)	This column represents the aggregate grant date fair value of options granted in the applicable fiscal year computed in accordance with FASB ASC Topic 718 utilizing the assumptions and methodologies discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2010.

(4)	This column represents annual performance cash bonuses under the Executive Bonus Plan and for 2008, payments under Transatlantic’s quarterly bonus program.

(5)	This column represents the total change of the actuarial present value of the accumulated benefit under all of Transatlantic’s defined benefit and actuarial pension plans. These plans are described in “Post-Employment Compensation—Pension Benefits.”

(6)	This column includes Transatlantic’s matching contributions under (i) for 2010, the Transatlantic Holdings, Inc. Incentive Savings Plan (401(k)) for Messrs. Orlich, Skalicky, Vijil and Sapnar and

Transatlantic’s contributions to the AIG Retirement Savings Plan (United Kingdom) and TRC Group SIPP for Mr. Bonny, (ii) for 2009, the Transatlantic Holdings, Inc. Incentive Savings Plan (401(k)) for Messrs. Orlich, Skalicky, Vijil and Sapnar and Transatlantic’s contributions to the AIG Retirement Savings Plan (United Kingdom) and TRC Group SIPP for Mr. Bonny and (iii) for 2008, the AIG Incentive Savings Plan (401(k)) for Messrs. Orlich, Skalicky, Vijil and Sapnar and Transatlantic’s contributions to the AIG Retirement Savings Plan (United Kingdom) for Mr. Bonny. For 2010, these matching contributions include the following amounts: Orlich—$17,149; Skalicky—$17,150; Bonny—$109,497; Vijil—$17,151; and Sapnar—$17,150.

This column also includes the first Transatlantic contributions to the Transatlantic Target Benefit Plan and the Transatlantic Excess Target Benefit Plan made for 2010. The contributions for 2010 under the Transatlantic Target Benefit Plan, made in March 2011, include the following amounts: Orlich—$17,151; Skalicky—$17,150; Vijil—$17,149; and Sapnar—$13,214. In addition, accrued benefits under the Transatlantic Excess Target Benefit Plan include the following amounts: Orlich—$314,195; Skalicky—$121,747; Vijil—$58,011; and Sapnar—$23,781. Messrs. Orlich and Skalicky have vested in the accrued benefits under the Transatlantic Excess Target Benefit Plan as a result of attaining the age of 60 with five years of accredited service to Transatlantic.

The following table details the incremental cost to Transatlantic of perquisites received by each of the named executives that are included in this column.

Perquisites & Benefits

			Housing, Home
	Car Service/	Club Memberships	Security and
	Car Allowance/	and Recreational	Other Living
Name	Parking(1)	Opportunities(2)	Expenses	Total

Robert F. Orlich	$7,730	$—	$—	$7,730

Steven S. Skalicky	$—	$—	$—	$—

Paul A. Bonny	$3,063	$2,449	$5,339	$10,851

Javier E. Vijil	$17,268	$12,840	$—	$30,108

Michael C. Sapnar	$—	$—	$—	$—

(1)	For the named executives, the cost for car-related perquisites represents Transatlantic’s direct expenditures. SEC rules require that costs of commuting and other uses not directly and integrally related to Transatlantic’s business be disclosed as compensation to the executive. One hundred percent of the preceding costs have been allocated to compensation for the named executive officers.

(2)	This column represents Transatlantic’s expense for corporate memberships in country clubs for which the named executive is listed as the member and gym clubs.

2010 Grants of Plan-Based Awards

In 2010, Transatlantic granted performance-based awards to the named executive officers under all three of its equity-based plans: the 2010 Long Term Equity Incentive Plan, the Partners Plan and the Senior Partners Plan.

Options. Transatlantic at times provides part of its long-term compensation through time-vested option grants. All options for each of the named executives have four-year pro rata vesting and an exercise price equal to the closing price of Transatlantic Common Stock on the date of grant. During 2010, Transatlantic did not grant any time-vested option grants to the named executives.

Restricted Stock Units. Transatlantic provides part of its long-term compensation to key employees (including the named executives) through grants of time-vested RSUs. In February 2010, Transatlantic granted time-vested Restricted Stock Units to all of the named executive officers. The RSUs will vest after the third anniversary of the date of grant.

Partners Plan. The Partners Plan operates for successive overlapping two-year performance periods. Participants earn Performance RSUs that entitle them to receive Transatlantic Common Shares based on the cumulative growth in Transatlantic’s adjusted book value, as defined under the plan, over the two-year performance period if a threshold level of growth established by the Committee at the beginning of the period is achieved. The number of Performance RSUs that can be earned at the end of each period ranges from zero to 150 percent of the Partners Plan’s target award. Any unvested Performance RSUs generally will be forfeited if the participant ceases employment with Transatlantic before reaching age 65.

In February 2010, Transatlantic granted Partners Plan awards for the 2010-2011 performance period (2010 Performance RSUs) to all of the named executive officers. The 2010 Performance RSUs operate under the same performance and vesting terms as the 2009 Performance RSUs and will vest in two equal installments promptly after the third and fourth anniversaries of the first day of 2010.

Senior Partners Plan. The Senior Partners Plan operates for successive overlapping three-year performance periods. Participants earn Senior Performance RSUs that entitle them to receive Transatlantic Common Shares based on the cumulative growth in Transatlantic’s adjusted book value, as defined under the plan, over the three-year performance period if a threshold level of growth established by the Committee at the beginning of the period is achieved. The number of Senior Performance RSUs that can be earned at the end of each period ranges from zero to 200 percent of the Senior Partners Plan’s target award. Any unvested Senior Performance RSUs generally will be forfeited if the participant ceases employment with Transatlantic before reaching age 65.

In February 2010, Transatlantic granted Senior Partners Plan awards for the 2010-2012 performance period (2010 Senior Performance RSUs) to all of the named executive officers. The 2010 Senior Performance RSUs operate under the same performance and vesting terms as the 2009 Senior Performance RSUs and will vest in two equal installments promptly after the third and fourth anniversaries of the first day of 2010.

2010 GRANTS OF PLAN-BASED AWARDS

								All Other
								Stock
			Estimated Future					Awards
			Payouts Under		Estimated Future				Grant Date
			Non-Equity		Payouts Under Equity				Fair Value
			Incentive Plan		Incentive Plan Awards				of Equity
	Grant	Plan	Awards ($)(1)		(# of Transatlantic Common Shares)(2)			(# of Transatlantic	Awards
Name	Date	Units	Target	Maximum	Threshold	Target	Maximum	Common Shares)	($)(3)

Robert F. Orlich

Partners Plan 2010 Grant	2/12/2010	41,000			10,250	41,000	61,500		1,923,720

Senior Partners Plan 2010 Grant	2/12/2010	33,000			8,250	33,000	66,000		1,548,360

RSU 2010 Grant	2/12/2010	43,000						43,000	2,030,460

Executive Bonus Plan			1,500,000	3,000,000

Steven S. Skalicky

Partners Plan 2010 Grant	2/12/2010	14,500			3,625	14,500	21,750		680,340

Senior Partners Plan 2010 Grant	2/12/2010	7,500			1,875	7,500	15,000		351,900

RSU 2010 Grant	2/12/2010	16,500						16,500	779,130

Executive Bonus Plan			660,000	1,320,000

Paul A. Bonny

Partners Plan 2010 Grant	2/12/2010	14,500			3,625	14,500	21,750		680,340

Senior Partners Plan 2010 Grant	2/12/2010	7,500			1,875	7,500	15,000		351,900

RSU 2010 Grant	2/12/2010	16,500						16,500	779,130

Executive Bonus Plan			620,000	1,240,000

Javier E. Vijil

Partners Plan 2010 Grant	2/12/2010	13,500			3,375	13,500	20,250		633,420

Senior Partners Plan 2010 Grant	2/12/2010	6,500			1,625	6,500	13,000		304,980

RSU 2010 Grant	2/12/2010	16,500						16,500	779,130

Executive Bonus Plan			615,000	1,230,000

Michael C. Sapnar

Partners Plan 2010 Grant	2/12/2010	14,500			3,625	14,500	21,750		680,340

Senior Partners Plan 2010 Grant	2/12/2010	7,500			1,875	7,500	15,000		351,900

RSU 2010 Grant	2/12/2010	19,500						19,500	920,790

Executive Bonus Plan			600,000	1,200,000

(1)	Actual bonus payments under the Executive Bonus Plan are set forth in the “Summary Compensation Table.”

(2)	Amounts shown represent the Performance RSUs and Senior Performance RSUs that will be earned if the cumulative growth in adjusted book value meets the Partners and Senior Partners Plans threshold, target and maximum performance goals, as indicated. The amount of Performance RSUs and Senior Performance RSUs earned for performance between threshold and target levels and between target and maximum levels is determined on a straight-line basis under both plans.

(3)	Amounts shown represent the grant date fair values, computed in accordance with FASB ASC Topic 718 utilizing the assumptions and methodologies discussed in Note 13 to our financial statements for the fiscal year ended December 31, 2010, of the grants of time-vested RSUs, 2010 Performance RSUs and 2010 Senior Performance RSUs granted under the 2009 Long-Term Equity Incentive Plan, the Partners Plan and the Senior Partners Plan, respectively. RSUs, Performance RSUs and Senior Performance RSUs granted under the 2009 Long-Term Equity Incentive Plan, the Partners Plan and the Senior Partners Plan do not pay dividends.

The amounts shown represent the total grant date fair values of the grants of 2010 Performance and Senior Performance RSUs that will be earned by the named executive for performance at the target level under the Partners and Senior Partners Plans for 2010. The total grant date fair values of the 2010 Performance and Senior Performance RSUs that are actually earned by the named executives may be different depending on performance under the Partners and Senior Partners Plans for 2010 and Performance and Senior Performance RSUs will be forfeited if performance falls below the threshold level.

EXERCISES AND HOLDINGS OF PREVIOUSLY AWARDED EQUITY

Outstanding Equity Awards at December 31, 2010

Equity-based awards held at the end of 2010 by each of the named executives were issued under the 2009 Long Term Equity Incentive Plan, Partners Plan, Senior Partners Plan, 2003 Stock Incentive Plan and 2000 Stock Option Plan.

Year-End Holdings. The following table sets forth outstanding equity-based awards held by each of the named executives as of December 31, 2010.

Outstanding Equity Awards at December 31, 2010

							Stock Awards
									Unvested and
									Subject to
							Unvested		Performance
							(No Longer		Conditions
							Subject To		under Equity
							Performance		Incentive Plans
	Option Awards(1)						Conditions)			Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
		Number	Number					Market	Awards:	Market
		of Securities	of Securities				Number of	Value of	Number of	Value of
		Underlying	Underlying				Shares or	Shares or	Shares or	Shares or
		Unexercised	Unexercised	Option	Option		Units That	Units That	Units That	Units That
	Year	Options	Options	Exercise	Expiration		Have Not	Have Not	Have Not	Have Not
Name	Granted	Exercisable	Unexercisable	Price	Date	Plan(2)	Vested	Vested(3)	Vested	Vested(3)

Robert F. Orlich
	2010	0	0	$—
	2009	0	0	$—		2010-RSU	43,000	$2,219,660	0	$0
	2008	56,250	18,750	$68.60	2/21/2018	2009-RSU	40,000	$2,084,400	0	$0
	2007	60,000	0	$64.31	2/9/2017	2006-PP	12,240	$637,826	0	$0
	2006	0	0	$—		2007-PP	20,957	$1,092,069	0	$0
	2005	60,000	0	$69.95	11/30/2015	2008-PP	23,965	$1,248,816	0	$0
	2004	50,000	0	$60.34	12/2/2014	2009-PP	55,500	$2,864,910	0	$0
	Dec. 2003	62,500	0	$62.07	12/4/2013	2010-PP	0	$0	41,000	$2,116,420
	March 2003	62,500	0	$52.68	3/24/2013	2006-SPP	21,552	$1,123,075	0	$0
	2002	62,500	0	$55.70	12/5/2012	2007-SPP	26,717	$1,392,223	0	$0
	2001	50,000	0	$72.79	12/3/2011	2008-SPP	24,222	$1,250,340	0	$0
						2009-SPP	0	$0	30,000	$1,563,300
						2010-SPP	0	$0	33,000	$1,703,460

							Stock Awards
									Unvested and
									Subject to
							Unvested		Performance
							(No Longer		Conditions
							Subject To		under Equity
							Performance		Incentive Plans
	Option Awards(1)						Conditions)			Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
		Number	Number					Market	Awards:	Market
		of Securities	of Securities				Number of	Value of	Number of	Value of
		Underlying	Underlying				Shares or	Shares or	Shares or	Shares or
		Unexercised	Unexercised	Option	Option		Units That	Units That	Units That	Units That
	Year	Options	Options	Exercise	Expiration		Have Not	Have Not	Have Not	Have Not
Name	Granted	Exercisable	Unexercisable	Price	Date	Plan(2)	Vested	Vested(3)	Vested	Vested(3)

Steven S. Skalicky
	2010	0	0	$—
	2009	0	0	$—
	2008	18,750	6,250	$68.60	2/21/2018	2010-RSU	16,500	$851,730	0	$0
	2007	30,000	0	$64.31	2/9/2017	2009-RSU	14,500	$775,595	0	$0
	2006	0	0	$—		2006-PP	5,595	$291,555	0	$0
	2005	40,000	0	$69.95	11/30/2015	2007-PP	8,586	$447,416	0	$0
	2004	32,000	0	$60.34	12/2/2014	2008-PP	9,327	$486,030	0	$0
	Dec. 2003	25,000	0	$62.07	12/4/2013	2009-PP	21,000	$1,084,020	0	$0
	March 2003	18,750	0	$52.68	3/24/2013	2010-PP	0	$0	14,500	$748,490
	2002	18,750	0	$55.70	12/5/2012	2007-SPP	5,343	$278,424	0	$0
	2001	15,625	0	$72.79	12/3/2011	2008-SPP	5,652	$291,756	0	$0
						2009-SPP	0	$0	7,000	$364,770
						2010-SPP	0	$0	7,500	$387,150

Paul A. Bonny	2010	0	0	$—
	2009	0	0	$—
	2008	18,749	6,251	$68.60	2/21/2018	2010-RSU	16,500	$851,730	0	$0
	2007	30,000	0	$64.31	2/9/2017	2009-RSU	14,500	$755,595	0	$0
	2006	0	0	$—		2006-PP	5,265	$274,359	0	$0
	2005	40,000	0	$69.95	11/30/2015	2007-PP	8,080	$421,049	0	$0
	2004	32,000	0	$60.34	12/2/2014	2008-PP	9,068	$472,533	0	$0
	Dec. 2003	25,000	0	$62.07	12/4/2013	2009-PP	0	$0	13,500	$703,485
	March 2003	18,750	0	$52.68	3/24/2013	2010-PP	0	$0	14,500	$748,490
	2002	18,750	0	$55.70	12/5/2012	2007-SPP	5,343	$278,424	0	$0
	2001	15,625	0	$72.79	12/3/2011	2008-SPP	0	$0	3,400	$177,174
						2009-SPP	0	$0	7,000	$364,770
						2010-SPP	0	$0	7,500	$387,150

Javier E. Vijil	2010	0	0	$—
	2009	0	0	$—
	2008	18,750	6,250	$68.60	2/21/2018	2010-RSU	16,500	$851,730	0	$0
	2007	30,000	0	$64.31	2/9/2017	2009-RSU	14,500	$755,595	0	$0
	2006	0	0	$—		2006-PP	5,265	$274,359	0	$0
	2005	40,000	0	$69.95	11/30/2015	2007-PP	8,080	$421,049	0	$0
	2004	32,000	0	$60.34	12/2/2014	2008-PP	8,550	$445,541	0	$0
	Dec. 2003	25,000	0	$62.07	12/4/2013	2009-PP	19,500	$1,006,590	0	$0
	March
	2003	18,750	0	$52.68	3/24/2013	2010-PP	0	$0	13,500	$696,870
	2002	18,750	0	$55.70	12/5/2012	2007-SPP	5,343	$278,424	0	$0
	2001	15,625	0	$72.79	12/3/2011	2008-SPP	5,167	$266,721	0	$0
						2009-SPP	0	$0	6,300	$328,293
						2010-SPP	0	$0	6,500	$335,530

							Stock Awards
									Unvested and
									Subject to
							Unvested		Performance
							(No Longer		Conditions
							Subject To		under Equity
							Performance		Incentive Plans
	Option Awards(1)						Conditions)			Equity
									Equity	Incentive
									Incentive	Plan
									Plan	Awards:
		Number	Number					Market	Awards:	Market
		of Securities	of Securities				Number of	Value of	Number of	Value of
		Underlying	Underlying				Shares or	Shares or	Shares or	Shares or
		Unexercised	Unexercised	Option	Option		Units That	Units That	Units That	Units That
	Year	Options	Options	Exercise	Expiration		Have Not	Have Not	Have Not	Have Not
Name	Granted	Exercisable	Unexercisable	Price	Date	Plan(2)	Vested	Vested(3)	Vested	Vested(3)

Michael C. Sapnar	2010	0	0	$0.00
	2009	0	0	$0.00
	2008	22,500	7,500	$68.60	2/21/2018	2010-RSU	19,500	$1,006,590	0	$0
	2007	35,000	0	$64.31	2/9/2017	2009-RSU	17,500	$911,925	0	$0
	2006	0	0	$—		2006-PP	4,605	$239,967	0	$0
	2005	14,000	0	$69.95	11/30/2015	2007-PP	7,072	$368,522	0	$0
	2004	16,000	0	$60.34	12/2/2014	2008-PP	9,068	$472,533	0	$0
	Dec. 2003	12,500	0	$62.07	12/4/2013	2009-PP	21,000	$1,084,020	0	$0
	March
	2003	6,250	0	$52.68	3/24/2013	2010-PP	0	$0	14,500	$748,490
	2002	6,250	0	$55.70	12/5/2012	2007-SPP	5,343	$278,424	0	$0
	2001	3,437	0	$72.79	12/3/2011	2008-SPP	5,490	$283,394	0	$0
						2009-SPP	0	$0	7,000	$364,770
						2010-SPP	0	$0	7,500	$387,150

(1)	All options granted have four-year pro-rata annual vesting schedules from the date of grant and an exercise price equal to closing sale price on the New York Stock Exchange on the date of grant.

(2)	Outstanding earned 2006 and 2007 Performance RSUs (2006 PP and 2007 PP) will vest in equal installments promptly after the fourth and sixth anniversaries of the first day of the performance period. Outstanding earned 2006 and 2007 Senior Performance RSUs (2006 SPP and 2007 SPP) will vest in equal installments promptly after the fourth and sixth anniversaries of the first day of the performance period. 50% of the 2006 PP and 2006 SPP vested on January 1, 2010. 50% of the 2007 PP and 2007 SPP vested on January 1, 2011. Outstanding earned 2008 and 2009 Performance RSUs (2008 PP and 2009 PP) will vest in equal installments promptly after the third and fourth anniversaries of the first day of the performance period. Outstanding earned 2008 Senior Performance RSUs (2008 SPP) will vest in equal installments promptly after the third anniversaries of the first day of the performance period. Outstanding 2009 and 2010 Senior Performance RSUs (2009 SPP and 2010 SPP) and 2010 Performance RSUs (2010 PP) are unearned. Any unvested awards generally will be forfeited if the participant ceases employment with Transatlantic. For more information, see “2010 Grants of Plan-Based Awards.” Transatlantic uses January 1 as the first day of all the performance periods referred to above.

The number and market value of unearned awards under the Partners Plan and Senior Partners Plan are presented as if the relevant performance conditions have been satisfied at the target level. This assumption is for illustration only, and depending on future performance under the Partners Plan and Senior Partners Plan, the conditions may be satisfied at a lower level or not at all.

(3)	Based on Transatlantic’s closing sale price on December 31, 2010 of $51.62 per share.

Option Exercises During 2010

The following table sets forth the amounts realized by each of the named executives as a result of the exercise of options in 2010.

2010 Option Exercises

	Option Awards Exercised in 2010
	Number of
	Transatlantic	Value
Name	Common Shares	Realized(1)

Robert F. Orlich	56,249	$33,187

Steven S. Skalicky	2,450	$11,062

Paul A. Bonny	18,749	$11,062

Javier E. Vijil	8,749	$5,162

Michael C. Sapnar	0	$0

(1)	Aggregate sale price of Transatlantic Common Shares underlying options exercised at time of exercise less aggregate exercise price of options.

Post-Employment Compensation

Pension Benefits

In 2009, Transatlantic provided its domestic employees and certain non-citizens working in the United States pension benefits through qualified and nonqualified defined benefit plans sponsored by AIG. Participants whose benefit was restricted from being paid from the tax-qualified AIG Retirement Plan (the “AIG Retirement Plan”) due to Internal Revenue Code limits on compensation and benefits were eligible to participate in an AIG Excess Retirement Income Plan (the “AIG Excess Plan”). Participants, including the named executives except for Mr. Bonny, received benefit accruals under the AIG Retirement Plan and under the AIG Excess Plan in 2009. Effective January 1, 2010, Transatlantic ceased participation in the AIG Retirement Plan and AIG Excess Plan and established its own tax-qualified and excess defined benefit plans which are mirrors of the respective AIG plans (referred to below as the “new Transatlantic frozen plans”). In addition, the AIG Retirement Plan completed the transfer of all plan assets and liabilities in 2011 to the new tax-qualified Transatlantic defined benefit plan (“Transatlantic Frozen Pension Plan”) with respect to benefits of Transatlantic participants accrued under the AIG plan through December 31, 2009. The benefits under the new Transatlantic frozen plans are frozen as of December 31, 2009 and thus participants in the new Transatlantic frozen plans will not accrue further benefits under the Transatlantic frozen plans. Nor will they accrue further benefits under the AIG plans after such date. The new Transatlantic frozen plans are closed to any employee who was not a participant in the AIG Retirement Plan or AIG Excess Plan on December 31, 2009.

As of January 1, 2010, benefits accrued by Transatlantic participants under the AIG Excess Plan will be paid through the new Transatlantic Frozen Excess Pension Plan (“Transatlantic Frozen Excess Plan”). The design of the AIG and Transatlantic plans, including the benefit formula, vesting provisions and definitions, are identical, except that no benefits will accrue under the Transatlantic Frozen Excess Plan after December 31, 2009. Like the AIG Excess Plan, the Transatlantic Frozen Excess Plan provides a benefit equal to the portion of the benefit that is not permitted to be paid from the Transatlantic Frozen Pension Plan due to Internal Revenue Code limits on compensation and benefits. The Transatlantic Frozen Pension Plan and Transatlantic Frozen Excess Plan benefit formula varies depending on years of service credited and on average final salary. The formula ranges from 0.925 percent to 1.75 percent times average final salary for each year of credited service up to 44 years and 1.25 percent to 1.75 percent times average final salary for each year of credit service accrued prior to April 1, 1985 up to 40 years. For participants who retire after the normal retirement age of 65, the retirement benefit is equal to the greater of the benefit determined using the formula described above or the benefit that the participants could have received upon retirement at age 65, actuarially increased to reflect the later benefit commencement date. Because the new Transatlantic frozen plans are frozen as of December 31, 2009, no additional compensation or service will be credited to participants after that date, except for vesting and early retirement purposes.

For purposes of the domestic Transatlantic defined benefit plans, average final salary is the average pensionable salary of a participant during those three consecutive years in the last ten years of credited service that afford the highest such average, or during all of the years of credited service if less than three years. Average final salary includes the regular salary paid by Transatlantic and its subsidiaries and does not include amounts attributable to overtime pay, quarterly bonuses, annual cash bonuses or long-term incentive awards.

The TRC Group SIPP was set up as part of the separation and transition from AIG and offers the same level of benefits to all UK employees regardless of age and service as the previous defined contribution plan at AIG. TRC Group SIPP comprises a 9% core contribution of a participant’s pensionable salary, plus matching by Transatlantic of additional contributions, up to 4%, on a one-to-one basis. Participants who were employed on June 1, 2007 and had 4 years and 10 months of pensionable service were grandfathered and continue to receive additional loyalty and age-based percentages. Mr. Bonny receives an additional 5% of grandfathered benefits, which is comprised of 3% for loyalty and 2% for age.

Over the course of 2009 and 2010, legislation was introduced, effective for the 2011-12 tax year, that maintained the cap on the annual allowance for tax relief on pension contributions at £255,000 for the 2010-11 tax year, but then reduced the annual cap to £50,000 for the 2011-12 tax year. As part of this change, anti-forestalling rules were introduced to prevent large additional contributions to pensions before the 2011-12 tax year.

Additionally, from April 6, 2011 to September 30, 2011, the default retirement age will be phased out. Employers wishing to retire employees will have to justify this, in order to avoid age discrimination and unfair dismissal claims. At retirement, the value of a participant’s account under the TRC Group SIPP may be used to purchase an annuity for the participant. A portion of the account value may also be taken as a tax-free lump sum, subject to limits set out by Her Majesty’s Revenue and Customs.

Early retirement benefits. The Transatlantic defined benefit plans provide for reduced early retirement benefits. These benefits are available to participants in the Transatlantic Frozen Pension Plan who have reached age 55 and have 10 or more years of credited service. The Transatlantic Frozen Excess Plan provides reduced early retirement benefits to participants who have reached age 60 and have five or more years of service or unless the Committee or Board overseeing the plan determines otherwise in its sole discretion to provide such benefits to participants after attaining age 55 with 10 or more years of credited service.

In the case of early retirement, participants in the Transatlantic Frozen Pension Plan and the Transatlantic Frozen Excess Plan will receive the plan formula benefit projected to normal retirement at age 65 (using average final salary as of the date of early retirement), but prorated based on years of actual service, then reduced by 3 percent for each year that retirement precedes age 65 for participants who have reached age 60 and have 30 or more years of credited service; reduced by 4 percent for each year that retirement precedes age 65 for participants who have reached age 60 and have at least 25 but fewer than 30 years of credited service; and reduced by 5 percent for each year that retirement precedes age 65 for all other participants.

Participants in the Transatlantic Frozen Pension Plan with at least 10 years of continuous service with AIG, Transatlantic and affiliates have a reduced vested retirement allowance pursuant to which, in the case of termination of employment prior to reaching age 55, such participants may elect to receive the reduced early retirement benefit commencing at any date between age 55 and age 65 and reduced by an additional 1/15 for each of the first five years, and 1/30 for each of the next five years, by which such commencement precedes age 65. Participants in the Transatlantic Frozen Pension Plan may choose to receive a lump sum payment upon normal or early retirement provided that the lump sum value of their benefit is less than $10,000.

Death and disability benefits. The Transatlantic Frozen Pension Plan and the Transatlantic Frozen Excess Plan each provides for death and disability benefits for married participants and participants in the UK (“UK participants”) with nominated beneficiaries. With regard to named executive officers, the Transatlantic Frozen Pension Plan provides a death benefit to active employees who are married or are UK participants with nominated beneficiaries and who die before age 65 equal to 50 percent of the benefit the participant would have received if he had terminated employment on his date of death, survived until his earliest retirement date and elected a 50 percent joint and survivor annuity. If a married or UK participant dies while actively employed on or after age 65, the Transatlantic Frozen Pension Plan provides a death benefit equal to the amount that would have been paid if the participant had a 100 percent joint and survivor annuity in effect on his or her date of death. The Transatlantic Frozen Excess Plan provides death benefits equal to the death benefits under the tax-qualified plan if such benefits were calculated without giving effect to the limitations imposed by the Internal Revenue Code, reduced by the death benefits actually payable under the tax-qualified plan.

In the case of permanent disability, a participant generally may receive a benefit based on average final salary and years of credited service that is payable after the participant ceases to receive payments under Transatlantic’s long-term disability plan at age 65. Under the AIG Retirement Plan and the AIG Excess Plan for periods prior to January 1, 2010, participants continue to accrue years of credited service up to December 31, 2009 while receiving payments under Transatlantic’s long-term disability plan before reaching age 65.

As with other retirement benefits, in the case of death and disability benefits, the formula benefit under the Transatlantic Frozen Excess Plan is reduced by amounts payable under the Transatlantic Frozen Pension Plan.

Effective January 1, 2010, Transatlantic established two new defined contribution plans that cover Transatlantic employees who were covered by the qualified and nonqualified AIG plans in which Transatlantic participated prior to such date, as well as new employees hired on or after January 1, 2010. Under the new tax-qualified Transatlantic defined contribution plan (the “Transatlantic Target Benefit Plan”), participants will receive an annual contribution that is intended to be of comparable economic value to the annual benefit a participant would accrue under the AIG Retirement Plan taking into account any prior and future pensionable compensation and credited service with Transatlantic and participating affiliates. Transatlantic has also established the Transatlantic Excess Target Benefit Plan to cover employees whose annual contribution is limited under the Transatlantic Target Benefit Plan due to Internal Revenue Code limits on eligible compensation and “annual additions” to a participant’s plan account. To receive a contribution for the full plan year, participants must be employed on December 31 of a plan year. The first contributions to the plans were made in the first quarter of 2011 for the 2010 plan year. Participants who retire, die or become disabled during a plan year receive a prorated contribution based on completed service as of the date of such event. A participant’s benefit under these new Transatlantic defined contribution plans is based solely on the annual contributions to the participant’s plan account, adjusted for any investment gains and losses. Participants are required to direct the investment of their plan account balances. Upon termination of employment, a participant can receive his or her plan account balance in the form of a lump sum. Under the Transatlantic Target Benefit Plan, participants become vested upon the completion of three years of service with Transatlantic or its affiliates and under the Transatlantic Excess Target Benefit Plan, a participant is vested upon the earliest of attainment of age 65, attainment of age 60 and the completion of five years of service, or attainment of age 55 and the completion of 10 years of service with Transatlantic’s approval.

The following table details the accumulated benefits under the defined benefit plans in which each named executive participates.

2010 Pension Benefits

		Years of	Present Value of	Payments
		Credited	Accumulated	During
Name	Plan Name	Service	Benefit	2010

Robert F. Orlich
	Transatlantic Frozen Pension Plan	23.167	$667,940	$0
	Transatlantic Frozen Excess Plan	23.167	$2,278,547	$0

Steven S. Skalicky
	Transatlantic Frozen Pension Plan	23.417	$635,794	$0
	Transatlantic Frozen Excess Plan	23.417	$1,251,905	$0

Paul A. Bonny
	Transatlantic Frozen Pension Plan	0	$0	$0
	Transatlantic Frozen Excess Plan	0	$0	$0

Javier E. Vijil	Transatlantic Frozen Pension Plan	15.917	$350,928	$0
	Transatlantic Frozen Excess Plan	15.917	$621,667	$0

Michael C. Sapnar
	Transatlantic Frozen Pension Plan	14.417	$170,962	$0
	Transatlantic Frozen Excess Plan	14.417	$261,634	$0

(1)	The named executives had the following years of service with Transatlantic as of December 31, 2009: Orlich—24.0; Skalicky—24.3; Vijil—16.7; and Sapnar—15.2. Messrs. Orlich, Skalicky, Vijil and Sapnar have fewer years of credited service than actual service under the tax-qualified retirement plan and the Excess Retirement Income Plan because participants must have waited 6 months after commencing employment before enrolling in those plans. Mr. Bonny does not participate in the tax-qualified retirement plan or the Transatlantic Frozen Excess Plan as he participated in the AIG Retirement Savings Plan in the United Kingdom and, following the transition from that plan in 2009, in the TRC Group SIPP.

(2)	The actuarial present values of the accumulated benefits are based on service and earnings as of December 31, 2009 but using a determination date of December 31, 2010 (the pension plan measurement date for purposes of Transatlantic’s financial statement reporting). The actuarial present values of the accumulated benefits under the tax-qualified retirement plan and the Excess Retirement Income Plan are calculated based on payment of a life annuity beginning at age 65.

Potential Payments on Termination

Transatlantic provides only limited termination entitlements. Transatlantic has not entered into employment agreements other than in connection with acquisitions and new hires, and none of the named executives have employment agreements other than as previously disclosed with respect to the retention bonus program and a 2005 Long-Term Cash Award Agreement entered into with Mr. Orlich.

Transatlantic Executive Severance Plan. In 2008, the Board adopted the Transatlantic ESP as a replacement for the AIG severance plan that previously covered select executive officers of Transatlantic.

Severance benefits. Under the Transatlantic ESP severance protection is provided to senior executives who participate in the Partners or Senior Partners Plan. Upon a termination by the Company without “Cause” (as defined in the Transatlantic ESP), by the Executive for Good Reason (as defined in the Transatlantic ESP), or due to the death or disability of the Executive, in addition to accrued wages and expense reimbursement, eligible employees will be entitled to receive the following each month during the Severance Period (30 months for the CEO and 24 months for the other named executive officers):

•  Severance in an amount equal to one-twelfth the sum of: (i) the participant’s annual base salary in the year of termination, (ii) any supplemental or quarterly cash bonus payable to such participant in respect of the year of termination, and (iii) the average of the participant’s annual cash bonus awards earned and paid with respect to the three most recently completed fiscal years;

•  Continued vesting of restricted stock units, earned but unvested performance restricted stock units and options as though there had been no termination of employment;

•  Continued participation in the Company’s health plan at active employee rates and continued service credit for eligibility and company contribution levels for purposes of the retiree health plan;

•  Continued vesting and accrual of additional non-qualified pension credits; and

•  Continued life insurance and retiree health plan coverage at active employee rates including continued service credit for eligibility and company contribution levels in such plans.

Restrictive covenants. Prior to receiving any severance payments, eligible employees will be required to execute a general release of claims that also contains the following restrictions that, except as noted, apply at all times following termination:

•  Each participant is generally prohibited from (i) engaging in, being employed by, rendering services to or acquiring financial interests in any business that is competitive with Transatlantic, (ii) interfering with Transatlantic’s business relationships with customers, suppliers, or consultants, or (iii) soliciting or hiring certain key employees of Transatlantic. These restrictions apply for the earlier of one year after termination or the length of the Severance Period.

•  Each participant will not disclose Transatlantic’s confidential information.

Quantification of Termination Payments and Benefits. The following table details the payments and benefits that each of the named executives would be provided if he had been terminated on December 31, 2010 under the circumstances indicated.

Termination Payments & Benefits

		Excess	Retiree
		Target	Medical	Pensions		Unvested
		Benefit	and Life	Plan	Unvested	Stock
Name	Severance(1)	Plan(2)	Insurance(3)	Credit(4)	Options(5)	Awards(6)	Total

Robert F. Orlich

By Transatlantic for “Cause”	$—	$—	$—	$104,124	$—	$—	$104,124

By Executive without Good Reason	$—	$—	$—	$104,124	$—	$—	$104,124

By Executive with Good Reason	$5,339,583	$342,206	$54,912	$249,171	$—	$8,854,637	$14,840,509

By Transatlantic without “Cause”	$5,339,583	$342,206	$54,912	$249,171	$—	$8,854,637	$14,840,509

Death	$—	$—	$—	$—	$—	$15,628,471	$15,628,471

Disability	$—	$—	$—	$—	$—	$15,628,471	$15,628,471

Steven S. Skalicky

By Transatlantic for “Cause”	$—	$—	$—	$110,122	$—	$—	$110,122

By Executive without Good Reason	$—	$—	$—	$110,122	$—	$—	$110,122

By Executive with Good Reason	$2,541,333	$312,926	$45,088	$207,304	$—	$1,733,864	$4,840,515

By Transatlantic without “Cause”	$2,541,333	$312,926	$45,088	$207,304	$—	$1,733,864	$4,840,515

Death	$—	$—	$—	$—	$—	$5,065,058	$5,065,058

Disability	$—	$—	$—	$—	$—	$5,065,058	$5,065,058

Paul A. Bonny

By Transatlantic for “Cause”	$—	$—	$—	$—	$—	$—	$—

By Executive without Good Reason	$—	$—	$—	$—	$—	$—	$—

By Executive with Good Reason	$2,257,797	$—	$30,639	$218,994	$—	$1,698,917	$4,206,347

By Transatlantic without “Cause”	$2,257,797	$—	$30,639	$218,994	$—	$1,698,917	$4,206,347

Death	$—	$—	$—	$—	$—	$4,969,974	$4,969,974

Disability	$—	$—	$—	$—	$—	$4,969,974	$4,969,974

Javier E. Vijil

By Transatlantic for “Cause”	$—	$—	$—	$69,172	$—	$—	$69,172

By Executive w/o Good Reason	$—	$—	$—	$69,172	$—	$—	$69,172

By Executive with Good Reason	$2,276,733	$230,790	$32,534	$143,252	$—	$1,672,178	$4,355,487

By Transatlantic without “Cause”	$2,276,733	$230,790	$32,534	$143,252	$—	$1,672,178	$4,355,487

Death	$—	$—	$—	$—	$—	$4,820,740	$4,820,740

Disability	$—	$—	$—	$—	$—	$4,820,740	$4,820,740

Michael C. Sapnar

By Transatlantic for “Cause”	$—	$—	$—	$—	$—	$—	$—

By Executive without Good Reason	$—	$—	$—	$—	$—	$—	$—

By Executive with Good Reason	$2,228,933	$—	$30,108	$—	$—	$1,810,752	$4,069,793

By Transatlantic without “Cause”	$2,228,933	$—	$30,108	$—	$—	$1,810,752	$4,069,793

Death	$—	$—	$—	$—	$—	$5,249,393	$5,249,393

Disability	$—	$—	$—	$—	$—	$5,249,393	$5,249,393

(1)	Severance is generally payable in equal installments over 30 months for Mr. Orlich and over 24 months for the other named executives.

In the case of termination on death or disability, payments are based on continuation of salary and would be paid in accordance with Transatlantic’s customary compensation practices at the time.

(2)	These amounts represent the enhancements in value to the named executives under the Transatlantic Excess Target Benefit Plan due to the enhanced benefits provided under the Executive Severance Plan if the executive were terminated without “Cause” or the executive terminates with Good Reason. If Messrs. Orlich, Skalicky or Vijil were terminated by Transatlantic for “Cause” or by the executive without Good Reason, they would not be entitled to an enhanced benefit under the Transatlantic Excess Target Benefit Plan.

Under the Transatlantic Excess Target Benefit Plan, accrued benefits are forfeitable at termination of employment unless a participant has attained age 60 and has completed at least five years of service or has attained age 55, has completed at least 10 years of service and the Company consents to vest the participant’s benefit. The plan provides annual allocations to participants who are employed on December 31st of a plan year. A partial year allocation is provided to participants who die, become disabled or retire early prior to December 31st.

If Mr. Orlich or Mr. Skalicky had terminated his employment for Good Reason or been terminated by Transatlantic without “Cause,” they would have been entitled to an enhanced benefit under the Transatlantic Excess Target Benefit Plan based on additional age and service credit provided by the Executive Severance Plan since both Mr. Orlich and Mr. Skalicky have reached age 60, with more than 5 years of credited service. If Mr. Vijil had been terminated for Good Reason or been terminated by Transatlantic without “Cause,” he would have been entitled to an enhanced benefit under the Transatlantic Excess Target Benefit Plan based on the additional age and service credit provided by the Executive Severance Plan, but only with Transatlantic’s consent.

(3)	These amounts represent the cost to Transatlantic of continued health and life insurance coverage following termination. Where provided, health and life insurance coverage is 30 months for Mr. Orlich and 24 months for the other named executives. The benefit continuation would cease on the named executives becoming eligible for equivalent benefits from a new employer. The named executives or their estates may receive health and life insurance benefits upon death or disability only to the extent that they are generally available to all salaried employees.

(4)	These amounts represent the enhancements in value, if any, of benefits to the named executives under Transatlantic’s pension plans in the event of early retirement, death or disability. Because the named executives have not reached age 65 as of December 31, 2010, they would not have been entitled to receive payments under the Transatlantic Frozen Excess Plan in the case of early retirement as indicated in the following paragraph, which would have resulted in a decrease in the present value of their total pension benefits.

Under the Transatlantic Frozen Excess Plan, a participant is entitled to early retirement benefits upon attainment of age 60 with at least five years of credited service or upon the attainment of age 55 with at least 10 years of credited service, provided Transatlantic consents in the latter case. If Messrs. Orlich, Skalicky or Vijil were terminated by Transatlantic for “Cause” or by the executive without Good Reason, they would not be entitled to an enhanced benefit under the Transatlantic Frozen Excess Plan.

If Mr. Orlich or Mr. Skalicky had terminated his employment for Good Reason or been terminated by Transatlantic without “Cause,” they would have been entitled to an enhanced benefit under the Transatlantic Frozen Excess Plan based on additional age and service credit provided by the Executive Severance Plan since both Mr. Orlich and Mr. Skalicky have reached age 60, with more than 5 years of credited service. If Mr. Vijil had been terminated for Good Reason or been terminated by Transatlantic without “Cause,” he would have been entitled to an enhanced benefit under the Transatlantic Frozen Excess Plan based on the additional age and service credit provided by the Executive Severance Plan, but only with Transatlantic’s consent.

The amount for Messrs. Orlich, Skalicky, Vijil and Sapnar for termination by Transatlantic without “Cause” or by the executive with Good Reason is equal to the increase in the present value as of December 31, 2010 of the named executives respective total pension benefits, calculated using the same assumptions described in “Post-Employment Compensation—Pension Benefits.” The amount for Mr. Bonny for termination by Transatlantic without “Cause” or by the executive with Good Reason represents the cost to Transatlantic of continued pension contributions following termination.

(5)	Represents the difference between the total market value (based on the closing sale price of $51.62 on December 31, 2010) of Transatlantic Common Shares underlying options that become vested and exercisable on termination and the total exercise price of these options. Option holdings at the end of 2010 are detailed in the Outstanding Equity Awards at December 31, 2010 table.

(6)	Represents a pro rata amount of any 2006, 2007, 2008, 2009 and 2010 Performance RSUs actually earned and vested through the Severance Period. For purposes of providing an estimate, the amount assumes that Transatlantic achieves target performance under the Partners Plan for the 2010-2011 performance period and the Senior Partners Plan for the 2009-2011 and 2010-2012 performance periods. The benefit provided under the 2006-2007 Partners Plan is calculated at the maximum performance level as a result of the performance achieved in the 2006-2007 measurement period. The benefit provided under the 2007-2008 Partners Plan is calculated at 115.1 percent of the target level, the benefit provided under the 2008-2009 Partners Plan is calculated at 129.5 percent of the target level, the benefit provided under the 2009-2010 Partners Plan is calculated at 150 percent of the target level, the benefit provided under the 2006-2008 Senior Partners Plan is calculated at 179.6 percent of the target level, the benefit provided under the 2007-2009 Senior Partners Plan is calculated at 178.1 percent of the target level and the benefit provided under the 2008-2010 Senior Partners Plan is calculated at 161.5 percent of the target level as a result of the performance achieved in their respective measurement periods.

In the event of a change-in-control of Transatlantic, payments for unvested stock awards for terminations by the executive with Good Reason and by Transatlantic without “Cause” at December 31, 2010 would have been as follows: Mr. Orlich $17,508,317; Mr. Skalicky $5,565,410; Mr. Bonny $5,470,326; Mr. Vijil $5,274,480; and Mr. Sapnar $5,749,745.

Non-Qualified Deferred Compensation Table for 2010

				Aggregate
	Executive	Company	Aggregate	Withdrawals/	Aggregate
	Contributions	Contributions	Earnings/(Loss)	Distributions	Balance
Name	in Last FY(1)	in Last FY(2)	in Last FY(3)	in Last FY(4)	at Last FYE(5)

Robert F. Orlich	$0	$314,195	$0	$0	$314,195

Steven S. Skalicky	$0	$121,747	$0	$0	$121,747

Paul A. Bonny(6)	$0	$0	$0	$0	$0

Javier E. Vijil	$0	$58,011	$0	$0	$58,011

Michael C. Sapnar	$0	$23,781	$0	$0	$23,781

(1)	Executives are not permitted to elect to defer any portion of their compensation under the plan.

(2)	Amounts shown represent unfunded amounts allocated to the executive’s plan account under the Transatlantic Excess Target Benefit Plan as of December 31, 2010. These amounts are also reported in the All Other Compensation column of the Summary Compensation Table.

(3)	Executives in the Transatlantic Excess Target Benefit Plan may direct the investment of amounts allocated to their plan account into the plan’s hypothetical investment funds. However, since 2010 was the first plan year and since plan allocations are determined following each December 31st, no hypothetical earnings or losses occurred in FY 2010.

(4)	None for FY 2010 since 2010 was the first plan year and since plan allocations were determined following FYE 2010.

(5)	Since 2010 was the first year of the plan, these amounts reflect the executive’s 2010 allocation under the Transatlantic Excess Target Benefit Plan as of December 31, 2010 without any earnings or losses.

(6)	Mr. Bonny does not participate in the Transatlantic Target Benefit Plan or the Transatlantic Excess Target Benefit Plan since these plans do not cover Transatlantic’s UK employees.

The material terms of the Transatlantic Excess Target Benefit Plan are summarized below.

•  The Transatlantic Excess Target Benefit Plan provides benefits in excess of amounts permitted to be contributed under the Transatlantic Target Benefit Plan due to the application of annual Internal Revenue Code limits on compensation and company contributions. The plan is unfunded and plan benefits are maintained as a plan account balance which is payable solely from company assets. There is no trust fund or other vehicle set aside to fund plan benefits.

•  Eligibility to participate in the Transatlantic Excess Target Benefit Plan is limited to employees who are eligible to participate in the Transatlantic Target Benefit Plan but whose compensation or annual company contribution under that plan exceeds Internal Revenue Code compensation or annual plan account allocation limits for the plan year.

•  Annual plan account allocations are determined each plan year based on the contribution formula used in the Transatlantic Target Benefit Plan but without regard to annual Internal Revenue Code limits on the participant’s compensation and company contributions. The annual unfunded allocation provided under the Transatlantic Excess Target Benefit Plan is the difference between the total company contribution determined under the Target Benefit Plan formula without the above-mentioned Internal Revenue Code limits and the company contribution permitted under the Transatlantic Target Benefit Plan.

•  To receive an annual allocation, a participant must be employed on December 31st of the plan year. Participants who die, become disabled or retire early receive prorated allocations.

•  Allocations under the Transatlantic Excess Target Benefit Plan are forfeitable until the executive attains age 60 and completes at least five years of service or attains age 55 with at least 10 years of service and the company consents to vesting. Vesting also occurs if the executive dies or becomes disabled during employment.

•  The Transatlantic Excess Target Benefit Plan offers a range of hypothetical investment funds into which participants are permitted to direct the hypothetical investment of their plan account balances. The hypothetical investment funds have notional values based on the underlying market value of the related investment funds. The hypothetical investment funds are the same as the investment funds offered through the Transatlantic Target Benefit Plan. These investment funds are generally mutual funds registered under the Investment Company Act of 1940.

•  The plan benefit is the sum of all vested annual plan allocations adjusted for hypothetical earnings and losses.

•  Distributions of vested plan account balances under the Transatlantic Excess Target Benefit Plan are made in cash in one lump sum in accordance with Section 409A of the Internal Revenue Code.

Equity Compensation Plan Information

The following table provides summarized information with respect to equity compensation granted by Transatlantic as of December 31, 2010 as follows:

Number of
Securities
Remaining
Available for
	Number of		Future
	Securities		Issuance
	to be Issued		under Equity
	Upon Exercise	Weighted Average	Compensation
	of Outstanding	Exercise Price	Plans (Excluding
	Options,	of Outstanding	Securities
	Warrants	Options, Warrants	Reflected in
Plan Category	and Rights	and Rights(2)	Column(a))(3)
	(a)	(b)	(c)

Equity compensation plans approved by security holders:

Stock options	2,024,855	$63.00

Service & performance RSUs(1)	2,054,816	—

Total equity compensation plans approved by security holders	4,079,671	31.27	2,717,064

Equity compensation plan not approved by security holders	—	—	—

Total	4,079,671	$31.27	2,717,064

(1)	Includes 8,335 vested but unissued RSUs.

(2)	For purposes of calculating the total average weighted exercise price, service and performance RSUs are included at a zero exercise price. Excluding service and performance RSUs, the weighted average exercise price of all outstanding options, warrants and rights from equity compensation plans would be $63.00.

(3)	The number of Transatlantic Common Shares available for issuance by equity compensation plan consists of: 1,019,370 Transatlantic Common Shares under the Transatlantic 2009 Long Term Equity Incentive Plan; 53,733 Transatlantic Common Shares under the Transatlantic 2008 Non-Employee Directors’ Stock Plan; 1,543,961 Transatlantic Common Shares under the Transatlantic 1990 Employee Stock Purchase Plan, as amended (to which there were 17,787 Transatlantic Common Shares subject to purchase as of December 31, 2010); and 100,000 Transatlantic Common Shares under the Transatlantic 2010 U.K. Sharesave Plan (to which there were 4,500 Transatlantic Common Shares subject to purchase as of December 31, 2010).

REPORT OF THE AUDIT COMMITTEE

Management is responsible for the preparation, presentation and integrity of Transatlantic’s financial statements, for its accounting and financial reporting principles and for the establishment and effectiveness of internal controls and procedures designed to assure compliance with accounting standards and applicable laws and regulations. The independent registered public accounting firm is responsible for performing an independent audit of the financial statements in accordance with the standards of the Public Company Accounting Oversight Board (United States) (PCAOB), expressing an opinion as to the conformity of such financial statements with generally accepted accounting principles and expressing an opinion on the effectiveness of internal control over financial reporting. The independent registered public accounting firm has free access to the Audit Committee to discuss any matters they deem appropriate.

Committee Organization and Operation

The Audit Committee’s function, as provided in the Audit Committee charter, is to assist the Board of Directors in its oversight of:

•	The integrity of Transatlantic’s financial statements;

•	Transatlantic’s internal control over financial reporting;

•	Transatlantic’s compliance with legal and regulatory requirements;

•	The independent accountants’ qualifications, independence and performance; and

•	The performance of Transatlantic’s internal audit function.

The Committee’s charter is included in the proxy statement as Appendix B and it is available on Transatlantic’s website at www.transre.com by following the links to Investor Information and then to the Committee Charting section.

The Audit Committee held twelve meetings during 2010.

Independence. The Board, on the recommendation of the Nominating and Corporate Governance Committee, has determined that all members of the Committee are independent, as required by NYSE listing standards and SEC rules.

Expertise. The Board has also determined, on the recommendation of the Nominating and Corporate Governance Committee, that all members of the Committee are financially literate, as defined by NYSE listing standards, and that John G. Foos is an audit committee financial expert, as defined by SEC rules. The Board has designated Mr. Foos as the audit committee financial expert and, on the recommendation of the Nominating and Corporate Governance Committee, has determined that Mr. Foos has accounting or related financial management expertise, as defined by the NYSE listing standards. Although designated as an audit committee financial expert, Mr. Foos does not act as an accountant for Transatlantic and, under SEC rules, is not an “expert” for purposes of the liability provisions of the Securities Act or for any other purpose. Under the Federal securities laws, Mr. Foos does not have any responsibilities or obligations in addition to those of the other Audit Committee members; for these purposes, all Audit Committee members have identical duties and responsibilities.

During 2010, Mr. Foos served as the Audit Committee Chairman.

Audited Financial Statements

In the performance of its oversight function, the Committee has considered and discussed the 2010 audited financial statements with management and PricewaterhouseCoopers LLP, including a discussion of the quality, and not just the acceptability, of Transatlantic’s critical accounting policies, the reasonableness of significant judgments, clarity of the disclosures and the condition of internal controls over financial reporting. The Committee has reviewed with the Director of Internal Audit and the PricewaterhouseCoopers LLP engagement team the scope and plans for their respective audits and has met with the Director of Internal Audit and senior engagement partner of PricewaterhouseCoopers LLP, with and without management present, to discuss audit results, their evaluations of Transatlantic’s internal controls and the overall quality of Transatlantic’s financial reporting. The Committee has also discussed with PricewaterhouseCoopers LLP the matters required to be discussed by PCAOB AU 380A, “Communication with Audit Committees.” Finally, the Committee has received the written disclosures and the letter from PricewaterhouseCoopers LLP required by applicable requirements of the PCAOB regarding PricewaterhouseCoopers LLP’s communications with the audit committee concerning independence, as currently in effect, and has discussed with PricewaterhouseCoopers LLP its independence.

Based upon the reports and discussion described in this report, the Audit Committee, in accordance with its responsibilities, recommended to the Board of Directors, and the Board approved, inclusion of the audited financial statements for the year ended December 31, 2010 in Transatlantic’s Annual Report on Form 10-K filed with the SEC.

Audit Committee

John G. Foos, Chairman
John L. McCarthy
Richard S. Press

PRELIMINARY CONSENT REVOCATION STATEMENT, DATED SEPTEMBER 20, 2011 – SUBJECT
TO COMPLETION

PRELIMINARY CONSENT REVOCATION CARD – WHITE

CONSENT REVOCATION
SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS
OF
TRANSATLANTIC HOLDINGS, INC.

The undersigned, a holder of shares of common stock, par value $1.00 per share, of Transatlantic Holdings, Inc. (the “Company” or “Transatlantic”) including the associated preferred stock purchase rights (together with the shares of common stock, the “Transatlantic Common Shares”), acting with respect to all Transatlantic Common Shares held by the undersigned at the close of business on          , 2011, hereby acts as follows concerning the proposals of Validus Holdings, Ltd. (“Validus”) set forth below for which Validus is soliciting consents (the “Consent Solicitation”).

THE BOARD OF DIRECTORS OF THE COMPANY URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES.

Please mark your selection as indicated in this example: /X/

PROPOSALS OF VALIDUS HOLDINGS, LTD.

PROPOSAL 1:	Amend Article III, Section 3.3 of the Amended and Restated By-laws of Transatlantic (the “By-laws”) in order to expressly provide that Transatlantic stockholders may fill any vacancies, however caused, on the Board of Directors of Transatlantic (the “Board”).

/ / YES, REVOKE MY CONSENT

/ / NO, DO NOT REVOKE MY CONSENT

PROPOSAL 2:	Repeal any provision of the By-laws in effect at the time this Proposal becomes effective (other than the amendment contemplated by Proposal 1) that was not included in the By-laws filed by Transatlantic with the Securities and Exchange Commission on July 28, 2011.

/ / YES, REVOKE MY CONSENT

/ / NO, DO NOT REVOKE MY CONSENT

PROPOSAL 3:	Remove, without cause, the following seven members of the Board (and any person or persons, other than those elected by the Consent Solicitation, elected, appointed or designated by the Board to fill any vacancy or newly created directorship on or after , 2011 and prior to the time that any of the actions proposed to be taken by the Consent Solicitation become effective): Richard S. Press, Stephen P. Bradley, Ian H. Chippendale, John G. Foos, John L. McCarthy, Robert F. Orlich and Michael C. Sapnar .

/ / YES, REVOKE MY CONSENT

/ / NO, DO NOT REVOKE MY CONSENT

INSTRUCTION: IF YOU WISH TO REVOKE YOUR CONSENT TO THE REMOVAL OF CERTAIN PERSONS NAMED IN PROPOSAL (3) BUT NOT ALL OF THEM, MARK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH PERSON YOU WISH TO BE REMOVED IN THE SPACE PROVIDED BELOW.

PROPOSAL 4:	Elect Raymond C. Groth, Paul G. Haggis and Thomas C. Wajnert to the Board to serve as directors of Transatlantic until the next annual meeting of Transatlantic stockholders and until their successors are duly elected and qualified.

/ / YES, REVOKE MY CONSENT

/ / NO, DO NOT REVOKE MY CONSENT

INSTRUCTION: IF YOU WISH TO REVOKE YOUR CONSENT TO THE ELECTION OF CERTAIN PERSONS NAMED IN PROPOSAL (4) BUT NOT ALL OF THEM, MARK THE “YES, REVOKE MY CONSENT” BOX ABOVE AND WRITE THE NAME OF EACH PERSON YOU WISH TO BE ELECTED IN THE SPACE PROVIDED BELOW.

THE BOARD OF TRANSATLANTIC URGES YOU TO MARK THE “YES, REVOKE MY CONSENT” BOXES FOR ALL PROPOSALS.

UNLESS OTHERWISE INDICATED ABOVE, THIS CONSENT REVOCATION CARD REVOKES ALL PRIOR CONSENTS GIVEN WITH RESPECT TO THE PROPOSALS SET FORTH HEREIN.

UNLESS YOU SPECIFY OTHERWISE, BY SIGNING AND DELIVERING THIS CONSENT REVOCATION CARD TO THE COMPANY, YOU WILL BE DEEMED TO HAVE REVOKED CONSENT TO ALL OF THE PROPOSALS SET FORTH HEREIN.

IN ORDER FOR YOUR CONSENT REVOCATION TO BE VALID, IT MUST BE SIGNED AND DATED. PLEASE MARK, SIGN, DATE AND MAIL THIS CONSENT REVOCATION CARD IN THE POSTAGE-PAID ENVELOPE PROVIDED.

Dated:  , 2011

Print Name:

Signature (Title, if any):

Signature (if held jointly):

Title or Authority:

Please sign in the same form as your name appears hereon. Executors and fiduciaries should indicate their titles. If signed on behalf of a corporation, give title of officer signing.